Form 10-K, Exhibit 13
period 1995-12-31
PEOPLES SAVINGS FINANCIAL CORP /CT/
filed 1996-03-29
CIK 846801

                                                                      Exhibit 13

1995 ANNUAL REPORT

                                                       People's
                                                       Savings
                                                       Financial
                                                       Corporation

                                                       --------------------

                                                       Banking...
                                                       Business to Business
                                                       Person to Person.

TABLE OF CONTENTS
-----------------

Selected Financial Highlights ..........................     1

To our Shareholders ....................................     2

Stepping into a New Dimension ..........................     4

Management's Discussion and Analysis of
Financial Condition and Results of Operation ...........     9

Report of Independent Accountants ......................    23

Consolidated Financial Statements ......................    24

Notes to Consolidated Financial Statements .............    28

Stock Information ......................................    46

Directors and Officers .................................    48

Bank and Trust Locations ...............................    49

SELECTED FINANCIAL HIGHLIGHTS
-----------------------------


                         [GRAPH APPEARS HERE]


1991                    $ 2,273
1992                    $ 3,296
1993                    $ 4,752
1994                    $ 3,565
1995                    $ 3,389



1991                    $ 1.12
1992                    $ 1.60
1993                    $ 2.18
1994                    $ 1.76
1995                    $ 1.71



                                                                December 31,
(dollars in thousands, except per share data) 1995        1994        1993        1992      1991
-------------------------------------------------------------------------------------------------
Financial Data At Year End:
Total Assets                              $410,164     $402,089    $354,927   $335,396   $297,095
Loans:
   Mortgages Fixed-Rate, net                88,208       92,334      93,511     97,053     79,283
   Mortgages Adjustable-Rate, net          116,265      104,644      93,479     92,404    106,869
   Consumer and Other Loans, net            32,319       29,346      24,792     29,235     35,095
--------------------------------------------------------------------------------------------------
Total Loans, net                           236,792      226,324     211,782    218,692    221,247
Investments                                153,579      151,629     126,862     88,749     61,903
Deposits                                   339,365      321,702     299,467    283,495    250,768
Advances from FHLB                          18,950       33,450       7,910      7,000      4,000
Stockholders' Equity                        44,713       41,231      42,438     40,275     37,979
--------------------------------------------------------------------------------------------------

Operating Data For the Year Ended:
Interest Income, including loan fees     $  27,522    $  25,061   $  24,146  $  25,366  $  25,329
Interest Expense                            14,483       11,270      10,666     12,552     15,816
--------------------------------------------------------------------------------------------------
Net Interest Income                         13,039       13,791      13,480     12,814      9,513
--------------------------------------------------------------------------------------------------
Provision for Loan Losses                      101          129       1,010      1,255      1,282
Other Income                                 1,235          702       1,288        878        869
Gains (Losses) on Sale of Securities          (170)         128         110         (7)      (506)
Trust Fees                                   1,129          191           1
Trading Account Gains (Losses)                  49         (284)        579         63      1,179
Other Expenses                               9,608        8,393       6,890      6,274      5,605
--------------------------------------------------------------------------------------------------
Income before Income Taxes                   5,573        6,006       7,558      6,219      4,168
Income Taxes                                 2,184        2,441       3,090      2,923      1,895
--------------------------------------------------------------------------------------------------
Income before the Cumulative Effect
 of Changes in Accounting Principles:   $    3,389   $    3,565  $    4,468 $    3,296 $    2,273
Cumulative Effect of Changes in
   Accounting Principles:
   Post-Retirement Benefits                                            (154)
   Income Taxes                                                         438
--------------------------------------------------------------------------------------------------
Net Income                              $    3,389   $    3,565  $    4,752 $    3,296 $    2,273
--------------------------------------------------------------------------------------------------
Per Share Data:
Net Income Per Share                         $1.71        $1.76       $2.18       $1.60     $1.12
After Cumulative Effect of Changes
  in Accounting Principles:                   1.71         1.76        2.32        1.60      1.12
Book Value Per Share                         22.90        20.73       21.29       19.48     18.68
Cash Dividend Declared                        0.88         0.88        0.84        0.74      0.68
--------------------------------------------------------------------------------------------------
Selected Statistical Data:*
Return on Average Assets                      0.84%        0.92%       1.38%       1.04%     0.80%
Return on Average Equity                      7.84         8.38       11.48        8.42      6.05
Leverage Capital Ratio                       10.33        10.27       11.78       12.01     12.78
Dividend Payout Ratio                        50.69        49.28       35.61       45.95     60.82
Net Interest Rate Spread (1)                  3.02         3.43        3.73        3.74      2.76
Net Interest Rate Margin (2)                  3.41         3.74        4.09        4.22      3.50
--------------------------------------------------------------------------------------------------

* 1993 information is after the cumulative effect of changes in accounting principles.

(1) Return on average earning assets less cost of interest-bearing liabilities, (tax adjusted yield).

(2) Net interest income divided by average earning assets, (tax adjusted yield).

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------


[PHOTO]


"The Bank can respond to the need for small or medium size business loans in a timely manner with practical and effective solutions."

RICHARD S. MANSFIELD

     People's Savings Financial Corporation (the "Corporation") and its wholly owned subsidiary, People's Savings Bank of New Britain (the "Bank" or "PSB"), performed strongly on many important fronts during 1995:

o Trust assets have increased as a result of the expertise, broad capabilities and consistent personal service provided by our staff.

o Recently introduced consumer banking products and services were well received by our community.

o Our entrance into commercial lending to serve small business needs in our community.

     PSB continues to lead the way in our community by offering the banking services that people and small businesses need. We believe that our mission of providing the community with high quality banking services in a personalized manner will continue to provide PSB with positive financial results.

     Net income for the year ended December 31, 1995 was $3.4 million, or $1.71 per share, representing a 4.9% decrease from 1994 net income of $3.6 million or $1.76 per share. Much of this decline is attributable to an increase in expenses resulting from the expansion of our branch system and trust operations, and establishment of a commercial lending department.

     Net interest income decreased by $752,000 or 5.5% in 1995 due to a decrease in the net interest spread, attributable in part to a higher cost of funds. Our investment in New Meriden Trust ("NMT") also contributed to the decrease in net interest income due to the fact that interest earning assets were used to purchase NMT, while income earned from trust operations is recorded as other income rather than interest income. In 1995, trust income increased by $938,000 to $1,129,000 from $191,000 in 1994. Trust operations were started in 1993 and expanded by PSB in 1994 and 1995 to generate a steady stream of fee income, and to reduce the Bank's reliance on net interest income which can be volatile with changes in interest rates.

     Asset quality remains very high, with non-performing loans delinquent 90 days or more totalling $721,000, or .30% of total loans as of December 31, 1995, as compared to $1.3 million, or .57% of total loans as of December 31, 1994. Non-performing assets, which comprise loans 90 days or more delinquent and other real estate owned, declined from a December 31, 1994 total of $1.9 million, or
 .48% of total assets, to a December 31, 1995 total of $899,000, or .22% of total assets. In addition, the Bank's allowance for loan losses provided 219% coverage of non-performing loans at December 31, 1995.

     Demand for consumer loans and mortgages was down from 1994. Loan production for the first half of 1995 was stagnant but increased during the second half of 1995 which accounted for over 66% of loan production for the year. New mortgages and loans added during 1995 totaled $51 million, down from the $64 million added to the loan portfolio in 1994. This is due in part to the sluggish economy in Connecticut and higher interest rates during the first half of 1995.

     In order to diversify its loan products PSB established a commercial loan department to provide traditional commercial loans and Small Business Administration loans. The void resulting from industry consolidation and downsizing has created an opportunity for PSB to respond to the credit needs of small and medium size businesses in a timely manner with practical and effective solutions. Accordingly, PSB hired a team of experienced commercial lending officers to build a conservative, high-quality commercial loan portfolio. We have targeted a $10 million goal for commercial loan production during 1996.

     As we move confidently into 1996, we look forward to another year of expansion with our ninth branch opening in the early spring of 1996 in Meriden, Connecticut, where we already have a presence due to our purchase of New Meriden Trust. Our growth is consistent with our long term goals of geographic expansion, product expansion in the trust area and now into commercial lending. We continue to lead the way in our community and now can offer services business to business and person to person.

     We are grateful to our employees, officers, and directors who truly have a sense of community and to our shareholders whose investment in the Corporation we deeply appreciate.

Sincerely,

/s/ Richard S. Mansfield

Richard S. Mansfield
President and Chief Executive Officer


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX

1991                    $   .68
1992                    $   .74
1993                    $   .84
1994                    $   .88
1995                    $   .88


1991                    $ 18.68
1992                    $ 19.48
1993                    $ 21.29
1994                    $ 20.73
1995                    $ 22.90

STEPPING INTO A NEW DIMENSION
-----------------------------

"It was an absolute pleasure to work with a bank that was true to its word, professionally efficient and took pride in customer satisfaction."

GARY W. VOLZ, D.M.D.

Expenditures key to the Bank's strategic plans for geographic and business-line expansion are investments in the Bank's future. The Bank has evolved into a multi-dimensional organization offering diversified services in strategic locations to better compete for the future banking services customers demand.

WE'RE HERE, THERE, AND EVERYWHERE

     The Bank's expanding horizons are both a benefit to customers and an opportunity for prospects. The Bank has eight branch offices offering full service banking, including four in New Britain, and one each in Southington, Rocky Hill, Newington, and Plainville. Together, they combine to serve central Connecticut successfully while effectively extending our name and reputation to a bountiful source of new customers. A ninth office will open by the early spring of 1996 at 834 Broad Street, Meriden, Connecticut. This office will give us the opportunity to market banking services to our trust customers in Meriden, as well as the general population.

BUSINESS LENDING IN OUR COMMUNITIES

     For the past year, the Bank has been developing a commercial lending department. The Bank maintains a tremendous opportunity to cross-sell commercial loan and deposit services to existing accounts and foster new solid and profitable relationships.

     We view ourselves as a Bank ideally suited to meet the banking needs of many small and medium sized businesses in our market area. As consolidation within the banking industry continues, there is a growing gap in commercial services designed and priced for smaller businesses. Feeling left out, many businesses are turning to local community banks to fill the void.


                                    [PHOTO]

TERESA SASINSKI WITH LAURIE MORNHINEWAY, BRANCH MANAGER OF THE NEW BRANCH OFFICE IN MERIDEN.

                                                                         [PHOTO]

"After 18 years of excellent service, products and competitive rates for our families as well as our business accounts, we always encourage our homebuyers to meet with People's Savings Bank."

LUIGI ROSSITTO, PASQUALE CALAFIORE, COPPERMINE ESTATES, INC.

WE'VE GOT TO BE READY

     Identifying opportunity is one thing. Being prepared to meet the challenge is another. The Bank is positioned to meet our target market in a responsible and profitable manner. We've hired experienced commercial lenders who understand the business needs of our constituents and can offer viable solutions that work for the customer and the Bank. We have created an infrastructure that can intelligently extend credit, properly service accounts and provide a solid return to the Bank that will enhance shareholder value. We have also aligned ourselves with credit enhancement programs that further protect the Bank's interests.

Staff

     The Bank has assembled a team of lenders that really understand credit, cash-flow, risk management and small businesses. Our people are experienced and know how to successfully manage a portfolio of business loans. The staff shares a vision of what it takes to be a responsive and responsible community bank. The team's collective experience and professional contacts within the market have already brought profitable new relationships to the Bank. We are greatly encouraged by the warm reception from businesses, the communities we serve and all of the professionals who continually refer business to us.

Infrastructure

     Business lending is not a one time event. It is a dynamic process that really only begins when the loan is closed. We are keenly aware of the need to intelligently manage our commercial loan portfolio on an ongoing basis. We have created loan approval, loan servicing, account management and information reporting structures that protect the portfolio, strengthen the Bank and still provide the best customer service. Together with highly capable personnel, we believe our efforts will yield consistently positive results for the Bank and its shareholders.

Credit Enhancement Programs

     The Bank is an approved/participating lender with the programs described below:

Small Business Administration Loans

     This program creates loan guarantees that can reach as high as 80%. The guaranteed portion of the loan can usually be sold in the secondary market for a gain or held in the Bank's loan portfolio. The unguaranteed

[PHOTO]

"People's Savings Bank has brought back the days of a close personal banking relationship with some old-fashioned respect for the hard-working little guy."

PETER SAMIOTIS, SOLO DEVELOPMENT

portion of the loan remains in the Bank's loan portfolio. Servicing fees can be earned if the Bank decides to sell off the guaranteed portion of the loan.

URBANK'S Connecticut Small Business Reserve Fund Program (sponsored by the State of Connecticut's Department of Economic Development)

     This program is an innovative initiative by the State of Connecticut to help promote bank lending to small businesses. It is different from the SBA program, but provides the Bank the ability to further protect itself against credit risk within our portfolio of business loans. The Bank can register and insure up to 30% of each loan in the Program against loss.

Connecticut Development Authority's
(CDA) Works Loan Guarantee Program

   This program is another State of Connecticut initiative that provides insurance against any loss of up to 30% for loans registered in the Program. This program's size and structure are flexible enough to accommodate many situations.

     We will continue to seek out credit enhancement program opportunities that allow the Bank to expand business while also prudently managing risk.

   SMART BUSINESS BANKING

     The initial results are encouraging. We will continue our methodical development of those commercial products and services that address our markets' needs and can create favorable returns for the Bank.

                                     [PHOTO]

"Everyone at the Bank took a personal interest in my loan application, evidenced by their continual communication throughout the process."

ROBERT M. OSEYCHIK, SIMSBURY

THE CONSUMER IS STILL NUMBER ONE

     The Bank's consumer lending group has always maintained a reputation as a responsive, convenient and flexible provider of loans to consumers. This reputation has worked very well and will continue to be the cornerstone of our efforts.

     The Bank's consumer lending group recognizes that the days of sitting behind a desk and waiting for a loan customer to come in are over. We are taking a proactive sales approach that focuses upon educating our customers about alternatives. Our sales culture is designed to help people with all of their credit needs in a financially responsible manner. We meet many of our customers outside the Bank at a time and place that is convenient to their lifestyle.

A MATTER OF TRUST

     The Bank's trust department has $310 million in assets under management, making it the second largest trust operation conducted by a savings bank in the State of Connecticut.

     The Bank now has trust offices in New Britain, Meriden and Middletown. Trust services are being offered in Glastonbury through an agreement with Glastonbury Bank & Trust. We also service the entire State of Connecticut by appointment, by request, and at the convenience of customers. Some services include:

Trustee Under Agreement - A contract (often part of an estate plan) which can provide for tax savings, investment management, protection from creditors, and protection from financial worries. This is often used for care of a minor or an infirmed individual.

                                     [PHOTO]

"The staff shares a vision of what it takes to be a responsive and responsible community bank."

EARL YOUNG, SENIOR LOAN OFFICER

Trustee Under Will - Similar to the Trustee Under Agreement but is overseen by the Probate Court System.

Investment Management Agency - An arrangement where assets are deposited with the Trust Department. The Trust Department gives the client investment advice and then buys and sells securities to achieve the clients financial goals.

Custody - In this arrangement, the client leaves assets with the Trust Department to hold for safekeeping and collect and remit income as instructed. The Bank also works with the client's investment advisor in processing all security trades.

Escrow Services - Similar to a real estate tax escrow on a mortgage. In many commercial transactions, sums of money or assets are left with a neutral party to ensure completion of the transaction. Trust departments are often employed for this service since they are neutral and have the capacity to monitor the assets and produce the required records and statements.

Employee Benefit Services - Trust departments are often involved in employee benefit plans due to their complex administrative and record keeping requirements. These plans include: IRA rollover, 401(k), defined contribution, defined benefit, and deferred compensation arrangements.

Charitable Accounts - These can fall into the category of Trust, Agency, or Custody. The Charity can be an organization, church, school, or foundation. They need the full capacity of the Trust Department for record keeping, tax work, investment management, or remittances.

Estate Planning & Settlement - The process of planning and then resolving an individual's financial affairs after the person has passed away. It involves dealing with probate, Internal Revenue Service, Department of Revenue Services, and the beneficiaries. In providing this service, the Bank works closely with a person's attorney, accountant, and insurance professionals.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX

1991                    $ 297,095
1992                    $ 335,396
1993                    $ 354,927
1994                    $ 402,089
1995                    $ 410,164


GENERAL

People's Savings Financial Corp., New Britain, Connecticut (the "Corporation") created in 1989, is the parent company of The People's Savings Bank of New Britain (the "Bank"), a state savings bank chartered in 1907 and converted to a stock savings bank in 1986. The Corporation's assets on December 31, 1995 were $410,164,000.

The Corporation competes for business with other financial institutions in its market area as well as with mortgage banking companies, insurance companies and money market funds. The Corporation's main market area is in central Connecticut. Management believes that the Corporation provides its customers with personal service that is unmatched by its competition.

The Corporation's ongoing goals are to expand its consumer and commercial loan production, increase its trust business, cross-sell its services and add new services to sell to new and existing customers. In conjunction with these expansion goals, the Bank has diversified its loan portfolio through the addition of a commercial loan department. This department is responsible for developing a $10 million dollar commercial loan portfolio during 1996, consisting of both traditional and Small Business loans. The commercial loans and the unguaranteed portion of SBA loans will be held in the Bank's loan portfolio while the guaranteed portion of SBA loans may be sold to earn fee income with servicing income retained. The Bank anticipates opening a new branch in Meriden, Connecticut in the early spring of 1996.

The Corporation's earnings are derived primarily from its "net interest rate spread", which is the difference between the yield on its earning assets and the cost of its interest bearing liabilities. Interest rates, after an increase in February and a stable period for the remainder of the first half of 1995, declined in the second half of 1995. Net interest income decreased by $752,000 while the net interest rate spread decreased by 41 basis points to 3.02% from 3.43%. During 1995 the average yield on earning assets increased from 6.78% in 1994 to 7.15%. The average cost of funds also increased in 1995 from 3.35% in 1994 to 4.13%. The decrease in the interest rate spread is partially attributed to competition for deposits keeping the average cost of funds from decreasing as much as market rates. The Bank earns a significant portion of its income by taking in short-term deposits and investing the money in longer term investments. During periods where there is a normal yield curve, the spread between the rate the Bank pays on a one year deposit and investing the money for longer than one year can typically be as wide as 3%. During 1995 the yield curve flattened which means that the yields on short-term investments were almost as high as those on long term investments. At one point during the year, the yield on fed funds was less than one percent lower than the 10 year treasury yield.

The Corporation's earnings also depend to a lesser extent on fees generated by our expanding trust operations, the origination and sale of mortgages and income generated on the trading account, including interest and dividend income, market value appreciation and gains from the sale of stock and other services offered by the Bank, which are offset by operating expenses and market losses.

Mortgage sales were down approximately 68.9% over last year, primarily due to rising interest rates that decreased refinancing activities of fixed rate mortgages which were the main source of mortgage lending for the past two years. Increased competition and a sluggish real estate market also added to the decline of 25% in mortgage originations. The majority of adjustable rate mortgages that were originated were held in portfolio.

The profitability and financial condition of the Bank are affected by general economic conditions. The national economy became stronger during 1995 while Connecticut's recovery lagged behind. Connecticut's high dependence on the defense and insurance industries was a major contributor to the lackluster economy. The general economic effect of this is constrained personal income growth, less spending by the consumer, decreasing property values and higher delinquency and foreclosure rates. In contrast, the Bank experienced a substantial reduction in non-performing loans and other real estate owned during 1995 (unlike many of our competitors, this was not accomplished through bulk sales of such assets at a discount). In fact, non-performing assets were at their lowest level since December of 1989. Asset quality is expected to continue to remain high for the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX

39%                     $ 49,990
42%                     $ 54,546
12%                     $ 15,575
 7%                     $  9,478
--------------------------------
Total                   $129,589


INVESTMENT PORTFOLIO

The Bank accounts for investments according to the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The available-for-sale investment portfolio at December 31, 1995 increased to $91,128,000 from $62,638,000 at December 31, 1994, primarily due to purchases of $44,821,000, and the transfer of $18,789,000 from the held-to-maturity portfolio, exceeding the combination of sales, maturities, called bonds and principal payments totalling $39,223,000. During December 1995 the Bank took advantage of a window of opportunity that was provided by the Financial Accounting Standards Board to allow transfers from the held-to-maturity portfolio into the available-for-sale portfolio. The Bank transferred $18,789,000 from the held-to-maturity investment portfolio into the available-for-sale portfolio and sold $3,355,000 of these investments. The Bank has intentionally let the available-for-sale portfolio grow in size to be able to have more flexibility in managing the investments in the portfolio.

The held-to-maturity investment portfolio at December 31, 1995 decreased to $38,461,000 from $71,362,000 at December 31, 1994. The portfolio decreased in size due to purchases of $1,265,000 totalling less than the combination of maturities, called bonds and principal payments of $15,299,000, and the transfer of $18,789,000 to the available-for-sale portfolio.

There is little credit risk associated with both portfolios since 81% of the securities are U. S. Government or U. S. Agency-backed. The portfolios are earning a positive spread over the average cost of funds, resulting in satisfactory liquidity and cash flows. Management will hold the investments in the held-to-maturity portfolio and currently has no plans to sell from the available-for-sale portfolio, unless unanticipated changes occur. Such changes may include changes in interest rates and favorable investment options which would make the sale of securities either at a loss or a gain beneficial to the operations of the Bank.

The following table sets forth the carrying amount of investment securities at the dates indicated:

                                INVESTMENT PORTFOLIO

(dollars in thousands)                                            December 31,
----------------------------------------------------------------------------------------
                                                          1995         1994        1993
----------------------------------------------------------------------------------------
Available-for-Sale (At Market):
     United States Government and Agency Obligations    $ 44,552    $ 39,562    $ 41,429
     Connecticut State Taxable Obligations                 1,251       1,237       1,838
     Mortgage-Backed Securities                           21,523       4,714       1,992
     Other Bonds, Notes and Debentures                     8,227      11,241      15,468
     Marketable Equity Securities and Mutual Funds        15,046       5,393       5,977
     Short-Term Mutual Funds                                 529         491       7,240
----------------------------------------------------------------------------------------
Total Investments Available-for-Sale                    $ 91,128    $ 62,638    $ 73,944
----------------------------------------------------------------------------------------
Investment Held-for-Trading (At Market):
     Trading Account                                        --      $  5,461    $  5,537
----------------------------------------------------------------------------------------
Held-to-Maturity (At Cost):
     United States Government and Agency Obligations    $  9,994    $ 28,378    $ 23,478
     Mortgage-Backed Securities                           28,467      42,984      16,909
----------------------------------------------------------------------------------------
Total Investments Held-to-Maturity                      $ 38,461    $ 71,362    $ 40,387
----------------------------------------------------------------------------------------
Total Investment Securities                             $129,589    $139,461    $119,868
----------------------------------------------------------------------------------------
Investments as a Percent of Assets                         31.59%      34.68%      33.77%
----------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following table sets forth the maturities of investment securities at December 31, 1995 and the weighted average yields of such securities (calculated on the basis of cost and effective yields weighted for the scheduled maturity of each security):


(dollars in thousands)                                                   Maturing
                                        --------------------------------------------------------------------------
                                             Within          After One But     After Five But
                                            One Year       Within Five Years  Within Ten Years     After Ten Years
------------------------------------------------------------------------------------------------------------------
                                         Amount    Yield    Amount    Yield    Amount    Yield    Amount     Yield
------------------------------------------------------------------------------------------------------------------
Available-for-Sale (At Market):
   United States Government
       and Agency Obligations           $ 6,000     5.74%   $36,547   5.80%   $  2,005   6.84%
   Connecticut State Taxable Obligations  1,251     6.52
   Mortgage-Backed Securities                                 5,409   6.04       1,920   7.03     $14,194   7.14%
   Other Bonds, Notes and Debentures      2,006     6.63      6,221   6.41
   Marketable Equity Securities
      and Mutual Funds                   15,046     8.46
   Short-Term Mutual Funds                  529     4.53
------------------------------------------------------------------------------------------------------------------
Total Investments Available-for-Sale    $24,832             $48,177           $  3,925            $14,194
------------------------------------------------------------------------------------------------------------------
Held-to-Maturity (At Cost):
   United States Government
      and Agency Obligations            $ 4,001     4.48%  $  5,993   6.12%
   Mortgage-Backed Securities                                 7,514   5.91                        $20,953   6.40%

Total Investments Held-to-Maturity      $ 4,001             $13,507                               $20,953
------------------------------------------------------------------------------------------------------------------
Total Investments                       $28,833             $61,684           $  3,925            $35,147
------------------------------------------------------------------------------------------------------------------

The Corporation at December 31, 1995 had $21,000,000 of structured notes, which constitutes approximately 16.2% of the investment securities portfolio. Structured notes have uncertain cash flows which are driven by interest rate movements and may expose a company to greater market risk than traditional medium term notes. All of the Bank's investments of this type are government-agency issues (primarily Federal Home Loan Bank and Federal National Mortgage Association). Step-up notes comprised 90.5% and de-leveraged notes 9.5% of total structured notes at December 31, 1995.

Prior to 1995, the Bank's investment strategy included the purchase of structured notes in the form of step-up notes, and de-leveraged notes. The Bank believed that devoting a portion of its investment portfolio to this type of investment was desirable in an attempt to increase yields and to diversify the portfolio. Step-up notes initially pay an above-market yield for a short non-call period and, if not called, "step-up" to a higher coupon rate, generally 1% or less. A multi-step note has a series of fixed and successively higher coupons over its life. At each call date, if the note is not called, the coupon rate increases. The Bank discontinued the investment strategy of purchasing structured notes in 1994.

The structured notes are accounted for in accordance with SFAS 115. The available-for-sale portfolio at December 31, 1995 includes $17,000,000 of step-up notes with a weighted average yield of 5.6% and a weighted average maturity of 3 years, and two de-leveraged notes, each with a cost of $1,000,000, with a weighted average yield of 5.5% and a weighted average maturity of 6 months. The payment of interest on one of the de-leveraged bonds is based upon Prime Rate minus 2.72% and the other is based upon .5 times the ten year constant maturity treasury with a floor of 4.2%. There is no risk of loss of principal or interest if the structured notes are held-to-maturity. Current market value of the $21,000,000 in structured notes is $20,982,000, down $18,000 from its original cost. The interest rate being paid on structured notes, like any other bond, may fall below market rates which will cause the market price to decrease. If the notes are sold under this scenario, a market loss may occur. The Bank has no immediate plans to sell the structured notes at this time, but the Bank anticipates a considerable number of the notes to be called at par if interest rates continue to fall.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following table illustrates the composition of structured notes held by the Bank on December 31, 1995:

                                                                       Average
                                                        Market        Maturity
                                         Cost            Value        in Years
--------------------------------------------------------------------------------
Available-for-Sale
   Step-up and multi-step notes     $17,000,000      $16,984,000         3.1
   De-leveraged notes                 2,000,000        1,998,000         0.5
Held-to-maturity
   Step-up and multi-step notes       2,000,000        2,000,000         3.1
--------------------------------------------------------------------------------
Total                               $21,000,000      $20,982,000         2.8
--------------------------------------------------------------------------------

Financial Condition:

The discussion of the Corporation's financial condition and results of operations should be considered in conjunction with the consolidated financial data and the consolidated financial statements and notes appearing elsewhere in this report.

The Corporation functions as a financial intermediary, and as such its financial condition should be examined in terms of its sources and uses of funds.

SOURCES AND USES OF FUNDS

The primary source of funds for the Corporation is the Bank. The primary sources of funds for the Bank are deposits, Federal Home Loan Bank ("FHLB") advances, net income, the repayment of loan principal, the maturity of investments, the origination and sale of fixed rate loans and the occasional sale of investments.

Financing activities of the Bank include the following:

Deposits increased by $17,663,000 or 5.5% to $339,365,000 on December 31, 1995
from $321,702,000 on December 31, 1994. The Bank decreased short-term borrowed money by $14,500,000 during 1995. The balance of borrowed money at December 31, 1995 was $18,950,000 compared to $33,450,000 on December 31, 1994.

Use of funds provided by financing activities includes the payment of cash dividends by the Corporation. During 1995 the total dividends paid to shareholders was $1,727,000, as compared to $1,756,000 paid in 1994. The per share annual dividend was $.88 in 1995 and 1994. Funds were also used to purchase 40,000 shares or $721,000 of the Corporation's common stock. Funds amounting to $46,000, including tax benefits, were received on the exercise by Officers and Directors of 3,500 stock options.

Investment activities of the Bank include the following:

Gross loans, including loans held for sale, increased by $10,914,000, or 4.8%, to $239,784,000 on December 31, 1995, up from $228,870,000 on December 31, 1994.
The net increase in loans at the end of the year was accomplished even though loan originations of $51,206,000 were down 20% from the $64,177,000 originated in 1994. Mortgage loan originations in 1995 were $35,338,000, down 25% from the $47,212,000 originated in 1994. During the same period, installment loans to consumers, including credit cards, decreased by 6% to $15,868,000 from $16,965,000 in 1994.

The majority of mortgage loans that were originated in 1995 were adjustable rate mortgages which are normally held by the Bank and not sold. During 1995 the Bank sold $3,256,000 of fixed rate loans, a decrease of 69% from the $10,471,000 sold in 1994. The Bank, as part of its asset/liability management policy, sells the majority of the 30 year fixed rate mortgages and some of the fixed rate mortgages that mature in 20 years or less. The Bank does not sell consumer installment loans. The Bank continues to service most loans sold and earns servicing fees.

To remain competitive, the Bank offers its customers a wide variety of mortgage programs to choose from, including bi-weekly mortgages, 5, 8, 10, 15, 20 and 30 year fixed rate mortgages and a variety of adjustable rate mortgages. Principal lending activities have generally consisted of the origination of conventional mortgages for the purchase of owner-occupied homes and, to a lesser extent, construction and land loans for single family residences. The Bank has established a commercial loan department to build a conservative, high quality commercial loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX


37%                      88,208
14%                      32,319
49%                     116,265


Investment securities decreased by $9,872,000, or 7.1% to $129,589,000 on December 31, 1995 from $139,461,000 on December 31, 1994. The available-for-sale portfolio increased by $28,490,000 or 45.5% to $91,128,000 from $62,638,000 in
1994. Assets totaling $44,821,000 were purchased for the available-for-sale portfolio and sales totaled $22,949,000 during 1995. The held-to-maturity portfolio decreased by $32,901,000 or 46.1%. The decrease in the held-to-maturity category consisted primarily of maturities and principal repayments of $15,299,000 and the transfer of $18,789,000 to the available-for-sale portfolio. The Bank also liquidated the trading account during the first quarter of 1995.

Foreclosed real estate decreased by $450,000 to $178,000 on December 31, 1995 from $628,000 on December 31, 1994, primarily due to sales of $1,218,000 and net charge-offs of $346,000 exceeding additions of $1,114,000.

LOAN PORTFOLIO

The Corporation's loan portfolio is directed toward home buyers, home equity loans and, to a lesser extent, real estate construction and commercial loans. Approximately 49.1% of the Bank's loans are adjustable rate mortgages.

The following table shows the Corporation's loan distribution at the end of each of the last five years:

                                                             December 31,
-----------------------------------------------------------------------------------------------
(dollars in thousands)                       1995        1994       1993      1992        1991
-----------------------------------------------------------------------------------------------
Real Estate Mortgage (1-4 Family)        $192,434    $187,914    $179,727   $180,634   $176,773
Real Estate Construction                    3,933       3,110       2,247      3,205      3,444
Real Estate Multifamily (5 or more units)   3,856       3,899       3,676      4,024      4,030
Real Estate Commercial                      5,937       4,177       3,936      4,117      3,612
Installment Loans to Individuals           30,832      28,955      24,656     29,033     34,500
Credit Cards                                1,346         486
Commercial Loans                              519         329         433        576        822
-----------------------------------------------------------------------------------------------
Total Loans                              $238,857    $228,870    $214,675   $221,589   $223,181
-----------------------------------------------------------------------------------------------

The following table shows the maturity of loans (excluding real estate mortgage loans, installment loans to individuals and credit cards) outstanding as of December 31, 1995. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates:

                                                        Maturing
                                       Within         After One but       After
(dollars in thousands)                One Year      Within Five Years  Five Years        Total
----------------------------------------------------------------------------------------------
Real Estate Construction               $3,227             $706          $    0          $3,933
Commercial Loans                          419                0             100             519
----------------------------------------------------------------------------------------------
Total                                  $3,646             $706            $100          $4,452
----------------------------------------------------------------------------------------------
Loans Maturing After One Year With:
   Fixed Interest Rates                                   $153            $100
   Variable Interest Rates                                 553
----------------------------------------------------------------------------------------------
Total                                                     $706            $100
----------------------------------------------------------------------------------------------

At December 31, 1995 all loans past due 90 days were treated as non accrual loans. Total non-performing loans and foreclosed real estate aggregated $899,000 or .22% of total assets down from the $1,928,000 or .48% of total assets on December 31, 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------

The following table illustrates the composition of non-performing assets as of December 31, 1995 and 1994:

                              NON-PERFORMING ASSETS

                                 Non Accrual Loans (90 days or more delinquent)
--------------------------------------------------------------------------------
                                       1995                      1994
--------------------------------------------------------------------------------
                                Number                     Number
(dollars in thousands)         of Loans     Amount        of Loans    Amount
--------------------------------------------------------------------------------
Residential                       10        $711             15      $1,227
Installment                        3          10              4          73
--------------------------------------------------------------------------------
Total Non-Performing Loans        13        $721             19      $1,300
--------------------------------------------------------------------------------

                                           Foreclosed Real Estate
--------------------------------------------------------------------------------
                                       1995                     1994
--------------------------------------------------------------------------------
                                Number                     Number
                             of Properties  Amount      of Properties  Amount
--------------------------------------------------------------------------------
Residential                        4       $  98              4      $   168
Commercial Real Estate             2          80              2          460
--------------------------------------------------------------------------------
Total Foreclosures                 6        $178              6      $   628
--------------------------------------------------------------------------------
Total Non-Performing Assets                 $899                      $1,928
--------------------------------------------------------------------------------

The Bank has two restructured loans totaling $500,000. Interest and principal payments on these loans are current. Interest income that would have been recorded in the year ended December 31, 1995 on non accrual loans under the original terms was $76,488. Interest income actually recorded on these loans in 1995 was $21,260. The accrual of interest is discontinued when a loan becomes 90 days past due as to principal or interest.

ALLOWANCE FOR LOAN LOSSES

The Bank's allowance for loan losses has been determined based upon management's analysis of the risks in the portfolio and the economic risks in our lending areas as well as the Bank's loss experience. Loans are charged against the allowance when management believes that collection is unlikely. Any subsequent recoveries are credited to the allowance for loan loss reserve. The allowance for loan losses was reduced in 1995 due to lower levels of non-performing loans.

          ALLOWANCE FOR LOAN LOSSES AND SUMMARY OF LOAN LOSS EXPERIENCE

                                                   Year ended December 31,
--------------------------------------------------------------------------------------
(dollars in thousands)                   1995      1994      1993      1992      1991
--------------------------------------------------------------------------------------
Balance at Beginning of Period          $1,791    $2,223    $1,945    $1,164    $1,010
Charge Offs:
   Real Estate Mortgage Loans              209       524       384       295       306
   Real Estate Construction Loans                                                  109
   Commercial Real Estate Loans             70        56       125       530
   Installment Loans to Individuals         59       119       337       114        89
   Credit Cards                             18
Commercial Loans                                                           2       120
--------------------------------------------------------------------------------------
Total Charge Offs                          356       643       777       536     1,154
--------------------------------------------------------------------------------------
Recoveries:
   Real Estate Mortgage Loans               37         7                   7        23
   Real Estate Construction Loans                                          5
   Commercial Real Estate Loans                                           37
   Installment Loans to Individuals          5        75        45        13         3
--------------------------------------------------------------------------------------
Total Recoveries                            42        82        45        62        26
--------------------------------------------------------------------------------------
Net Charge Offs                            314       561       732       474     1,128
Provision for Loan Losses                  101       129     1,010     1,255     1,282
Balance at End of Period                $1,578    $1,791    $2,223    $1,945    $1,164
--------------------------------------------------------------------------------------
Ratio of Net Charge Offs During
  Period to Average Loans Outstanding     0.13%     0.26%     0.32%     0.20%     0.53%
--------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX


1991                    $   6.582
1992                    $   4.696
1993                    $   3.173
1994                    $   1.928
1995                    $    .899


1991                    $ 250,768
1992                    $ 283,495
1993                    $ 299,467
1994                    $ 321,702
1995                    $ 339,365


Potential problem loans are not disclosed as non accrual, 90 days past due, or restructured, but are loans which are monitored due to known information about possible credit problems of borrowers or which are monitored because they are greater than 30 days but less than 90 days past due. Management assesses the potential for loss on these loans when evaluating the adequacy of the allowance for loan losses on a regular basis. As of December 31, 1995, monitored loans not disclosed as non accrual, 90 days past due, or restructured that were current totaled $168,000 and monitored loans 30 days delinquent totaled $3,117,000, and 60 days delinquent totaled $791,000.

The following table summarizes the Bank's non-performing assets at the end of the last five years:
                              NON-PERFORMING ASSETS
(dollars in thousands)                            December 31,
--------------------------------------------------------------------------------
                                    1995      1994     1993      1992      1991
--------------------------------------------------------------------------------
Nonaccruing Loans                 $  721    $1,300    $2,376    $3,666    $5,802
Foreclosed Real Estate               178       628       797     1,030       769
Repossessed Assets                                                            11
--------------------------------------------------------------------------------
Total                             $  899    $1,928    $3,173    $4,696    $6,582
--------------------------------------------------------------------------------

The following table illustrates the allocation of allowance for loan losses to the appropriate loan category:


(dollars in thousands)                                            December 31,
---------------------------------------------------------------------------------------------------------------------------
                               1995               1994                1993                1992                 1991
---------------------------------------------------------------------------------------------------------------------------
                                 Percent of          Percent of          Percent of          Percent of           Percent of
                                  Loans to            Loans to            Loans to             Loans to            Loans to
                        Amount  Total Loans  Amount Total Loans  Amount Total Loans   Amount Total Loans   Amount Total Loans
-----------------------------------------------------------------------------------------------------------------------------
Real Estate
   Mortgage Loans      $  511     82.17%    $  661     83.41%   $  623     85.23%    $  535     83.33%   $  200     81.01%
Installment Loans
   to Individuals         175     12.91        250     13.24       400     11.64        360     13.10       135     15.46
Real Estate
   Construction Loans     100      1.65        135      1.36       125      1.06        125      1.45       125      1.54
Commercial Real
   Estate Loans           340      2.49        320      1.83       500      1.86        450      1.86       450      1.62
Commercial Loans           80      0.22         75      0.16        75      0.21         75      0.26       125      0.37
Credit Cards               22        56
Unallocated               350       n/a        350       n/a       500      n/a         400      n/a        129       n/a
-----------------------------------------------------------------------------------------------------------------------------
Total Allowance
   for Loan Losses     $1,578    100.00%    $1,791    100.00%   $2,223    100.00%    $1,945    100.00%   $1,164    100.00%
-----------------------------------------------------------------------------------------------------------------------------

DEPOSITS

The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table:

                                    DEPOSITS

(dollars in thousands)                                Year ended December 31,
------------------------------------------------------------------------------------------------
                                           1995                1994                  1993
                                    Amount     Rate     Amount     Rate         Amount    Rate
------------------------------------------------------------------------------------------------
Noninterest-bearing
   Demand Deposits                $  5,021             $  3,761               $  3,109
Interest-bearing Demand Deposits    10,769     1.80%     10,029     1.82%        8,693     2.29%
Money Market Deposit Accounts        3,907     2.25       4,186     2.27         4,273     2.78
Savings Deposits                   114,556     2.02     131,429     2.04       132,436     2.66
Time Deposits                      197,309     5.36     160,704     4.23       142,935     4.39
------------------------------------------------------------------------------------------------
Total                             $331,562             $310,109               $291,446
------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------

Maturities of time certificates of deposits in amounts of $100,000 or more outstanding at December 31, 1995 are summarized as follows:

(dollars in thousands)                           Time Certificates of Deposit
--------------------------------------------------------------------------------
3 months or less                                           $  8,369
Over 3 through 6 months                                       3,760
Over 6 through 12 months                                      5,325
Over 12 months                                                7,204
--------------------------------------------------------------------------------
Total                                                       $24,658
--------------------------------------------------------------------------------

     ASSET/LIABILITY AND LIQUIDITY MANAGEMENT

     The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. The Bank has a formal written liquidity and asset/liability policy designed to address these issues.

The following table sets forth certain information at December 31, 1995 regarding the rate sensitivity of the Corporation's earning assets and sources of funds:

                                                 Interest Rate Sensitivity

                                                                        December 31, 1995
-------------------------------------------------------------------------------------------------------------------------------
                                                               0-180      181-365      1-3         3-5       After
(dollars in thousands)                                         Days        Days       Years       Years   Five Years    Total
-------------------------------------------------------------------------------------------------------------------------------
Assets Subject to Interest Rate Adjustment:
Short Term Investments                                      $  21,346                                                 $ 21,346
Investment Securities (at cost)                                43,150     $8,981     $29,219    $22,882    $ 25,128    129,360
Adjustable Rate Mortgages                                      45,903     41,918      10,696      4,261      14,147    116,925
Fixed Rate Mortgages                                            2,911      1,656       2,812      6,629      74,701     88,709
Installment and Commercial Loans                                7,900      1,753       3,735      4,695      14,419     32,502
Loans Held-for-Sale                                               927                                                      927
Estimated Principal payments
   Mortgage-Backed Securities                                     584        584                                         1,168
-------------------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive Assets                                 $ 122,721    $54,892     $46,462    $38,467    $128,395   $390,937
-------------------------------------------------------------------------------------------------------------------------------
Liabilities Subject to Interest Rate Adjustment:
Interest Bearing NOW                                         $ 11,479                                                 $ 11,479
Regular Savings *                                             102,161                                                  102,161
Money Market Passbook                                           7,055                                                    7,055
Money Market Deposits                                           4,000                                                    4,000
Time Certificates of Deposits                                 112,664    $50,293     $28,033    $18,074                209,064
Advances from FHLB                                              8,000      4,000       5,300      1,500        $150     18,950
-------------------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive Liabilities                             $245,359    $54,293     $33,333    $19,574        $150   $352,709
-------------------------------------------------------------------------------------------------------------------------------
INCLUDING REGULAR SAVINGS:

Excess (deficiency) of Rate Sensitive Assets
   over Rate Sensitive Liabilities                          ($122,638)      $599     $13,129    $18,893    $128,245    $38,228
-------------------------------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency)                              ($122,638) ($122,039)  ($108,910)  ($90,017)   $ 38,228
-------------------------------------------------------------------------------------------------------------------------------
Cumulative Rate Sensitive Assets as a percentage of
   Cumulative Rate Sensitive Liabilities                         50.0%      59.3%      67.3%       74.5%     110.8%
Cumulative excess (deficiency) as a percentage of
   Total Assets                                                 (29.9%)    (29.8%)    (26.6%)     (21.9%)      9.3%
Excluding Regular Savings:
Excess (deficiency) of Rate Sensitive Assets
   over Rate Sensitive Liabilities                           ($20,477)      $599     $13,129    $18,893    $128,245
-------------------------------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency)                               ($20,477)  $(19,878)    ($6,749)   $12,144    $140,389
-------------------------------------------------------------------------------------------------------------------------------
Cumulative Rate Sensitive Assets as a percentage
   of Cumulative Rate Sensitive Liabilities                      85.7%      89.9%       97.1%     104.8%     156.0%
Cumulative excess (deficiency) as a
   percentage of Total Assets                                    (5.0%)     (4.8%)      (1.6%)      3.0%      34.2%
-------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------


                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX

Measurement period      _________       _________       _________
(Fiscal year Covered)                   Index           Index
---------------------   ---------       ---------       ---------
Measurement PT -
__/__/__                                $ _____         $ _____

1991                    $  9,513
1992                    $ 12,814
1993                    $ 13,480
1994                    $ 13,791
1995                    $ 13,039


The interest rate sensitivity table above shows the time periods in which the Corporation's assets and liabilities are subject to changes in interest rates. The interest rate sensitivity analysis of the Corporation at December 31, 1995 suggests that if interest rates rise, the Corporation would experience a decrease in net interest income in the one-year horizon. Since the Corporation's rate sensitive liabilities are greater than its rate sensitive assets in the one-year time horizon, the Corporation's interest expense would increase greater than its interest income in a rising interest rate environment. In a falling interest rate environment the Corporation's net interest income would increase, due to interest income decreasing less than interest expense.

* The Corporation has included regular savings in the "within 0-180 days" category, although management believes that the entire balance of regular savings is not interest rate sensitive within certain parameters and will not decrease substantially in the near future. The Gap analysis reflects a static analysis of interest rate sensitivity which may not reflect the true movement of interest rates.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Liquidity management is the ability to fund short and long-term growth in lending and other investment activities as well as having the capacity to fund any rapid unforeseen large cash outflows in an orderly and cost effective manner.

The largest investment activity of the Bank is lending. Therefore, the Bank's liquidity requirements are primarily set upon anticipated loan demand which vary in response to the economy and competition.

Investing in securities is the second largest investment of the Bank. The securities in the available-for-sale portfolio can be sold to meet liquidity needs. The securities in the held-to-maturity portfolio as well as the available-for-sale category can be pledged as collateral for short or long-term borrowings if needed.

Deposits are the primary funding source for the Bank. The Bank's policy is not to accept brokered deposits or offer premium rates to attract certificates of deposits. The Bank believes the local community makeup of its deposit base tends to make it somewhat insensitive to moderate interest rate fluctuations. It also provides for a stable cost and effective source of funds.

As a member of the FHLB, the Bank can borrow on a secured basis by pledging first mortgage loans and other qualified assets for collateral. The Bank is also required to maintain a specified ratio of FHLB stock to advances, as required under the Federal Home Loan Bank Act. Total advances from the Federal Home Loan Bank, including Ideal Way lines of credit, cannot exceed the value of qualified collateral held by the Bank. As of December 31, 1995, the Bank had borrowed $18,950,000 from the FHLB and the Bank had sufficient qualified collateral to borrow an additional $229,582,000. The $229,582,000 borrowing capacity significantly exceeds the Bank's annual financing requirements.

At December 31, 1995, liquid assets totaled $33,732,000 or 8.2% of total assets compared to $25,067,000 or 6.2% of total assets as of December 31, 1994. The liquidity level during each year was within the range of management's desired level. Please see "Sources and Uses of Funds" on page 12 of this report and Note 10 (Restrictions on Subsidiary Dividends, Loans or Advances) in the Consolidated Financial Statements on page 37 of this report.

Capital

Stockholders' equity and book value per share were $44,713,000 and $22.90 respectively, at December 31, 1995. The increase in equity and book value was due to the net income of $3,389,000 in 1995 and an increase in the net unrealized holding gains on securities available-for-sale, net of taxes of $2,487,000 from a loss of $2,291,000 at December 31, 1994, to a gain of $196,000 at December 31, 1995. The increase was partially offset by the acquisition of treasury stock of $721,000 and dividends declared of $1,718,000.

During 1995, the Corporation repurchased 40,000 shares of its common stock for $721,000 in the open market. The stock was repurchased as part of a publicly disclosed repurchase program. The buy back program was initiated to enhance shareholder value and because the Corporation believed the market value of the stock did not reflect its true value. The repurchase program also serves to increase per share earnings,

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

book value and to support the market price for the Corporation's stock. The board of directors believes that the purchase of the Corporation's own shares is a prudent use of capital and may continue to utilize this practice as long as the Corporation remains well capitalized and the market value of the stock is determined not to be representative of its true value.

The Bank is required by regulation to maintain certain capital ratios. The minimum Tier 1 capital ratio of 4.00% to 5.00% must be maintained by all banks except those that are the highest rated institutions by regulators. The Bank is also required to meet supplemental capital adequacy standards which measure qualifying capital against risk-weighted assets including off-balance sheet items such as loan commitments, letters of credits and interest rate swaps. At December 31, 1995 all of the Bank's capital ratios exceeded minimum regulatory capital requirements and places it as "well capitalized", the highest rating of five regulatory capital classifications.

The following table illustrates the capital resources of the Bank and the Corporation and their capital ratios as of December 31:

(dollars in thousands)                                   1995            1994
-------------------------------------------------------------------------------
Bank's capital components:
Tier 1 capital (Stockholders' equity)                   $37,279         $38,389
Tier 2 capital (Allowance for loan losses)                1,578           1,791
-------------------------------------------------------------------------------
Bank's total risk-based capital                         $38,857         $40,180

Bank's capital ratios:
Total Risk-Based                                          18.38%          19.99%
-------------------------------------------------------------------------------
Tier 1 risk-based                                         17.63%          19.10%
Tier 1 leverage                                            9.35%           9.55%
-------------------------------------------------------------------------------

Corporation's capital components:
Tier 1 capital (Stockholders' equity)                   $41,217         $39,777
Tier 2 capital (Allowance for loan losses)                1,578           1,791
-------------------------------------------------------------------------------
Corporation's total risk-based capital                  $42,795         $41,568

Corporation's capital ratios:
Total risk-based                                          20.24%          20.68%
Tier 1 risk-based                                         19.49%          19.79%
Tier 1 leverage                                           10.33%           9.89%
-------------------------------------------------------------------------------

IMPACT OF INFLATION

The Corporation's financial statements have been prepared in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Nevertheless, inflation can directly affect the value of loan collateral, in particular real estate. Decreases in real estate prices have resulted in losses on real estate acquired. Inflation, or disinflation, could continue to significantly affect the Corporation's earnings in future periods.

RESULTS OF OPERATION

Comparison of years ended December 31, 1995 and 1994.

Net Income: Net income decreased by $176,000 or 4.9% to $3,389,000 for the year ended December 31, 1995 from $3,565,000 in 1994. The decrease for 1995 was primarily attributable to a decrease in net interest income, and increased operating expenses primarily related to the Corporation's expansion goals. The reduction in earnings was partially offset by an increase in other income, primarily trust fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------

Interest Income: Interest income for the year ended December 31, 1995 was $27,522,000, an increase of $2,461,000 from the $25,061,000 for the same period in 1994. The increase in interest income can be attributed to an increase in average earning assets of $15,730,000 to $386,854,000 from $371,124,000 in 1994, and an increase in the yield on earning assets of 37 basis points in 1995 to 7.15% from 6.78% in 1994. The majority of the increase in interest income was from the loan portfolio. The increase in the volume of loans increased interest income by $1,051,000 and the increase in yield on loans increased interest income by $949,000. This increase is consistent with increased interest rates in 1994 and the first half of 1995 due to the typical lag time for the Bank's balance sheet to react to market interest rates, even though rates decreased in the second half of 1995.

The following table summarizes the components of the Corporation's net interest income, net interest rate spread, and net interest rate margin:

                                              YIELD AND RATE/VOLUME ANALYSIS
                                                                                  Year ended December 31,
                                                               1995                        1994                        1993
------------------------------------------------------------------------------------------------------------------------------------

                                                Average                     Average                      Average
(dollars in thousands)                          Balance Interest Yield/Rate Balance Interest Yield/Rate  Balance Interest Yield/Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning Assets
   Loans(1,2)                                   $233,684   $18,297   7.83%   $219,909   $16,297   7.41%   $226,678   $18,288   8.07%

   Investment Securities(5)                      143,298     8,637   6.14     145,700     8,480   5.88      94,609     5,376   5.76
   Other Interest-earning                          9,872       588   5.96       5,515       284   5.15      10,111       482   4.77
------------------------------------------------------------------------------------------------------------------------------------

Total Interest-earning Assets(5)                $386,854   $27,522   7.15%   $371,124   $25,061   6.78%   $331,398   $24,146   7.31%

Noninterest-earning Assets                        15,358                       14,377                       13,110
------------------------------------------------------------------------------------------------------------------------------------

Total Assets                                    $402,212                     $385,501                     $344,508
====================================================================================================================================

Liabilities and Stockholders' Equity
Interest-bearing Liabilities
   Savings Deposits                             $114,556   $ 2,314   2.02%   $131,429    $2,675   2.04%   $132,436    $3,529   2.66%

   Interest-bearing
Demand Deposits                                   10,769       194   1.80      10,029       183   1.82       8,693       199   2.29
   Money Market
   Deposit Accounts                                3,907        88   2.25       4,186        95   2.27       4,273       119   2.78
Certificates of Deposit                          197,309    10,576   5.36     160,704     6,805   4.23     142,935     6,273   4.39
Mortgagors' Escrow                                 1,794        58   3.23       1,887        57   3.02       1,909        75   3.92
Borrowed Funds                                    22,080     1,253   5.67      28,137     1,455   5.17       7,664       472   6.16
------------------------------------------------------------------------------------------------------------------------------------

Total Interest-bearing Liabilities              $350,415   $14,483   4.13%   $336,372   $11,270   3.35%   $297,910   $10,667   3.58%

Noninterest-bearing
   Demand Deposits                                 5,021                        3,761                        3,109
Noninterest-bearing Liabilities                    3,572                        2,842                        2,095
Stockholders' Equity                              43,204                       42,526                       41,394
------------------------------------------------------------------------------------------------------------------------------------

Total Liabilities
   and Stockholders' Equity                     $402,212                     $385,501                     $344,508
====================================================================================================================================
Net Interest Income                                        $13,039                      $13,791                      $13,479
====================================================================================================================================
Net Interest Rate Spread(3)(5)                                       3.02%                        3.43%                        3.73%
====================================================================================================================================
Net Interest Rate Margin(4)(5)                                       3.41%                        3.74%                        4.09%
====================================================================================================================================

1. For purposes of these computations, nonaccrual loans are included in the average loan amount outstanding.

2. Included in interest income are loan fees of $395,269, $389,387, and $803,120, for the years ended December 31, 1995, 1994, and 1993, respectively.

3.  Return on interest-earning assets less cost of interest-bearing liabilities.

4.  Net interest income divided by average earning assets.

5. Tax adjusted yield, tax adjustment of $158,915, $85,771 and $70,840, for the years ended December 31, 1995, 1994, and 1993, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------

Interest Expense: Interest expense increased in 1995 by $3,213,000 to $14,483,000 from $11,270,000 in 1994. During 1995, the Bank experienced an increase in its overall cost of funds of 78 basis points to 4.13% from 3.35% in 1994. The average balance in interest-bearing liabilities increased by $14,043,000 in 1995 to $350,415,000 from $336,372,000 in 1994. The majority of the increase in interest expense was due to interest expense on certificates of deposit, offset by a reduction in interest expense on savings deposits. Interest expense on certificates of deposit increased by $3,771,000, of that $1,740,000 was due to increased volume and $2,031,000 was due to increased rate. Interest expense on savings deposits decreased by $361,000 primarily due to decreased volume. This is consistent with a shift in deposits from regular savings to certificates of deposit, and also increased rates on certificates of deposit due to increased competition.

Net Interest Income: Net interest income decreased by $752,000, or 5.45%, to $13,039,000 for the year ended December 31, 1995 from $13,791,000 for 1994 as the decreased net interest rate spread more than offset the increased volume of earning assets. The net interest rate spread decreased by 41 basis points, from 3.43% in 1994, to 3.02% for the year ended December 31, 1995, due primarily to the increased cost of funds. Interest expense increased greater than interest income as explained in the previous paragraphs.

The following table sets forth changes in the Corporation's interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                               1995 Compared to 1994                      1994 Compared to 1993
(dollars in thousands)                       Increase (Decrease) due to                 Increase (Decrease) due to
--------------------------------------------------------------------------------------------------------------------------
                                         Volume         Rate            Net           Volume         Rate           Net
--------------------------------------------------------------------------------------------------------------------------
Interest Earned on:
Loans                                  $ 1,051        $   949        $ 2,000        $  (532)       $(1,459)       $(1,991)
Investment Securities                     (136)           293            157          2,969            135          3,104
Other Interest-earning                     254             50            304           (234)            36           (198)
--------------------------------------------------------------------------------------------------------------------------
  Total                                  1,169          1,292          2,461          2,203         (1,288)           915
--------------------------------------------------------------------------------------------------------------------------
Interest Paid on:
Savings Deposits                          (341)           (20)          (361)           (27)          (827)          (854)
Interest-bearing
 Demand Deposits                            13             (2)            11             28            (44)           (16)
Money Market Deposit
 Accounts                                   (6)            (1)            (7)            (2)           (22)           (24)
Certificates of Deposit                  1,740          2,031          3,771            765           (233)           532
Mortgagors' Escrow                          (2)             3              1             (1)           (17)           (18)
Borrowed Funds                            (369)           167           (202)         1,070            (87)           983
--------------------------------------------------------------------------------------------------------------------------
  Total                                  1,035          2,178          3,213          1,833         (1,230)           603
--------------------------------------------------------------------------------------------------------------------------
Changes in Net Interest Income         $   134        $  (886)       $  (752)       $   370        $   (58)       $   312
=========================================================================================================================

Other Operating Income and Service Fees: The following table details the significant increases and decreases in other income for the year ended December 31, 1995:


(dollars in thousands)                             1995        1994         Inc (dec)      %
-----------------------------------------------------------------------------------------------
Service charges and fees                         $1,001        $880       $   121         13.8%
Trust fees                                        1,129         191           938        491.1
Net investment securities gains (losses)           (170)        128          (298)      (232.8)
Trading account gains (losses)                       49        (284)          333       (117.3)
Net gains (losses) on sales of mortgages             29        (376)          405       (107.7)
Other operating income                              205         198             7          3.5
-----------------------------------------------------------------------------------------------
Total other income                               $2,243        $737        $1,506        204.3%
=========================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------

Service charges and fees increased primarily due to the increase in the volume of deposit accounts and services sold. Trust fees increased by $938,000 from $191,000 at December 31, 1994, to $1,129,000 at December 31, 1995, primarily due to the November 7, 1994 purchase of substantially all of the assets of New Meriden Trust Co. from the FDIC, as well as new accounts generated during 1995. Security losses in the investment portfolio were $170,000, as compared to a gain of $128,000 for 1994. The trading account, liquidated in February of 1995, posted a gain of $49,000 as compared to a loss of $284,000 for 1994. The Bank recorded a small gain on the sale of mortgages of $29,000 in 1995 compared to losses of $376,000 in 1994, primarily due to rising interest rates in 1994.

Other Expenses: The following table details the significant increases and decreases in other expense for the year ended December 31, 1995:

(dollars in thousands)         1995          1994       Inc (dec)         %
--------------------------------------------------------------------------------
Salaries and benefits         $4,558        $3,556      $1,002          28.2%
--------------------------------------------------------------------------------
Occupancy                        928           844          84          10.0
Furniture and equipment          893           707         186          26.3
FDIC deposit insurance           380           696        (316)        (45.4)
Foreclosed real estate           453           253         200          79.1
Other operating expenses       2,397         2,338          59           2.5
--------------------------------------------------------------------------------
Total other expenses          $9,609        $8,394      $1,215          14.5%
--------------------------------------------------------------------------------

Other expenses increased by $1,215,000 to $9,609,000 in 1995 from $8,394,000 in 1994. Salary and employee benefit expenses increased to $4,558,000 in 1995, a $1,002,000 or 28.2% increase over the $3,556,000 expensed in 1994. The primary reason for the increase was a full year of expense for the staffing for two new branches opened in the second quarter of 1994, and increased staffing due to the purchase of New Meriden Trust in November of 1994, as well as the establishment of a commercial loan department. Full-time employee equivalents ("FTE") increased to 122 at December 31, 1995 from 112 at December 31, 1994 and 86 at December 31, 1993. The majority of the FTE increases in 1994 occurred late in the year, thereby causing the large salary expense increase noted above. FDIC deposit insurance expenses decreased to $380,000 in 1995, a decrease of $316,000 compared to $696,000 in 1994. The FDIC decreased the rate the Bank pays for deposit insurance to $.04 per $100.00 in deposits effective June of 1995, from a rate of $.23 per $100.00 in deposits. Occupancy and furniture and equipment expenses were up $270,000 or 17.4% to $1,821,000 from $1,551,000 in 1994 due to the full year of expenses related to the opening of the two branches, and the trust department expansion begun in late 1994. Operating expenses for foreclosed real estate increased by $200,000 or 79.1% to $453,000 for the year ended December 31, 1995 from $253,000 in 1994. The increase was due to higher than expected operating costs and declines in the market value of owned real estate properties.

Income Taxes: The effective tax rate for 1995 was 39.20%, a decrease of 144 basis points from 40.64% in 1994. The decrease was primarily due to an increase in dividend income eligible for the dividend received deduction, and a slight decrease in the State of Connecticut tax rate of 25 basis points to 11.25% in 1995 from 11.50% in 1994.

RESULTS OF OPERATION
Comparison of years ended December 31, 1994 and 1993.

Net Income: Net income decreased by $902,000 or 20.2% to $3,565,000 for the year ended December 31, 1994 from $4,467,000 before the cumulative effect of changes in accounting principles for the same period in 1993. Net income for the year ended December 31, 1993 after the cumulative effect of changes in accounting principles amounted to $4,752,000. The decrease for 1994 was primarily attributed to trading account losses and losses on sales of mortgages versus gains in 1993, and increased operating expenses primarily related to our expansion goals and the settlement of a lawsuit. These reductions in earnings were partially offset by increases in net interest income and service charges and fees, and a decrease in the provision for loan losses due to continued high asset quality and a reduction in the dollar amount of delinquent loans.

Operating Expenses
(dollars in millions)

                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG __________, __________ INDEX AND __________ INDEX

Measurement period      _________       _________       _________
(Fiscal year Covered)                   Index           Index
---------------------   ---------       ---------       ---------
Measurement PT -
__/__/__                $ _____         $ _____         $ _____

1991                    $ 5,605
1992                    $ 6,274
1993                    $ 6,890
1994                    $ 8,393
1995                    $ 9,608

MANAGEMENT'S DISCUSSION AND ANALYSIS
------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------

Interest Income: Interest income for the year ended December 31, 1994 was $25,061,000, an increase of $915,000 from the $24,146,000 for the same period in 1993. The increase in interest income can be attributed to an increase in average earning assets of $39,726,000 to $371,124,000 from $331,398,000 in 1993, which was partially offset by a decrease in the yield on earning assets of 53 basis points in 1994 to 6.78% from 7.31% in 1993. Falling interest rates in 1993 continued to effect the Bank into 1994 due to the normal lag time for the Bank's balance sheet to react to market interest rates, even though rates increased in 1994.

Interest Expense: Interest expense increased in 1994 by $603,000 to $11,270,000 from $10,667,000 in 1993. During 1994, the Bank experienced a decrease in its overall cost of funds of 23 basis points to 3.35% from 3.58% in 1993. The average balance in interest bearing liabilities increased by $38,462,000 in 1994 to $336,372,000 from $297,910,000 in 1993.

Net Interest Income: Net interest income increased by $311,000 or 2.3% to $13,791,000 for the year ended December 31, 1994 from $13,480,000 for 1993 as increased volume of earning assets more than offset the lower spread. The net interest rate spread decreased by 30 basis points to 3.43% for the year ended December 31, 1994 from 3.73% in 1993.

Other Operating Income and Service Fees: Service charge and fee income, including trust fees, increased by $267,000 to $1,070,000 for the year ended December 31, 1994 from $803,000 for the year ended December 31, 1993. The increase can be attributed primarily to trust income, in particular revenues generated from the November 7, 1994 purchase of New Meriden Trust Co. from the FDIC and increased charges to customers as well as increased volume in services sold. Security gains in the investment portfolio increased by $18,000 to a gain of $128,000 for 1994 from a gain of $110,000 in 1993. The trading account experienced a loss of $284,000 for 1994, down $863,000 from the gain in 1993 of $579,000. The Bank recorded losses on the sale of mortgages of $375,000 in 1994 compared to gains of $290,000 in 1993, a decrease of $665,000, primarily due to rising interest rates in 1994.

Other Expenses: Other expenses increased by $1,503,000 to $8,394,000 in 1994 from $6,891,000 in 1993. Salary and employee benefit expenses increased to $3,556,000 in 1994, a $580,000 or 19.5% increase over the $2,976,000 expensed in
1993. The primary reason for the increase was staffing expenses for two new branches opened in 1994, and increased staffing due to the purchase of New Meriden Trust, as well as merit increases awarded throughout the year to various employees. Full-time employee equivalents increased from 86 at December 31, 1993 to 112 at December 31, 1994. FDIC deposit insurance expenses increased to $696,000 in 1994, an increase of $43,000 over the $653,000 in 1993. Occupancy, furniture and equipment, and advertising expenses combined were up $220,000 or 14.2% to $1,766,000 from $1,546,000 in 1993 due to the opening of the two new branches, and the trust department expansion. Operating expenses for foreclosed real estate decreased by $274,000 or 52.0% to $253,000 for the year ended December 31, 1994 from $527,000 in 1993. The reason for the decrease is primarily due to a decrease in the number of properties held in foreclosed real estate. Other operating expenses increased by $933,000 to $2,122,000 for the year ended December 31, 1994 from $1,189,000 in 1993, the increase was primarily due to the settlement of a lawsuit for approximately $600,000 including legal fees. The claim involved an isolated incident in which the Bank accepted for deposit four checks, with endorsements allegedly forged by the wife of the president of a closely held corporate customer of the Bank. No Bank employee was alleged to be involved in the fraudulent endorsement. The Bank believed strongly in its position which it asserted in court. However, the trial resulted in a jury decision against the Bank. In the opinion of the Bank this decision was based on the deep pocket theory. The Bank believes strongly that the case was wrongly decided and influenced by the trial court's prejudicial charge to the jury and rulings of evidence, but decided not to appeal the case to avoid the risk of up to $450,000 in interest being added to the judgment and to conclude the matter without the expense and risk of an additional trial.

Income Taxes: The effective tax rate for 1994 was 40.64%, a slight decrease of 24 basis points from 40.88% in 1993.

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------

To the Board of Directors of
People's Savings Financial Corp.:

We have audited the accompanying consolidated balance sheets of People's Savings Financial Corp. (the "Corporation") as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Savings Financial Corp. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for investments, income taxes, and post-retirement benefits other than pensions in 1993.


/s/ Coopers & Lybrand L.L.P.


Hartford, Connecticut
January 19, 1996

PAGE>

CONSOLIDATED BALANCE SHEETS
---------------------------

                                                                                                            December 31,
                                                                                                     1995                   1994
------------------------------------------------------------------------------------------------------------------------------------

Assets
Cash and due from banks (Note 2):
   Non-interest bearing deposits and cash                                                      $   6,815,738          $   9,537,883
Short-term investments (Note 3)                                                                   21,346,359              9,876,312
------------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                         28,162,097             19,414,195

Securities (Note 4):
   Trading account securities                                                                                             5,461,095
   Available-for-sale (at market)                                                                 91,128,434             62,637,638
   Held-to-maturity (market value: $38,259,088 at December 31, 1995;
     $66,680,161 at December 31, 1994)                                                            38,460,901             71,362,316
Federal Home Loan Bank stock                                                                       2,643,000              2,292,400
Loans held for sale (at market )                                                                     927,034
Loans (Note 5):
   Real estate mortgage                                                                          202,225,544            195,988,157
   Real estate construction                                                                        3,933,410              3,110,501
   Installment                                                                                    32,178,447             29,441,420
   Commercial                                                                                        519,461                329,492
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                                                                      238,856,862            228,869,570

Less:
   Deferred loan fees and unearned income                                                           (487,392)              (754,496)

   Allowance for loan losses                                                                      (1,577,547)            (1,791,270)
------------------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                        236,791,923            226,323,804

Bank premises and equipment (Note 6)                                                               2,370,366              2,410,227
Foreclosed real estate                                                                               177,538                627,614
Accrued income receivable                                                                          3,747,646              3,645,910
Goodwill                                                                                           3,299,902              3,745,089
Other assets                                                                                       2,455,589              4,168,937
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   $ 410,164,430          $ 402,089,225
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity Liabilities:
Deposits (Note 7)                                                                              $ 339,364,769          $ 321,701,642
Advances from Federal Home Loan Bank of Boston (Note 8)                                           18,950,000             33,450,000
Mortgagors' escrow accounts                                                                        2,490,394              2,609,017
Accrued expenses                                                                                   1,239,131              1,164,488
Other liabilities                                                                                  3,406,746              1,933,164
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                365,451,040            360,858,311
Commitments and Contingencies (Notes 13 and 14)

Stockholders' equity (Notes 10 and 11):
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding
Common  stock,  par  value  $1.00,  authorized  10,000,000  shares,  issued  and outstanding  2,511,824  at December  31, 1995 and  2,508,324  at December 31,
   1994, including shares in treasury of 559,461 at December 31, 1995
   and 519,461 at December 31, 1994                                                                2,511,824              2,508,324
Additional paid-in capital                                                                        21,833,981             21,791,720
Retained earnings                                                                                 27,421,569             25,750,679
Cost of treasury stock                                                                            (7,249,861)            (6,528,911)
Unrealized gains (losses) on securities available-for-sale, net of taxes                             195,877             (2,290,898)
------------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                        44,713,390             41,230,914
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                      $410,164,430           $402,089,225
------------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

                                 People's Savings Financial Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------

                                                                                                     Year ended December 31,
                                                                                          1995               1994              1993
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                                                             $ 18,297,183    $ 16,297,104    $ 18,288,123
Interest and dividends on investments:
    Interest income                                                                       8,157,176       8,075,009       5,182,605
    Dividend income                                                                         433,030         189,206         193,321
    Trading account                                                                          46,174         215,658         185,894
Other interest income                                                                       588,358         284,318         296,121
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                    27,521,921      25,061,295      24,146,064

Interest expense:
Interest on deposits                                                                     13,229,587       9,814,662      10,194,733
Interest on borrowed funds                                                                1,253,007       1,455,176         471,767
------------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                   14,482,594      11,269,838      10,666,500
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                      13,039,327      13,791,457      13,479,564

Provision for loan losses                                                                   100,974         128,657       1,010,000
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                      12,938,353      13,662,800      12,469,564
Other income:
Investment securities gains (losses)                                                       (169,603)        127,717         109,646
Trading account gains (losses)                                                               49,168        (283,890)        579,193
Gain (loss) on sale of mortgages                                                             29,472        (375,529)        290,272
Trust fees                                                                                1,129,325         190,642             616
Service charges and fees                                                                  1,001,236         879,792         802,268
Other operating income                                                                      203,787         198,326         196,409
-----------------------------------------------------------------------------------------------------------------------------------
Total other income                                                                        2,243,385         737,058       1,978,404
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         15,181,738      14,399,858      14,447,968
Other expenses:
Salaries and employee benefits (Note 12)                                                  4,558,419       3,555,996       2,975,704
Occupancy expense                                                                           927,646         844,120         767,288
Furniture and equipment expense                                                             892,512         707,125         616,126
Advertising                                                                                 225,763         215,256         162,735
FDIC deposit insurance                                                                      380,429         696,171         652,917
Lawsuit settlement                                                                                          550,000
Goodwill amortization                                                                       382,521          62,183
Foreclosed real estate expenses                                                             452,682         253,273         527,160
Other operating expenses                                                                  1,788,954       1,509,848       1,188,636
-----------------------------------------------------------------------------------------------------------------------------------
Total other expenses                                                                      9,608,926       8,393,972       6,890,566
Income before income taxes                                                                5,572,812       6,005,886       7,557,402
Income taxes (Note 9):
Current                                                                                $  2,359,649    $  1,991,085    $  3,288,964
Deferred (credit)                                                                          (175,365)        449,929        (198,842)
-----------------------------------------------------------------------------------------------------------------------------------
Total income taxes                                                                        2,184,284       2,441,014       3,090,122
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of changes in accounting principles                       3,388,528       3,564,872       4,467,280
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting principles:
   Post-retirement benefits                                                                                                (153,988)
   Income taxes                                                                                                             438,481
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $  3,388,528    $  3,564,872    $  4,751,773
------------------------------------------------------------------------------------------------------------------------------------

Per share data:
   Weighted-average shares outstanding and common stock equivalents                       1,986,737       2,022,280       2,049,082
   Net income before the cumulative effect of changes
     in accounting principles:                                                         $       1.71    $       1.76    $       2.18
   Cumulative effect of changes in accounting principles:
     Post-retirement benefits                                                                                                  (.07)
     Income taxes                                                                                                               .21
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $       1.71    $       1.76    $       2.32
-----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

People's Savings Financial Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------

                                                                                                                     Unrealized
                                                                                                                    Holding Gains
                                                                                                                      (Losses)
                                           Outstanding                                                              On Securities
                                            Shares of                    Additional                                   Carried at
                                             Common         Common        Paid-In        Retained       Treasury      Market, Net
                                             Stock          Stock         Capital        Earnings         Stock        of Taxes
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1993
Balance at beginning of year              2,067,324      $2,478,824     $21,436,672     $20,882,750    $(4,523,212)    $    --
Net income                                                                                4,751,773
Dividends declared, $.84 per share                                                       (1,691,917)
Stock options exercised                      26,500          26,500         243,312
Tax benefit from stock options
   exercised                                                                 83,986
Acquisition of treasury stock              (100,461)                                                    (1,870,099)
Net unrealized  gains (losses) on
   securities available-for-sale,
   net of taxes                                                                                                             619,570
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                    1,993,363      $2,505,324     $21,763,970     $23,942,606    $(6,393,311)        $619,570
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1994
Balance at beginning of year              1,993,363      $2,505,324     $21,763,970     $23,942,606    $(6,393,311)        $619,570
Net income                                                                                3,564,872
Dividends declared, $.88 per share                                                       (1,756,799)
Stock options exercised                       3,000           3,000          27,750
Acquisition of treasury stock                (7,500)                                                      (135,600)
Net unrealized  gains (losses) on
   securities available-for-sale,
   net of taxes                                                                                                          (2,910,468)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                    1,988,863      $2,508,324     $21,791,720      $25,750,679    $(6,528,911)    $(2,290,898)
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1995
Balance at beginning of year              1,988,863      $2,508,324     $21,791,720      $25,750,679    $(6,528,911)    $(2,290,898)
Net income                                                                                 3,388,528
Dividends declared, $.88 per share                                                       ( 1,717,638)
Stock options exercised                       3,500           3,500          42,261
Acquisition of treasury stock               (40,000)                                                       (720,950)
Net unrealized gains (losses) on
   securities available-for-sale,
   net of taxes                                                                                                           2,486,775
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                    1,952,363      $2,511,824     $21,833,981      $27,421,569    $(7,249,861)    $   195,877
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                 People's Savings Financial Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

                                                                                                 Year ended December 31,
                                                                                      1995               1994               1993
------------------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                       $  3,388,528       $  3,564,872       $  4,751,773
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for depreciation and amortization                                        478,794            426,437            305,470
   Accretion and amortization of bond premiums and discounts, net                      62,431             55,709             38,032
   Provision for loan losses                                                          100,974            128,657          1,010,000
   Amortization of net deferred loan fees                                            (305,641)          (226,485)          (673,447)
   Deferred income tax (credit)                                                      (175,365)           449,929           (198,842)
   Decrease in trading account securities                                           5,461,095             76,262          2,120,979
   Decrease (increase) in loans held for sale                                        (927,034)           390,780         12,199,620
   Realized investment securities losses (gains)                                      169,603           (127,717)          (109,646)
   Write-downs on foreclosed real estate                                              346,486            231,273            597,758
   Amortization of goodwill                                                           382,521             62,183
   Increase in accrued expenses                                                        74,643            120,641            344,510
   Increase (decrease) in other, net                                                1,563,271         (1,145,093)          (191,464)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          10,620,306          4,007,448         20,194,743

Investing activities
Proceeds from sales of available-for-sale securities                               22,949,049         22,129,184          3,734,895
Proceeds from maturities of
   available-for-sale securities                                                   16,273,552         11,662,635
   held-to-maturity securities                                                     15,298,572          2,545,640         38,930,261
Purchases of
   available-for-sale securities                                                  (44,821,086)       (29,057,588)
   held-to-maturity securities                                                     (1,265,000)       (31,859,522)       (89,880,015)
Purchases of Federal Home Loan Bank stock                                            (350,600)          (123,300)
Net increase (decrease) in loans                                                  (11,378,262)       (14,699,139)         4,160,568
Foreclosed real estate sold                                                         1,218,400          1,457,407          2,199,500
Purchases of premises and equipment (net)                                            (438,933)        (1,041,364)          (311,328)
Intangibles resulting from acquisition of New Meriden Trust Co.                                       (3,807,133)
------------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                              (2,514,308)       (42,669,880)       (41,289,419)

Financing activities
Net increase (decrease) in demand deposits,
   NOW accounts, and savings accounts                                             (17,530,631)          (520,825)         3,417,370
Net increase in certificates of deposit                                            35,193,758         22,755,483         12,554,846
Increase (decrease) in mortgage escrow accounts                                      (118,623)           155,685            (74,971)
Net increase (decrease) in overnight borrowings
   from the Federal Home Loan Bank of Boston                                                            (760,433)           910,433
Proceeds from long-term borrowings                                                                    11,800,000
Proceeds from short-term borrowings                                                                   49,900,000
Principal payments on short-term borrowings                                       (14,500,000)       (35,400,000)
Cash dividends paid                                                                (1,727,411)        (1,756,139)        (1,666,842)
Acquisition of treasury stock                                                        (720,950)          (135,600)        (1,870,099)
Issuance of common stock (under stock option plans)                                    45,761             30,750            353,798
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                             641,904         46,068,921         13,624,535
Increase (decrease) in cash and cash equivalents                                    8,747,902          7,406,489         (7,470,141)
Cash and cash equivalents at beginning of year                                     19,414,195         12,007,706         19,477,847
===================================================================================================================================
Cash and cash equivalents at end of year                                         $ 28,162,097       $ 19,414,195       $ 12,007,706
Non-cash investing and financing activities
Change in unrealized gains (loss) on available-for-sale securities               $  4,256,502       $ (5,052,824)      $  1,060,276
Transfer of loans to foreclosed real estate                                         1,114,810            537,713          2,196,718
Transfer of investment securities from held-to-maturity
   to available-for-sale                                                           18,789,280                            73,943,925
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

People's Savings Financial Corp. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

I  SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed by the Corporation and its subsidiary and the methods of applying those policies are summarized in the following paragraphs.

Principles of Consolidation: The consolidated financial statements of People's Savings Financial Corp. (the Corporation) include the accounts of its wholly-owned subsidiary, The People's Savings Bank of New Britain (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation. The Bank operates eight branches in central Connecticut. Its primary source of revenue is providing residential mortgage loans to customers.

Basis of Financial Statement Presentation: Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

A substantial portion (97%) of the Bank's loans, including loans held for sale and loan commitments, is collateralized by real estate in depressed markets in central Connecticut. In addition, all of the real estate owned is located in these same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are particularly susceptible to changes in market conditions in central Connecticut.

Other financial assets are subject to other impairment issues - similar to credit quality - that involve subjective determinations. For example, increased prepayments of principal during periods of falling interest rates have a significant impact on the economic value of assets such as mortgage servicing rights.

Many banks and savings institutions activities involve custody of financial assets, management of such assets, or both. Fiduciary responsibilities are the focus of activities such as servicing the collateral behind asset-backed securities, managing mutual funds and administering trusts. These activities expose the institution to the risk of loss arising from failure to properly process transactions or handle the related assets on behalf of third parties.

Management believes that the allowances for losses on loans and writedowns of foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and writedowns of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

It is at least reasonably possible that the estimate on the effect on the financial statements of a condition, situation, or set of circumstances that existed at the date of the financial statements will change in the near term due to one or more future confirming events. The effect of the change could be material to the financial statements.

Investment Securities: Effective December 31, 1993 the Corporation adopted, on a prospective basis, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Please see Note 4 Investment Securities on page 31 of this report for further explanation.

28                               People's Savings Financial Corp. and Subsidiary

------------------------------------------------------


Loans Held for Sale: Mortgage loans held-for-sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Changes in the carrying value are reported in earnings as gains and losses on mortgage loans. Gains and losses resulting from sales of mortgage loans are recognized when the proceeds are received from investors.

Loan Interest: Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated fair value of collateral is sufficient to cover the principal balance and accrued interest. Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield over the life of the loan.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income.

On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("SFAS 114 and 118"). SFAS No. 114 and 118 requires creditors to evaluate the collectibility of impaired loans, as defined below, based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for collectibility of contractual principal and interest based on fair value of the collateral. As permitted by the statement, smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for collectibility by the Corporation based on historical loss experience rather than on an individual loan-by-loan basis. The Corporation considers a loan to be impaired for SFAS No. 114 and 118 purposes when, based on current information and events, it is probable that it will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. An insignificant delay of under 90 days or a 10% shortfall in the amount of payment is not an event that, when considered in isolation, would automatically cause the Corporation to consider a loan to be impaired for purposes of SFAS No. 114 and 118. The Corporation evaluates all impaired loans, other than small balance loans, on an individual loan-by-loan basis; it does not aggregate impaired loans into major risk classifications. Except for certain restructured loans, impaired loans are loans that are on nonaccrual status.

When an impaired loan or a portion of an impaired loan is deemed uncollectible, the portion deemed uncollectible is charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance.

Prior to the adoption of SFAS No. 114 and 118, the allowance for loan losses related to all loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 and 118 did not result in any additions to the provision for loan losses.

Bank Premises and Equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Maintenance, repairs and minor improvements are charged to expense as incurred.

Foreclosed Real Estate: Foreclosed real estate consists principally of properties acquired through mortgage loan foreclosure proceedings. These properties are recorded at the lower of the carrying value of the related loans, including costs of foreclosure, or estimated fair value, less estimated selling costs, of the real estate acquired.

Excess Cost over Net Assets Acquired: The excess cost over net assets acquired (goodwill) from the acquisition of New Meriden Trust Co. from the FDIC is being amortized on a straight-line basis over 10

People's Savings Financial Corp. and Subsidiary                               29

------------------------------------------------------

years. On a periodic basis, the Corporation reviews goodwill for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

Income Taxes: Effective January 1, 1993 the Corporation adopted, on a prospective basis, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequence of differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in when those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is considered to be more likely than not that some portion of a deferred tax asset will not be realized. Prior to the adoption of SFAS 109, income taxes expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

The cumulative effect of adopting SFAS 109 resulted in a benefit of $438,481, which represents the application of the new accounting principle to the cumulative temporary differences existing at January 1, 1993.

Earnings Per Share: Earnings per share was computed using the weighted average common shares outstanding during the year and increased by the average number of shares issuable on the exercise of stock options based on the treasury stock method.

Cash Flows: Cash and cash equivalents include cash, amounts due from banks and short-term investments.

Post-retirement Benefits Other Than Pensions: Effective January 1, 1993, the Corporation implemented, on the immediate recognition basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" ("SFAS 106"), which requires that post-retirement benefits other than pensions be accounted for using the accrual method. These benefits are unfunded and there are no assets associated with the plan. Previously, post-retirement medical and life insurance costs were expensed as claims and premiums were paid. The effect of implementing SFAS 106 had an effect upon results of operations of the Corporation of $(153,988), net of taxes for the year ended December 31, 1993.

Reclassifications: Certain 1994 and 1993 amounts have been reclassified to conform to the 1995 presentation. These reclassifications had no effect on earnings in either year.


II RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserves against certain deposit transaction accounts. At December 31, 1995 the Bank was required to have cash and liquid assets of approximately $319,000 to meet these requirements.


III  SHORT-TERM INVESTMENTS

Short-term investments consisted of:

                                                         December 31,
                                                   1995                   1994
--------------------------------------------------------------------------------
Federal Home Loan Bank overnight deposits                            $8,072,499
Federal funds sold                            $ 19,610,000            1,250,000
Money market accounts                            1,736,359              553,813
--------------------------------------------------------------------------------
                                              $ 21,346,359           $9,876,312
================================================================================

30                               People's Savings Financial Corp. and Subsidiary

------------------------------------------------------

IV  INVESTMENT SECURITIES

Effective December 31, 1993 the Corporation adopted, on a prospective basis, Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") and revised its securities accounting policy. Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of shareholders' equity. Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Realized gains and losses on the sales of securities are reported in earnings and computed using the specific identification cost basis.

Securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) at December 31, 1995 and 1994 were as follows:

                                                       December 31, 1995
--------------------------------------------------------------------------------------------
                                                    Gross            Gross        Estimated
                                  Amortized      Unrealized       Unrealized       Market
                                     Cost           Gains            Losses          Value
--------------------------------------------------------------------------------------------
Available-for-Sale
United States Government and
   Agency obligations            $44,505,649     $   158,718     $   111,798     $44,552,569
State of Connecticut taxable
   obligations                     1,250,000           1,250       1,251,250
Corporate securities               8,132,634          95,431           1,126       8,226,939
Mortgage-backed securities        21,480,424         162,999         120,407      21,523,016
--------------------------------------------------------------------------------------------
Total debt securities             75,368,707         418,398         233,331      75,553,774

Marketable equity securities       9,915,136         112,285          24,875      10,002,546
Mutual funds                       5,615,389                          43,275       5,572,114
--------------------------------------------------------------------------------------------
                                 $90,899,232     $   530,683     $   301,481     $91,128,434
--------------------------------------------------------------------------------------------

Held-to-Maturity
United States Government and
   Agency obligations            $ 9,994,460     $    54,641     $    22,896     $10,026,205
Mortgage-backed securities        28,466,441          35,045         268,603      28,232,883
--------------------------------------------------------------------------------------------
                                 $38,460,901     $    89,686     $   291,499     $38,259,088
--------------------------------------------------------------------------------------------

People's Savings Financial Corp. and Subsidiary                               31

--------------------------------------------------------------------------------


                                                        December 31, 1994
--------------------------------------------------------------------------------------------
                                                     Gross           Gross       Estimated
                                  Amortized       Unrealized      Unrealized      Market
                                     Cost            Gains          Losses         Value
--------------------------------------------------------------------------------------------
Available-for-Sale
United States Government and
   Agency obligations            $42,487,556     $     6,272     $ 2,932,054     $39,561,774
State of Connecticut taxable
   obligations                     1,251,870                          14,520       1,237,350
Corporate securities              11,624,780           6,895         390,631      11,241,044
Mortgage-backed securities         4,727,921             205          14,005       4,714,121
--------------------------------------------------------------------------------------------
Total debt securities             60,092,127          13,372       3,351,210      56,754,289

Marketable equity securities         103,334         128,559           1,625         230,268
Mutual funds                       6,364,276                         711,195       5,653,081
--------------------------------------------------------------------------------------------
                                 $66,559,737     $   141,931     $ 4,064,030     $62,637,638
============================================================================================

Held-to-Maturity
United States Government and
   Agency obligations            $28,377,684                     $ 1,408,925     $26,968,759
Mortgage-backed securities        42,984,632     $     3,138       3,276,368      39,711,402
--------------------------------------------------------------------------------------------
                                 $71,362,316     $     3,138     $ 4,685,293     $66,680,161
============================================================================================

The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Amortized        Estimated
                                                        Cost        Market Value
--------------------------------------------------------------------------------
Available-for-Sale
   Due in one year or less                          $ 9,230,374     $ 9,257,210
   Due after one year through five years             42,657,909      42,768,548
   Due after five years through ten years             2,000,000       2,005,000
--------------------------------------------------------------------------------
                                                     53,888,283      54,030,758

Mortgage-backed securities                           21,480,424      21,523,016
--------------------------------------------------------------------------------
Total                                               $75,368,707     $75,553,774
================================================================================

Held-to-Maturity
   Due in one year or less                          $ 4,000,509     $ 3,987,500
   Due after one year through five years              5,993,951       6,038,705
--------------------------------------------------------------------------------
                                                      9,994,460      10,026,205

Mortgage-backed securities                           28,466,441      28,232,883
--------------------------------------------------------------------------------
Total                                               $38,460,901     $38,259,088
================================================================================

During 1995, there were $22,949,000 of debt security sales from the available-for-sale portfolio. Gross gains of $274,154 and gross losses of $388,875 were realized on those sales. During 1994, there were $15,807,778 of debt security sales from the available-for-sale portfolio. Gross gains of $98,793 and gross losses of $729,638 were realized on those sales. There were $3,636,769 of debt security sales during 1993. Gross gains of $45,206 were realized on those sales. Net realized losses on marketable equity securities and mutual funds were $54,882 for the year ended December 31, 1995. Net realized gains on marketable equity securities and mutual funds were $758,562 and $64,440, for the years ended 1994 and 1993, respectively. Net unrealized gains on the trading account amounted to $10,014 at December 31, 1994. As permitted by the Financial Accounting Standards Board, in a special one time opportunity, the Bank transferred $18,789,280 of investment securities classified as held-to-maturity to the available-for-sale category on

32                               People's Savings Financial Corp. and Subsidiary

------------------------------------------------------


December 8, 1995. The Bank made the transfer to provide more flexibility in managing the portfolio. At the time of the transfer there was a net unrealized gain on the investments of $129,920.

At December 31, 1995, $1,009,000 of United States Government and Agency obligations were pledged as collateral to secure public funds.


V  LOANS

The carrying amounts of the Corporation's loan portfolio at December 31, 1995 and 1994 were as follows:

                                                  1995                 1994
--------------------------------------------------------------------------------
                                                Carrying             Carrying
                                                 Amount               Amount
--------------------------------------------------------------------------------
Real estate mortgage                          $201,389,246         $194,788,009
Real estate construction                         4,048,186            3,110,501
Installment loans to individuals                32,178,447           29,340,700
Commercial                                         519,461              329,492
--------------------------------------------------------------------------------
                                               238,135,340          227,568,702
Nonaccrual loans                                   721,522            1,300,868
--------------------------------------------------------------------------------
                                              $238,856,862         $228,869,570
================================================================================

At December 31, 1995, $721,522 of the Bank's loan portfolio was on nonaccrual status. The Bank's estimate of impairment due to collectibility concerns related to these loans is included in the allowance for loan losses.

At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 and 118 totaled $457,182, excluding small-balance homogeneous loans. All of these loans have been evaluated for impairment using the present values of future cash flows method. There was a valuation allowance of $65,292 recorded for the impaired loans at December 31, 1995.

For the year ended December 31, 1995 the average balance of impaired loans was approximately $172,000.

The Corporation generally recognizes interest income on impaired loans on a cash basis. For the twelve month period ended December 31, 1995, the Corporation recorded no interest on impaired loans.

At December 31, 1995 the Corporation had two restructured loans totaling $500,000. One of these loans in the amount of approximately $431,000 was restructured prior to the adoption of SFAS No. 114 and 118 and is therefore accounted for in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and the other loan is considered a smaller-balance homogeneous loan under SFAS No. 114 and 118.

Loans the Bank services for others were $66,833,079 and $67,834,944 at December 31, 1995 and 1994, respectively.

People's Savings Financial Corp. and Subsidiary                               33

--------------------------------------------------------------------------------


Information with respect to nonaccrual loans at December 31, 1995 and 1994 is as follows:

                                                                December 31,
                                                             1995        1994
--------------------------------------------------------------------------------
Nonaccrual loans                                           $721,522   $1,300,868
Interest income that would have been recorded under
   original terms                                            76,488       80,364
Interest income recorded during period                       21,260       44,123
--------------------------------------------------------------------------------

Changes in the allowance for loan losses were as follows:

                                                        Year ended December 31,
                                             1995               1994                1993
---------------------------------------------------------------------------------------------
Balance at beginning of year              $1,791,270         $2,223,472           $1,945,025
Provision charged to operations              100,974            128,657            1,010,000
Loans charged off                           (356,884)          (642,371)            (776,290)
Recoveries                                    42,187             81,512               44,737
---------------------------------------------------------------------------------------------
Balance at end of year                    $1,577,547         $1,791,270           $2,223,472
=============================================================================================

VI  BANK PREMISES AND EQUIPMENT

Cost and accumulated depreciation and amortization of the various categories of premises and equipment were as follows:

                                         December 31, 1995                December 31, 1994
-------------------------------------------------------------------------------------------------
                                                   Accumulated                      Accumulated
                                                Depreciation and                 Depreciation and
                                      Cost        Amortization         Cost        Amortization
Building and land                  $1,696,624      $  672,938       $1,682,898      $  618,271
Leasehold improvements                906,804         460,794          882,567         378,733
Furniture and equipment             3,336,039       2,435,369        2,935,068       2,093,302
-------------------------------------------------------------------------------------------------
                                   $5,939,467      $3,569,101       $5,500,533      $3,090,306
=================================================================================================


VII  DEPOSITS

An analysis of deposits follows:

                                         December 31, 1995     December 31, 1994
--------------------------------------------------------------------------------
Non-interest-bearing demand deposits       $  5,605,612          $  4,945,976
Interest-bearing demand deposits             11,479,100            11,561,239
Money market deposit accounts                 4,000,026             4,266,138
Savings deposits                            109,215,508           127,057,525
Time deposits                               209,064,523           173,870,764
--------------------------------------------------------------------------------
                                           $339,364,769          $321,701,642
================================================================================

The amount of individual certificates of deposit in excess of $100,000 included in time deposits at December 31, 1995 and 1994 was $24,658,000 and $17,870,000,
respectively. The Bank paid interest on deposits and escrow accounts of $13,271,552, $9,855,921 and $10,252,694 for the years ended December 31, 1995,
1994 and 1993, respectively.

34                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------------------------------------------


VIII  ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

Advances from Federal Home Loan Bank of Boston consisted of the following:

                                       December 31, 1995      December 31, 1994
--------------------------------------------------------------------------------
       5.57% due January 1995                                    $ 5,000,000
       5.98% due February 1995                                     4,000,000
       6.45% due March 1995                                        3,500,000
       5.05% due April 1995                                        2,000,000
       4.70% due January 1996             $ 1,000,000              1,000,000
       4.56% due January 1996               1,000,000              1,000,000
       4.32% due January 1996               3,000,000              3,000,000
       6.94% due April 1996                 3,000,000              3,000,000
       5.90% due October 1996               4,000,000              4,000,000
       5.01% due January 1997               1,300,000              1,300,000
       4.87% due January 1997               1,300,000              1,300,000
       5.20% due January 1998               2,000,000              2,000,000
       8.19% due December 1998                700,000                700,000
       5.70% due January 1999                 750,000                750,000
       5.54% due January 1999                 750,000                750,000
       4.00% due January 2008                 150,000                150,000
--------------------------------------------------------------------------------
                                          $18,950,000            $33,450,000
================================================================================

The Bank had no overnight borrowings at December 31, 1995 and 1994.

The Bank paid interest on advances of $1,311,886, $1,344,952 and $471,773 for the years ended December 31, 1995, 1994 and 1993, respectively.

In accordance with an agreement with the Federal Home Loan Bank of Boston (FHLBB), the Bank is required to maintain qualified collateral, as defined in the FHLBB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLBB in excess of the $26,992,000 required to collateralize the outstanding advances and short-term borrowing facility at December 31, 1995.

The FHLBB Statement of Credit Policy grants members the ability to borrow up to a certain percentage of the value of their qualified collateral. At December 31, 1995 the Bank could borrow up to an additional $221,540,000. The Bank also participates in the Ideal Way Line of Credit program with the FHLBB. These advances are one day loans with automatic rollover. The Bank has a pre-approved line of $8,042,000.


IX  FEDERAL AND STATE TAXES ON INCOME

The Corporation adopted SFAS 109 on a prospective basis on January 1, 1993 as explained in Note 1. The cumulative effect of adopting SFAS 109 resulted in a benefit of $438,481, which is reported separately in the consolidated statement of income. Prior years' financial statements have not been restated.

People's Savings Financial Corp. and Subsidiary                               35

--------------------------------------------------------------------------------


The components of the income tax provision (benefit) for the years ended December 31, are as follows:

                                                   1995            1994            1993
-------------------------------------------------------------------------------------------
Current Provision:
   Federal                                      $1,792,124      $1,501,990      $2,442,092
   State                                           567,525         489,095         846,872
-------------------------------------------------------------------------------------------
                                                 2,359,649       1,991,085       3,288,964
-------------------------------------------------------------------------------------------
DEFERRED PROVISION (BENEFIT):
-------------------------------------------------------------------------------------------
   Federal                                        (141,166)        319,823        (170,856)
   State                                           (34,199)        130,106         (27,986)
-------------------------------------------------------------------------------------------
                                                  (175,365)        449,929        (198,842)
-------------------------------------------------------------------------------------------
Total provision for income taxes                $2,184,284      $2,441,014      $3,090,122
===========================================================================================

The following is a reconciliation of the expected federal statutory tax to the income tax provision for the years ended December 31:

                                                1995         1994         1993
--------------------------------------------------------------------------------
Income tax at statutory federal tax rate       34.00%       34.00%       34.00%
Connecticut Corporation Tax,
  net of federal tax benefit                    6.32         6.80         7.15
Dividends received deduction                   (0.91)       (0.16)       (0.27)
Change in state tax rate                         .19
Other                                           (.40)
--------------------------------------------------------------------------------
Effective income tax rates                     39.20%       40.64%       40.88%
================================================================================

The components of the Corporation's net deferred tax assets at December 31, 1995 and 1994 are as follows:

                                                             1995                          1994
                                                    Federal         State         Federal         State
---------------------------------------------------------------------------------------------------------
Deferred tax assets:
Loan loss provision                                $  482,348      $170,876      $  540,605      $201,518
Net mortgage origination fees                           8,040         2,848          83,025        30,949
Deferred directors fees                               273,741        96,975         224,462        83,671
Accrued self-insurance                                 18,131         6,423           9,704         3,617
Accrued interest payable                               34,718        12,299          12,866         4,796
Accrued pension expense                               113,184        40,097         119,812        44,662
Security losses                                        31,613        11,199          31,441        11,720
Post-retirement benefits (SFAS 106)                   107,778        38,181         119,645        44,599
Goodwill                                               29,277        10,372           3,753         1,399
Available-for-sale securities (SFAS 115)                                          1,183,689       441,236
Other                                                  46,579        16,499
---------------------------------------------------------------------------------------------------------
Total deferred tax assets                          $1,145,409      $405,769      $2,329,002      $868,167
=========================================================================================================

Deferred tax liabilities:
Tax loan loss reserve in excess of base year$      $    6,396      $  2,266      $    7,077      $  2,638
Accrued dividends receivable                           22,903         8,113           6,332         2,600
Bond discount accretion                                12,324         4,365          87,913        32,771
Mark to market - Sec 481a adjustment                   62,834        22,259          96,252        35,879
Fixed assets                                           18,465         6,541          42,021        15,664
Prepaid insurance                                      26,835         9,506          28,414        10,592
Available-for-sale securities(SFAS 115)               100,906        37,620
Other                                                                                22,818         8,267
---------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                        250,663        90,670         290,827       108,411
---------------------------------------------------------------------------------------------------------
Net deferred tax assets                               894,746       315,099       2,038,175       759,756
Valuation reserve                                           0             0               0             0
---------------------------------------------------------------------------------------------------------
Net deferred tax assets after
valuation reserve                                  $  894,746      $315,099      $2,038,175      $759,756
=========================================================================================================

36                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------------------------------------------


The allocation of deferred tax expense (benefit) involving items charged to current year income and items charged directly to stockholders' equity for the years ended December 31, are as follows:

                                                   1995                             1994                         1993
                                          Federal          State          Federal          State         Federal        State
-------------------------------------------------------------------------------------------------------------------------------
Deferred tax expense (benefit)
  allocated to stockholders' equity     $ 1,284,595      $ 478,856      $(1,183,689)     $(441,236)
Deferred tax expense (benefit)
  allocated to income                      (141,166)       (34,199)         319,823        130,106      $(170,856)     $(27,986)
-------------------------------------------------------------------------------------------------------------------------------
Total deferred tax expense (benefit     $ 1,143,429      $ 444,657      $  (863,866)     $(311,130)     $(170,856)     $(27,986)
===============================================================================================================================

The Corporation will only recognize a deferred tax asset when based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1995, 1994 and 1993, the Corporation has recorded no valuation allowances against deferred tax assets based on sufficient available federal taxable income in the carryback period and anticipated future earnings for state purposes.

The Corporation paid Federal and State income taxes totaling $1,820,800, $2,238,000 and $3,020,000, in 1995, 1994 and 1993, respectively.


X  RESTRICTIONS ON SUBSIDIARY DIVIDENDS,
   LOANS OR ADVANCES

Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval by the Banking Commissioner of the State of Connecticut (the Commissioner) is required to pay dividends in excess of the Bank's net profits (as defined by Connecticut banking laws) in the current year plus retained net profits for the preceding two years. The Bank has approximately $666,000 available for payment of dividends to the Corporation, without approval of the Commissioner, at December 31, 1995.

Under Federal Reserve regulation, the Bank also is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated 10% of consolidated net assets.

On August 20, 1986, the Corporation's wholly-owned subsidiary converted from a State Chartered Mutual Savings Bank to a State Chartered Stock Savings Bank through the issuance of 2,444,324 shares of common stock. The Bank has established a liquidation account for a ten year period in an amount equal to its capital accounts as of August 31, 1986. The liquidation account is maintained for the benefit of eligible account holders who maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation (and only in such an event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the lowest adjusted balance as of any subsequent annual closing date for savings accounts held, before any liquidation distribution may be made with respect to common stock. The Bank may not declare or pay a cash dividend on, or repurchase any of, its common stock if the effect thereof would cause the capital accounts to be reduced below the amount required for the liquidation account (approximately $913,000 at December 31, 1995).

A portion of retained earnings has been designated as a reserve for bad debts in accordance with provisions of the Internal Revenue Code (the "Code") applicable to savings banks. If the reserve were to be used for any purpose other than to absorb losses on loans or if the Bank's qualifying assets as defined by the Code are less than 60% of total assets, a federal and state income tax liability could be incurred. It is not anticipated that the reserve will be made available for other purposes, that qualifying assets will be less than 60% of total assets, or that a tax liability will be incurred. The reserve amount was $4,651,122 at December 31, 1995 and $4,637,371 at December 31, 1994. Legislation
has been introduced that would repeal the tax bad debts reserve method applicable to savings banks and require savings banks to change their method of tax accounting for bad debts to conform with that of commercial banks. The proposed legislation could

People's Savings Financial Corp. and Subsidiary                               37

------------------------------------------------------


result in the Corporation having to pay tax on the post-1987 tax bad debt reserves of approximately $21,000 and being forgiven for the pre-1988 tax bad debt reserves of approximately $4,650,000. The Corporation has recorded a tax liability for the post-1987 reserves and established no deferred tax liability for the pre-1988 reserves in accordance with SFAS No. 109. No certainty exists as to whether the proposed legislation will be enacted into law.


XI  STOCK OPTION PLAN

The Corporation has a stock option and incentive plan for certain employees and a stock option plan for directors under which options become exercisable upon issuance. Options were granted during 1995, 1994 and 1993 with an exercise price equal to the fair market value of common stock at the date of grant.

                                                              Shares Under Option
-------------------------------------------------------------------------------------------------------
                                                            Outside                        Option
                                               Employee     Director                     Price Range
                                                 Plan         Plan          Total         Per Share
-------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1992                36,500        55,000        91,500       $9.125-$14.125
Granted during 1993                                            3,000         3,000               $18.25
Canceled during 1993                            (1,000)                     (1,000)              $10.00
Exercised during 1993                          (15,500)      (11,000)      (26,500)       $9.125-$12.50
-------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993                20,000        47,000        67,000        $9.125-$18.25
Granted during 1994                                            4,000         4,000               $18.00
Exercised during 1994                           (3,000)                     (3,000)              $10.25
-------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994                17,000        51,000        68,000        $9.125-$18.25
Granted during 1995                             87,000        20,000       107,000      $17.5625-$18.25
Exercised during 1995                           (1,000)       (2,500)       (3,500)       $10.00-$10.25
-------------------------------------------------------------------------------------------------------

Outstanding at December 31, 1995               103,000        68,500       171,500        $9.125-$18.25
Exercisable at December 31, 1995
  (expiring during the period from
  August 20, 1996 through April 25, 2005)      103,000        68,500       171,500        $9.125-$18.25
Shares reserved for issuance at
  December 31, 1995                            166,000       168,500       334,500
-------------------------------------------------------------------------------------------------------
Shares available for future options at
  December 31:
    1994                                       190,000        22,000       212,000
-------------------------------------------------------------------------------------------------------
    1995                                        63,000       100,000       163,000
-------------------------------------------------------------------------------------------------------


XII  EMPLOYEE BENEFIT PLANS

The Corporation has a defined benefit pension plan covering substantially all of its employees who qualify as to age, length of service and minimum hours per year. The benefits are based on a covered employee's final average compensation, primary social security benefit and credited service. The Corporation's funding policy is to contribute amounts to the plan sufficient to meet ERISA 's minimum funding requirements.

38                               People's Savings Financial Corp. and Subsidiary

------------------------------------------------------


The following table sets forth the plan's funded status and amounts recognized in the Corporation's statement of financial position at December 31, 1995 and 1994:

                                                                      December 31,
                                                                  1995            1994
------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits
  of $1,633,785 in 1995 and $1,760,365 in 1994                $ 1,656,265      $ 1,783,872
------------------------------------------------------------------------------------------

Projected benefit obligation for service rendered to date     $ 2,789,792      $ 2,667,227
Plan assets at fair value, primarily cash and cash
  equivalents, US and other bonds and listed stocks             1,885,076        1,717,424
------------------------------------------------------------------------------------------
Projected benefit obligations in excess of plan assets            904,716          949,803

Unrecognized net gain from past experience different
  from that assumed and effects of changes in assumptions        (655,177)        (692,430)
Unrecognized transition asset (liability) at December 31          124,574          140,184
------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities            $   374,113      $   397,557
------------------------------------------------------------------------------------------

Net pension cost included the following components:

                                                               Year ended December 31,
                                                        1995             1994          1993
----------------------------------------------------------------------------------------------
Service cost-benefits earned during the period        $239,153        $199,116       $189,295
Interest cost on projected benefit obligation          179,172         163,021        153,316
Actual return on plan assets                          (345,515)         50,401       (113,910)
Net amortization and deferral                          193,564        (193,075)         9,552
----------------------------------------------------------------------------------------------
Net periodic pension cost                             $266,374        $219,463       $238,253
==============================================================================================

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 5.0%, respectively, at December 31, 1995 and December 31, 1994, the respective measurement dates. The expected long-term rate of return on plan assets was 8.0% in 1995, 1994 and 1993.

Effective January 1, 1992, the Corporation adopted a defined contribution 401(k) plan. All employees of the Corporation who have reached age 21 and have completed one year of service are eligible to participate in the plan. Employees may contribute up to 15% of their compensation not to exceed the maximum dollar limit imposed by the Internal Revenue Service. The Corporation's matching contribution is 50% of each participant's contribution up to 6% of the participant's compensation. The Corporation's contribution expense was $63,694, $56,360 and $49,630, respectively, for the years ended December 31, 1995, 1994 and 1993.

Effective January 1, 1993, the Corporation implemented, on the immediate recognition basis, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" (SFAS
106), which requires that post-retirement benefits other than pensions be accounted for using the accrual method. These benefits are unfunded and there are no assets associated with the plan. Previously, post-retirement medical and life insurance costs were expensed as claims and premiums were paid. The effect of implementing SFAS 106 had an effect upon results of operations of the Corporation in 1993 of $(153,988) net of taxes. The net periodic post-retirement benefits expense was $50,080, $41,560 and $32,527, respectively, in 1995, 1994 and 1993. The post-retirement benefits liability was $355,177, $311,014 and $281,343, respectively, at December 31, 1995, 1994 and 1993.

People's Savings Financial Corp. and Subsidiary                               39

------------------------------------------------------


XIII  LEASES

Seven of the Bank's branch offices are leased under noncancelable operating leases which expire at various dates through 2004. The rental payments on the lease for one of the branches are subject to an escalating payment schedule. In all instances, the leases contain renewal options which extend for periods of 5 through 15 years. The future minimum rental commitments as of December 31, 1995 for these leases are as follows:

                  1996                                $  428,735
                  1997                                   433,084
                  1998                                   434,251
                  1999                                   424,057
                  2000                                   368,904
               Thereafter                                404,819
--------------------------------------------------------------------------------
                                                      $2,493,850
--------------------------------------------------------------------------------


Rental expense for the branches amounted to $442,892 in 1995, $393,332 in 1994 and $372,907 in 1993.


XIV  CONTINGENT LIABILITIES

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These expose the Bank to credit risk in excess of the amount recognized in the consolidated balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure related to these items at December 31, 1995 and 1994 is summarized below:

                                                      1995            1994
                                                Contract Amount  Contract Amount
--------------------------------------------------------------------------------
Loan commitments:
  Approved mortgage and equity loan commitments   $ 2,103,300     $ 3,227,700
  Unadvanced portion of construction loans          2,925,864       2,346,299
Letters of credit                                     534,340         500,640
Unadvanced portion of:
  Commercial line of credit                         1,511,250       1,535,972
  Home equity lines of credit                       4,515,152       4,104,247
  Overdraft line of credit                             19,959          13,900
  Credit cards                                      3,404,764       1,800,609
--------------------------------------------------------------------------------
                                                  $15,014,629     $13,529,367
--------------------------------------------------------------------------------

Commitments to extend credits are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is primarily residential property. Interest rates on home equity lines of credit are variable and are available for a term of 10 years. All other commitments are a combination of fixed and variable with maturities of one year or more.

40                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------------------------------------------


XV  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

The Bank primarily grants loans to customers located within its primary market area in the state of Connecticut. The majority of the Bank's loan portfolio, including loans held for sale and commitments (97%) at December 31, 1995 and 1994, is comprised of loans collateralized by real estate located primarily in central Connecticut. At December 31, 1995 and 1994 respectively, such loans and commitments totaled approximately $243,400,000, and $235,700,000, of which $227,300,000 and $223,400,000, is collateralized by owner occupied real estate. The Bank lends up to 95% of the appraised value of owner-occupied property. Residential borrowers are required to obtain private mortgage insurance covering any excess on loans with over 80% loan-to-value ratios.


XVI  LOANS TO RELATED PARTIES

Loans to executive officers and directors (including loans to members of their immediate families and loans to companies of which a director is a principal owner) considered to be related parties aggregated $2,358,389 and $2,518,799 at December 31, 1995 and 1994, respectively. During 1995, the Bank made $177,309 in new loans to related parties and received $337,719 in payments on related party loans. Such related party loans were made in the ordinary course of business.


XVII  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

Investment securities (including mortgage-backed securities): Fair values for investment securities (held-to-maturity and available-for-sale portfolios) are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Trading account assets: Fair values for the Corporation's trading account assets, which also are the amounts recognized in the balance sheet, are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held for sale: The fair values for mortgage loans held for sale are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans and commercial and

People's Savings Financial Corp. and Subsidiary                               41

--------------------------------------------------------------------------------


industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Foreclosed real estate: The carrying amount reported in the balance sheet for foreclosed real estate are estimated by management to approximate those assets' fair value.

Off-balance-sheet instruments: Fair values for the Corporation's off-balance-sheet instruments (primarily lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments).

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advances from Federal Home Loan Bank of Boston: The fair values of the Corporation's borrowings from the Federal Home Loan Bank of Boston are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

The following table presents a comparison of the carrying value and estimated fair value of the Bank's financial instruments at December 31, 1995 and 1994:

                                                    1995                        1994
----------------------------------------------------------------------------------------------
                                          Carrying        Fair         Carrying       Fair
                                            Value         Value          Value        Value
----------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks               $6,815,738    $6,815,738     $9,537,883    $9,537,883
   Short-term investments                21,346,359    21,346,359      9,876,312     9,876,312
   Securities held-to-maturity           38,460,901    38,259,088     71,362,316    66,680,161
   Securities available-for-sale         91,128,434    91,128,434     62,637,638    62,637,638
   Federal Home Loan Bank stock           2,643,000     2,643,000      2,292,400     2,292,400
   Trading account securities                                          5,461,095     5,461,095
   Loans                                238,135,340   239,832,317    227,568,702   216,870,000
   Loans held for sale                      927,034       927,034
Financial Liabilities:
   Deposits with no stated maturity     130,300,246   130,300,246    147,830,878   147,830,878
   Time deposits                        209,064,523   211,671,000    173,870,764   173,971,000
   Federal Home Loan Bank borrowings     18,950,000    18,959,000     33,450,000    32,573,000
==============================================================================================


XVIII  RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("FAS 121"), which the Bank will adopt on January 1, 1996. FAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this standard is not expected to have a material impact on the Bank's financial condition or its results of operations.

In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65"

42                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------------------------------------------


("FAS 122"), which the Bank will adopt on January 1, 1996. FAS 122 amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities", to provide that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others however those servicing rights are acquired. It also requires the Bank to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of this standard is not expected to have a material impact on the Bank's financial condition or its results of operations.

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 establishes financial accounting and reporting standards for stock-based compensation plans. FAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, FAS 123 also allows the Bank to continue to measure compensation costs for stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees" and make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in FAS 123 had been applied. The Bank has elected not to adopt the accounting requirements of FAS 123, and will continue to account for stock-based compensation plans in accordance with APB No. 25. The Bank's fiscal 1996 financial statements will include the pro forma disclosure requirements of FAS 123.


XIX  PEOPLE'S SAVINGS FINANCIAL CORP.
     (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
                                                           December 31,
                                                      1995             1994
--------------------------------------------------------------------------------
Assets
Advances to subsidiary                             $ 4,326,117      $ 1,827,336
Investment in subsidiaries                          40,816,793       39,842,779
--------------------------------------------------------------------------------
Total assets                                       $45,142,910      $41,670,115
================================================================================

Liabilities
Dividends payable                                  $   429,520      $   439,201
--------------------------------------------------------------------------------
Total liabilities                                      429,520          439,201
Stockholders' equity                                44,713,390       41,230,914
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $45,142,910      $41,670,115
================================================================================

Investment in subsidiaries are carried under the equity method of accounting.

People's Savings Financial Corp. and Subsidiary                               43

------------------------------------------------------


STATEMENTS OF INCOME

                                                              Year ended December 31,
                                                        1995            1994           1993
-----------------------------------------------------------------------------------------------
Dividends from subsidiary                           $ 5,000,000      $2,600,000      $3,300,000
Investment securities gains                                             450,163
Other income                                             68,294          84,564          82,439
-----------------------------------------------------------------------------------------------
Income before income taxes and equity
  distributed in excess of income of subsidiary       5,068,294       3,134,727       3,382,439

Other expenses                                          151,501         130,245         152,320
Income taxes (credit)                                   (34,489)        168,224         (29,064)
-----------------------------------------------------------------------------------------------
                                                        117,012         298,469         123,256
-----------------------------------------------------------------------------------------------
Income before equity in undistributed
  net income of subsidiary                            4,951,282       2,836,258       3,259,183

Equity in undistributed net income
  (loss) of subsidiaries                             (1,562,754)        728,614       1,492,590
-----------------------------------------------------------------------------------------------

Net income                                          $ 3,388,528      $3,564,872      $4,751,773
===============================================================================================

STATEMENT OF CASH FLOWS

                                                              Year ended December 31,
                                                        1995            1994            1993
-----------------------------------------------------------------------------------------------
Operating activities
Net income                                          $ 3,388,528      $3,564,872     $ 4,751,773
Adjustments to reconcile net income
   to net cash provided by operating activities:
   Equity in undistributed net (income)
     loss of subsidiary                               1,562,754        (728,614)     (1,492,590)
   Gain on sale of investment securities                               (430,163)
   Other items, net                                                                           9
-----------------------------------------------------------------------------------------------
Cash provided by operating activities                 4,951,282       2,386,095       3,259,192

Investing activities
Sales of investment securities                                          614,376
Investment in subsidiary                                (50,000)
Net decrease (increase) in advances
   to subsidiaries                                   (2,498,682)     (1,139,482)        (76,049)
-----------------------------------------------------------------------------------------------
Net cash used by investing activities                (2,548,682)       (525,106)        (76,049)

Financing activities
Issuance of common stock                                 45,761          30,750         353,798
Acquisition of treasury stock                          (720,950)       (135,600)     (1,870,099)
Cash dividends                                       (1,727,411)     (1,756,139)     (1,666,842)
-----------------------------------------------------------------------------------------------
Net cash used by financing activities                (2,402,600)     (1,860,989)     (3,183,143)
-----------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents             --              --              --

Cash and cash equivalents at beginning of year               --              --              --
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year            $        --      $       --     $        --
===============================================================================================

44                               People's Savings Financial Corp. and Subsidiary

------------------------------------------------------


XX  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994 (in thousands of dollars, except per share data):

                                                             Three months ended
                                              March 31     June 30   September 30    December 31
-------------------------------------------------------------------------------------------------
1995
Interest income                                $6,505       $6,773      $7,058         $7,186
Interest expense                                3,295        3,619       3,726          3,843
-------------------------------------------------------------------------------------------------
Net interest income                             3,210        3,154       3,332          3,343

Provision for loan losses                          36           35          30              0
Net gain (loss) on securities transactions          4          (73)         (1)          (100)
Trading account gains (losses)                     49            0           0              0
Other income                                      544          583         609            628
Other expenses                                  2,358        2,475       2,331          2,444
-------------------------------------------------------------------------------------------------
Income before income taxes                      1,413        1,154       1,579          1,427
Income taxes                                      577          447         618            542
-------------------------------------------------------------------------------------------------
Net income                                     $  836       $  707      $  961         $  885
=================================================================================================

Net income per common share                    $  .42       $  .36      $  .48         $  .45
=================================================================================================

                                                               Three months ended
                                            March 31         June 30      September 30   December 31
----------------------------------------------------------------------------------------------------
1994
Interest income                              $6,100          $6,089          $6,360         $6,512
Interest expense                              2,603           2,741           2,830          3,096
----------------------------------------------------------------------------------------------------
Net interest income                           3,497           3,348           3,530          3,416

Provision for loan losses                        19              60              50              0
Net gain (loss) on securities transactions      (38)            788               0           (622)
Trading account gains (losses)                 (134)            (78)            107           (179)
Other income                                      2             209             285            397
Other expenses                                1,810           2,011           2,345          2,227
----------------------------------------------------------------------------------------------------
Income before income taxes                    1,498           2,196           1,527            785
Income taxes                                    596             906             622            317
----------------------------------------------------------------------------------------------------
Net income                                   $  902          $1,290          $  905         $  468
====================================================================================================

Net income per common share                  $  .44          $  .64          $  .45         $  .23
====================================================================================================

People's Savings Financial Corp. and Subsidiary                               45

STOCK INFORMATION
-----------------

Common Stock Information

The Corporation's common stock is traded over the counter on the Nasdaq National Market under the symbol "PBNB". There were 1,404 stockholders of record on February 29, 1996. The following table sets forth for the periods indicated, market price information regarding PBNB stock as reported by Nasdaq. Stock price information includes high and low daily closing sales prices as reported by the Nasdaq National Market.

Quarter ended                         LOW                    HIGH
--------------------------------------------------------------------------------
March 31, 1994                        18                     19 1/4
June 30, 1994                         17 1/4                 20 5/8
September 30, 1994                    17 3/4                 21
December 31, 1994                     17                     18 1/2
March 31, 1995                        17 1/2                 18 3/4
June 30, 1995                         18                     19 1/2
September 30, 1995                    19 1/4                 22 1/2
December 31, 1995                     19                     20
--------------------------------------------------------------------------------

Dividend Policy

The Board of Directors of People's Savings Financial Corp. expects to maintain its regular quarterly dividend policy and it may authorize increases in quarterly dividends or other special dividends in the future if warranted by the Corporation's earnings and performance. Please see Note 10 - Restrictions on Subsidiary Dividends, Loans or Advances on page 37 of this report.

The following table illustrates dividends that were declared:

Dividends Date Declared                  Date Payable               Amount
--------------------------------------------------------------------------------
March 15, 1994                         April 29, 1994                .22
June 21, 1994                          July 29, 1994                 .22
September 20, 1994                     October 31, 1994              .22
December 20, 1994                      January 31, 1995              .22
March 21, 1995                         April 28, 1995                .22
June 20, 1995                          July 31, 1995                 .22
September 19, 1995                     October 31, 1995              .22
December 21, 1995                      January 31, 1996              .22
--------------------------------------------------------------------------------

Stockholder Information

The People's Savings Bank of New Britain and People's Savings Financial Corp. People's Savings Bank is a savings bank chartered by the State of Connecticut. People's Savings Financial Corp. is a Connecticut bank holding company. Both the Bank and the Corporation are headquartered at 123 Broad Street, New Britain, Connecticut and their telephone number is (860) 224-7771.

Stock Transfer Agent
People's Savings Financial Corp.
c/o Boston EquiServe
P.O. Box 8200
Boston, MA 02266-8200
1-800-426-5523

46                               People's Savings Financial Corp. and Subsidiary

-----------------------------


Annual Report on Form 10-K

The Corporation's annual report on Form 10-K, and the financial statement schedules thereto, as required to be filed with the Securities and Exchange Commission for 1995, will be provided without charge to any stockholder upon written request of such stockholder. Requests should be addressed to Investor Relations, People's Savings Financial Corp., 123 Broad Street, P.O. Box 2980, New Britain, CT 06050-2980.

Independent Auditors
         Coopers & Lybrand L.L.P.
         100 Pearl Street
         Hartford, CT 06103-4508

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE, BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

People's Savings Financial Corp. and Subsidiary                               47

[PICTURE]


People's Savings Financial Corp.
Officers from left to right:
Teresa D. Sasinski, Senior Vice President and Secretary; Richard S. Mansfield,
President and Chief Executive Officer;
John G. Medvec, Executive Vice
President and Treasurer


DIRECTORS AND OFFICERS
----------------------

Directors of People's Savings Financial Corporation and
The People's Savings Bank of New Britain

Joseph A. Welna, MD, Chairman of the Board
   Obstetrician/Gynecologist
Walter J. Liss, Secretary of the Board
   President of Liss Insurance Agency Inc.
Walter D. Blogoslawski
   Owner of Investment Research and PHB Realty
Stanley P. Filewicz, MD
   Orthopedic Surgeon
Robert A. Gryboski, MD
   Otolaryngologist
Roland L. LeClerc
   Retired Partner, LeClerc and Fortier,
   Insurance and Realty
Richard S. Mansfield
   President and Chief Executive Officer of The
   People's Savings Bank of New Britain and
   People's Savings Financial Corp.
Henry R. Poplaski
   Owner and manager of
   Hank's Automotive Serivce
A. Richard Puskarz
   President and Chief Executive Officer of
   Art Press Inc., Printers
Chester S. Sledzik
   Partner in the law firm of Sledzik & McGuire
Robert A. Story
   President of the Story Brothers Inc.,
   Automotive Service


The People's Savings Bank of New Britain

Officers
Richard S. Mansfield
   President and Chief Executive Officer
John G. Medvec
   Executive Vice President and Treasurer

Lending
Earl T. Young
   Senior Vice President
Robert J. Mendillo
   Vice President
John J. Ancheff
   Assistant Vice President
Mark A. Iadarola
   Assistant Vice President
Donna M. Evans
   Assistant Treasurer
Donna D. Mattson
   Assistant Treasurer

Operations
Teresa D. Sasinski
   Senior Vice President and Secretary
Geraldine F. Valuk
   Assistant Vice President
Maurizio D'Oca
   Assistant Treasurer
Jeffrey S. Gable
   Assistant Treasurer
Alina M. Grabala
   Assistant Treasurer
Laurie S. Mornhineway
   Assistant Treasurer
Barbara Powojski
   Assistant Treasurer

Accounting
Edward E. Bohnwagner, III
   Vice President and Controller
Susan Carluccio Link
   Assistant Controller
Jennifer A. Lodovico
   Assistant Treasurer

Human Resources
Florence K. Gagnon
   Vice President

Marketing
Joyce L. Petrisko
   Assistant Treasurer

Management Information Systems
Stanley W. Styrczula
   Assistant Vice President

Compliance
Lisa K. MacDonald
   Vice President

Trust
Daniel A. Hurley, III
   Senior Vice President
Lois A. Muraro
   Vice President
Jeffrey F. Otis
   Vice President
David J. Papallo
   Vice President
Irma C. Sulewski
   Vice President
Maria F. Del Sesto
   Assistant Vice President
Annabell Priola
   Assistant Vice President

Non-deposit Investment Products
Roger T. Helal
   Vice President

BANK AND TRUST LOCATIONS
------------------------

Bank Offices

Main Office                              Southington Office
123 Broad Street                         405 Queen Street
New Britain, CT                          Southington, CT
860-224-7771                             860-621-8901

Columbus Plaza Office                    Newington Office
150 Columbus Boulevard                   36 Fenn Road
New Britain, CT                          Newington, CT
860-827-3660                             860-666-8400

Lafayette Square Office                  Rocky Hill Office
450 Main Street                          2270 Silas Deane Highway
New Britain, CT                          Rocky Hill, CT
860-224-7771                             860-529-8161

Farmington Avenue Office                 Plainville Office
553 Farmington Avenue                    2750 New Britain Avenue
New Britain, CT                          Plainville, CT
860-827-3656                             860-793-6020

Opening in April 1996
Meriden Office
834 Broad Street
Meriden, CT



Trust Offices

New Britain Office                       Meriden Office
450 Main Street                          834 Broad Street
New Britain, CT                          Meriden, CT
860-224-7771                             203-235-4456

Middletown Office
49 Main Street
Middletown, CT
860-343-5987

                [LOGO] PSB
                       --------------------
                       PEOPLES SAVINGS BANK

               MEMBER
                 FDIC