Form 10-K/A, Exhibit 13
period 1996-12-31
PEOPLES SAVINGS FINANCIAL CORP /CT/
filed 1997-04-14
CIK 846801

                      -----------------------------------
                        PEOPLES SAVINGS BANK AND TRUST
                      -----------------------------------

                                             A New Name.
                                             A Familiar Face.







                                             People's Savings
                                             Financial Corporation
                                             1996 Annual Report

--------------------
TABLE OF CONTENTS
--------------------

Selected Financial Highlights.............................................. 1

To Our Shareholders........................................................ 2

Banking...Business to Business, Person to Person........................... 4

Management's Discussion and Analysis of
Financial Condition and Results of Operation............................... 9

Report of Independent Accountants..........................................23

Consolidated Financial Statements..........................................24

Notes to Consolidated Financial Statements.................................28

Stock Information..........................................................46

Directors and Officers.....................................................48

Bank and Trust Locations...................................................49

-------------------------------
SELECTED FINANCIAL HIGHLIGHTS
-------------------------------

(dollars in thousands, except per share data)

                                                               December 31,
                                            1996       1995       1994        1993       1992
------------------------------------------------------------------------------------------------
Financial Data At Year End:
Total Assets                              $482,394   $410,164   $402,089   $354,92 7   $335,396
Loans:
  Mortgages Fixed-Rate, net                 88,722     88,208     92,334      93,511     97,053
  Mortgages Adjustable-Rate, net           128,695    116,265    104,644      93,479     92,404
  Consumer and Other Loans, net             39,497     32,319     29,346      24,792     29,235
------------------------------------------------------------------------------------------------
Total Loans, net                           256,914    236,792    226,042     211,782    218,692
Investments (including FHLB stock and      207,425    153,579    151,629     126,862     88,749
 federal funds)
Deposits                                   358,060    339,365    321,702     299,467    283,495
Advances from FHLB                          49,750     18,950     33,450       7,910      7,000
Repurchase agreements                       21,500          -          -           -          -
Capital                                     46,201     44,713     41,231      42,438     40,275
------------------------------------------------------------------------------------------------

Operating Data For the Year Ended:
Interest Income, including loan fees      $ 30,521   $ 27,522   $ 25,061   $  24,146   $ 25,366
Interest Expense                            16,428     14,483     11,270      10,666     12,552
------------------------------------------------------------------------------------------------
Net Interest Income                         14,093     13,039     13,791      13,480     12,814
Provision for Loan Losses                      938        101        129       1,010      1,255
Other Income                                 1,256      1,235        702       1,288        878
Gains (Losses) on Sale of Securities           (20)      (170)       128         110         (7)
Trust Fees                                   1,419      1,129        191           1
Trading Account Gains (Losses)                             49       (284)        579         63
Other Expenses                               9,814      9,608      8,393       6,890      6,274
------------------------------------------------------------------------------------------------

Income before Income Taxes                   5,996      5,573      6,006       7,558      6,219
Income Taxes                                 1,982      2,184      2,441       3,090      2,923
------------------------------------------------------------------------------------------------

Income before the Cumulative Effect
 of Changes in Accounting Principles:     $  4,014   $  3,389   $  3,565   $   4,468   $  3,296
Cumulative Effect of Changes in
  Accounting Principles:
  Post-Retirement Benefits                                                      (154)
  Income Taxes                                                                   438
------------------------------------------------------------------------------------------------
Net Income                                $  4,014   $  3,389   $  3,565   $   4,752   $  3,296
------------------------------------------------------------------------------------------------

Per Share Data:
Net Income Per Share - Primary            $   2.05   $   1.71   $   1.76   $    2.18   $   1.60
Net Income Per Share - Fully Diluted      $   2.03   $   1.70   $   1.76   $    2.18   $   1.60
After Cumulative Effect of Changes in
  Accounting Principles - Fully Diluted   $   2.03   $   1.70   $   1.76   $    2.32   $   1.60
Book Value Per Share                         24.24      22.90      20.73       21.29      19.48
Cash Dividend Declared                         .91        .88        .88         .84        .74
------------------------------------------------------------------------------------------------

Selected Statistical Data:*
Return on Average Assets                      0.93%      0.84%      0.92%       1.38%      1.04%
Return on Average Equity                      8.91       7.84       8.38       11.48       8.42
Leverage Capital Ratio                       10.18      10.33      10.27       11.78      12.01
Dividend Payout Ratio                        43.22      50.69      49.28       35.61      45.95
Net Interest Rate Spread (1)                  3.00       3.01       3.43        3.73       3.74
Net Interest Rate Margin (2)                  3.41       3.41       3.74        4.09       4.22
------------------------------------------------------------------------------------------------

  * 1993 information is after the cumulative effect of changes in accounting principles.
(1) Return on average earning assets less cost of interest-bearing liabilities.
(2) Net interest income divided by average earning assets.

-------------------
TO OUR SHAREHOLDERS
-------------------

[PHOTO OF RICHARD S. MANSFIELD APPEARS HERE]

Since 1907 our Bank's name has been The People's Savings Bank of New Britain. The name served us well because all of our branches were located in New Britain and, through these branches, we offered deposit and residential loan services.

We now have four branches in New Britain and five others in towns throughout central Connecticut. To reflect our expansion into surrounding communities, we shortened our name in our marketing materials to People's Savings Bank.

In 1993 we became part of the state's $25 billion-asset personal and institutional trust industry. Our growth has diversified our business, allowing us to offer new trust services as well as the traditional deposit and lending services.

Our marketing efforts of trust services were assisted by the recent mergers of several banking institutions, creating "mega-banks" that perform their services from impersonal, remote locations. This was our opportunity to fill the need for community-based, person-to-person trust services.

[LOGO OF PEOPLES SAVINGS BANK & TRUST APPEARS HERE]

In 1994 People's Savings Bank purchased $176 million of trust assets of the New Meriden Trust Company from the FDIC. The phenomenal growth in trust assets to $385 million has made our trust operations a major part of the organization. We felt that it was only natural to recognize "trust" in our name. Therefore, the new name of our Bank is Peoples Savings Bank & Trust.

Net income for the year ended December 31, 1996 was $4,014,000, up $625,000 or 18% over the $3,389,000 earned in 1995. Fully diluted net income per share was $2.03 for the year ended December 31, 1996 compared to $1.70 per share earned in 1995. Net income for 1996 includes a one-time tax refund of $304,000 or $.16 per share. Without this tax refund, net income for 1996 would be $3,710,000, up $321,000 or 9.5% over the $3,389,000 earned in 1995 and fully diluted net income per share would be $1.87.

Asset quality remains good, with non-performing assets (loans 90 days or more delinquent and foreclosed real estate), totaling $1.8 million, or .37% of total assets as of December 31, 1996. From December 31, 1995 to December 31, 1996 non-performing assets had increased although they are still below our peer group averages.

The increase in non-performing assets to current levels influenced us to increase this year's loan losses provision to $938,000 from $101,000 in 1995. The increase was due to higher charge-offs of residential loans and our continuing concern over declining values of collateral in certain areas of our loan portfolio. While the timing of the charge-offs cannot be anticipated, we were disappointed -- but not surprised -- by their occurrence in the fourth quarter. The level of the allowance and the provision for this quarter reflects management's continuing policy of aggressively managing our loan portfolio.


Net interest income increased to $14,093,000 in 1996 from $13,039,000 in 1995, a $1,054,000 or 8.1% increase. The net interest margin in 1996 was 3.41%, unchanged from 1995. Return on average assets increased to .93% of assets compared to .84% for 1995, and the return on average equity increased to 8.91% from 7.84% for 1995.

                         DIVIDENDS DECLARED PER SHARE

YEARS          1992      1993      1994      1995      1996

DOLLARS     $   .74       .84       .88       .88       .91

Consumer and commercial loan volume in 1996 represented a marked improvement over 1995's level of production, boosted by better economic conditions in Connecticut. The Bank's loan production in 1996 was up 35% to $68.9 million from $51.2 million in 1995, despite increased competition from other banks and mortgage companies. These results show that PSB&T can compete effectively within our market. Our growth has been, and will continue to be, based on a strong referral network and our customers' desire to do business with a knowledgeable, professional and competitive community bank.

                             BOOK VALUE PER SHARE

YEAR           1992      1993      1994      1995      1995

DOLLARS       19.48     21.29     20.73     22.90     24.24

Our focus over the next several years will be to provide the banking services of the future. PSB&T is implementing new technology to allow the computerized banking services that a growing sector of our customer base demands, while still offering the person-to-person service on which our reputation was built. We also have added the convenience of a home page on the Internet, from which our current and future customers can receive information about our services and products.

More important than the investment we make in new technology is the investment we make in our employees. They are our first line of customer contact, and they are the people who make the lasting impression on all customers. To many of our customers, these employees are the bank. On-going training programs give our employees the knowledge and information they need to serve our customers more efficiently.

As Peoples Savings Bank & Trust continues to grow and prosper, we are committed to serving our local communities with the same personal and quality service as we have since we opened our doors in 1907. We are grateful to our employees, officers and directors who share the vision of our Bank, and to our shareholders whose continued investment is deeply appreciated.

       [PHOTO OF PEOPLE'S SAVINGS FINANCIAL CORP. OFFICERS APPEARS HERE]

Sincerely,

/s/ Richard S. Mansfield

Richard S. Mansfield
President and Chief Executive Officer

               BANKING... BUSINESS TO BUSINESS, PERSON TO PERSON

                       [FOUR-COLOR GRAPHICS APPEAR HERE]

   Behind the

 scenes and on

the front lines,

our friendly and

 knowledgeable

staff works as a

customer service

  team, always

looking for new

  ways to help

      you.

A NEW NAME, A FAMILIAR FACE

The current environment for banking is anything but timeless. What we are seeing today in the industry is a rapid and dramatic change; the friendly bank teller is being replaced by the ATM; the helpful voice at the end of the bank's telephone line now comes from a computer. The convenient neighborhood branch is vanishing and familiar banks are disappearing, merging into larger and unfamiliar institutions. Banking customers are receiving less of the personal touch, and realize that their formerly free services are now available only for a fee.

A generation ago, most people relied on a single bank for all their financial products; today, customers often maintain accounts in several banks. Bankers are being challenged to win new customers who demand the ultimate in convenience, while serving the more traditional -- and often profitable -- customer segment that thrives on face-to-face, personal interaction.

The strategy at Peoples Savings Bank & Trust is to concentrate on small businesses and retail customers who are turned off by the impersonal and bureaucratic nature of the larger banks. We feel we are big enough to meet your business needs, yet small enough to offer personal service. And although the name on our building has changed to reflect our expanding services and technologies, our commitment to that personal touch remains as strong as our history.

BRANCHING OUT TO SERVE OUR CUSTOMERS

We also have made a commitment to the communities we serve, and we are working hard to earn your approval. Our branch offices and the people who work in them are the pillars of our success.

[4/C PHOTOSHOP IMAGE APPEARS HERE]

Joyce Petrisko, Marketing Manager, keeps the public informed about products the Bank offers. Joyce, a New Britain native, firmly believes that a "volunteer can make a difference," and she has proven this time and time again. Her volunteer efforts have reached nearly every corner of her community, from the YWCA to the Main Street USA Committee and Dozynki Polish Harvest Festival to the March of Dimes Walk America and the Retired Senior and Volunteer Program (RSVP).

[4/C PHOTOSHOP IMAGE APPEARS HERE]

Gerry Valuk introduces new tellers to our customers service standards - creating a welcoming environment and responding to individual customer needs. Enhancing interpersonal skills, as well as understanding our products and services, is an integral part of employee development as we strive to create a professional caring and competent staff:

In April, 1996 we opened our ninth full service branch office in central Connecticut. Along with the new Meriden branch office, PSB&T has four locations in New Britain and one each in Southington, Rocky Hill, Newington and Plainville. Our successful expansion efforts are the result of a thorough evaluation of each potential location and how the Bank can best serve the community.

Personalized service is the key to our success and your satisfaction. Our dedicated staff works as a customer services team, always looking for new ways to help you. With each transaction, our employees strive to earn your trust and offer the highest possible level of service. Continuous training in current banking developments, new products and improved customer service gives our employees the ability to assist our customers in the Bank's full range of products and services.

Although you may not be able to see them, our "behind the scenes" staff is as dedicated to serving your needs as the teller or branch manager. Our staff in the checking department supports all aspects of our checking services, such as check clearing, automatic payments, third party payments, phone transfers and ATM transactions. In our loan/mortgage department, our staff provides a myraid of services to our borrowing customers. The accounting department maintains strict control over the Bank's daily cash flows, including investments, bill paying and general money management, wire transfers, safe deposit billing and savings bonds. The accounting department ensures that your wire transfers and savings bond purchases are promptly and accurately placed through the Federal Reserve System.

We believe the investment we make in our employees is also an investment in the Bank's future.

THE FUTURE IS TODAY AT PSB&T

As fast as the banking industry is changing, our customer's needs are changing even faster PSB&T is striving to keep pace with those needs by offering several advanced service features for today's busy lifestyle.

Pick up your touch-tone phone and do your banking from anywhere. With PSB&T 24Hour Telebanking, customers can transfer funds, make loan payments, and obtain account balances any time of the day or night with complete security and privacy. Soon we will provide our customers the opportunity to also pay bills by phone.

While on your next Internet web surfing excursion, check out our new home page at www.psbnet.com. We are excited to be able to provide this web site as a resource center for our current and future customers. Site features include current mortgage rates, deposit rates, loan and trust information, and general information on the Bank's services.

THE TRUST DEPARTMENT -- AT YOUR SERVICE

During 1996, the PSB&T trust department continued to benefit from the Connecticut banking climate. As larger bank mergers were announced and offices consolidated, our trust department perserved in its efforts to invite those customers who felt disenfranchised to look at our ability to provide local, face-to-face trust services. Those dedicated efforts helped our trust assets grow to more than $384,780,000 from $310,121,000 at year end 1995, an increase in excess of 24.07% over last year.

The trust department believes that the concept of trust is best achieved when the customer is able to meet frequently and personally with our officers, Nameless,

[4/C PHOTOSHOP IMAGE APPEARS HERE]

We're on the Web! Current and future customers may access the Bank's mortgage rates; deposit rates, loan information and trust services through our home pages on the World Wide Web: Find us at www.psbnet.com:

[4/C PHOTOSHOP IMAGE APPEARS HERE]

Along with the other members of the trust department team, Dan Hurley, Senior V.P and Inna Sulewski, V.P. and Trust Operations Officer, are well versed in all aspects of trust operations and are ready to provide quality, expert service to any Bank customer.

faceless out-of-state trust committees are unable to provide the level of personal service required and expected by trust customers.

Meetings may be held at one of our trust offices, a branch office, the attorney or other advisors office, or at the customer's workplace or residence -- and always at the customers' convenience. All of our trust officers have the ability to respond to customer needs and questions, and are empowered to make those decisions necessary for the administration of trust accounts.

Our trust department has expended its capabilities to deliver quality service. Each of PSB&T trust offices, located in New Britain, Meriden and Middletown, are staffed with seasoned officers, well known and respected in their communities. These three officers, as well as our joint venture with Glastonbury Bank & Trust, will provide a level of service and expertise that is all too rare in other banks.

The Bank's trust department has $385 million in assets under management, making it the second largest trust operation conducted by a savings bank in the State of Connecticut. Some of our trust services include:

 .    Trustee Under Agreement

 .    Trustee Under Will

 .    Investment Management Agency

 .    Custody

 .    Escrow Services

 .    Employee Benefit Services

 .    Charitable Accounts

 .    Estate Planning & Settlement

---------------------------------------------------------------------------
MANAGEMENT' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------------

GENERAL

People's Savings Financial Corp., New Britain (the "Corporation") created in 1989, is the parent company of Peoples Savings Bank & Trust (the "Bank"), a state savings bank chartered in 1907 as The People's Savings Bank of New Britain, and converted to a stock savings bank in 1986. The Bank changed its name in November 1996 to Peoples Savings Bank & Trust for marketing purposes. The Corporation's assets on December 31, 1996 were $482,394,000.

Peoples Savings Bank & Trust provides a variety of services to the communities located in the central Connecticut region. We offer a diversified product line including: residential, consumer and commercial loans, a variety of deposit products, investment brokerage services and full trust services. In April 1996, the Bank opened a full service branch in Meriden, CT.

The Corporation's earnings are derived primarily from its "net interest rate spread", which is the difference between the yield on its earning assets and the cost of its interest bearing liabilities. Interest rates in general increased during the first two quarters of 1996 and then decreased slightly during the last two quarters. This resulted in a steepening of the yield curve. On January 1, 1996 the difference between the 120 day treasury bill and the 30 year treasury bond was 78 basis points; on December 31, 1996 it was 145 basis points. A steeper yield curve can be beneficial to Bank's net interest spread.

Net interest income increased to $14,093,000 in 1996 from $13,039,000 in 1995, a $1,054,000 or 8.1% increase. During 1996 the average yield on earning assets increased from 7.15% in 1995 to 7.34% in 1996. The average cost of funds also increased in 1996 from 4.13% to 4.34% in 1996. The net interest rate spread decreased slightly in 1996 to 3.00% from 3.02%, while the net interest margin remained at the 1995 level of 3.41%. The increased net interest income can be attributed to an increase in Bank borrowing from the Federal Home Loan Bank, through repurchase agreements, and purchasing a variety of investments with those funds. The increase in the Bank's average cost of funds is partially due to interest rates on the borrowed funds being higher than our average cost of deposits.

The Corporation's earnings also depend to a lesser extent on fees generated by our expanding trust operations, the origination and sale of mortgages and other services offered by the Bank. Trust fees increased to $1,419,000 or 25.7% over the $1,129,000 earned last year. Other fees increased to $1,302,000 or 8.0% over the $1,205,000 in 1995.

The profitability and financial condition of the Corporation are affected by general economic conditions. Economic conditions in central Connecticut lagged behind the slight rebound of economic activity that was experienced in other sections of the state. Connecticut as a whole hasn't fully recovered from the late 1980's, early 1990's recession. The general economic effect of this is constrained personal income growth, tightened consumer spending decreasing property values and higher delinquency rates. Delinquency prior to 1996 drifted downward and bottomed out December 31, 1995. Since then they have increased due increased unemployment and personal bankruptcies in our market area.

FINANCIAL CONDITION:

The discussion of the Corporation's financial condition and results of operations should be considered in conjunction with the consolidated financial data and the consolidated financial statements and notes appearing elsewhere in this report.

---------------------------------------------------------------------------
MANAGEMENT' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------------

The Corporation functions as a financial intermediary, and as such its financial condition should be examined in terms of its sources and uses of funds.

INVESTMENT PORTFOLIO

Investment securities increased by $70,591,000, or 54.5% to $200,180,000 on December 31, 1996 from $129,589,000 on December 31, 1995. The available-for-sale portfolio increased by $80,539,000 or 88.4% to $171,667,000 from $91,128,000 in
1995. Assets totaling $119,085,000 were purchased for the available-for-sale portfolio and sales and maturities totaled $38,867,000 during 1996. The Bank has increased the available-for-sale portfolio to be able to have more flexibility in managing the investments in the portfolio. The held-to-maturity portfolio decreased by $9,948,000 or 25.9%. The decrease in the held-to-maturity category consisted primarily of maturities and principal repayments of $9,878,000.

There is little credit risk associated with both portfolios since 88% of the securities are U. S. Government or U. S. Agency-backed. The portfolios are earning a positive spread over the average cost of funds, resulting in satisfactory liquidity and cash flows. Management will hold the investments in the held-to-maturity portfolio and currently has no plans to sell from the available-for-sale portfolio, unless unanticipated changes occur. Such changes may include changes in interest rates and favorable investment options which would make the sale of securities either at a loss or a gain beneficial to the operations of the Bank.

The following table sets forth the carrying amount of investment securities at the dates indicated:

                             Investment Portfolio

                                                                            December 31,
------------------------------------------------------------------------------------------------------
(dollars in thousands)                                           1996           1995           1994
-----------------------------------------------------------------------------------------------------
Available-for-Sale (At Market):
 United States Government and Agency Obligations               $ 55,389       $ 44,552       $ 39,562
 Connecticut State Taxable Obligations                                -          1,251          1,237
 Mortgage-Backed Securities                                      95,029         21,523          4,714
 Other Bonds, Notes and Debentures                                5,650          8,227         11,241
 Marketable Equity Securities and Mutual Funds                   15,044         15,046          5,393
 Short-Term Mutual Funds                                            555            529            491
-----------------------------------------------------------------------------------------------------
Total Investments Available-for-Sale                           $171,667       $ 91,128       $ 62,638
-----------------------------------------------------------------------------------------------------

Investment Held-for-Trading (At Market):
 Trading Account                                               $      -       $      -       $  5,461
-----------------------------------------------------------------------------------------------------
Held-to-Maturity (At Cost):
 United States Government and Agency Obligations               $  3,998       $  9,994       $ 28,378
 Mortgage-Backed Securities                                      24,515         28,467         42,984
-----------------------------------------------------------------------------------------------------
Total Investments Held-to-Maturity                             $ 28,513       $ 38,461       $ 71,362
-----------------------------------------------------------------------------------------------------
Total Investment Securities                                    $200,180       $129,589       $139,461
-----------------------------------------------------------------------------------------------------
Investments as a Percent of Assets                                41.50%        31.59%         34.68%
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------

The following table sets forth the maturities of investment securities at December 31, 1996 and the weighted average yields of such securities (calculated on the basis of cost and effective yields weighted for the scheduled maturity of each security):

(dollars in thousands)                                                      Maturing
----------------------------------------------------------------------------------------------------------------------------------
                                                      Within           After One But         After Five But
                                                     One Year         Within Five Years     Within Ten Years      After Ten Years
----------------------------------------------------------------------------------------------------------------------------------
                                                  Amount  Yield      Amount   Yield        Amount   Yield        Amount    Yield
----------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale (At Market):
 United States Government and Agency Obligations                    $50,449    6.34%       $4,940   6.81%
 Mortgage-Backed Securities                                           4,548    6.08         7,486   7.19        $ 82,995(a)  7.31%
 Other Bonds, Notes and Debentures                                    5,650    6.45
 Marketable Equity Securities and Mutual Funds    $15,044  10.28%
 Short-Term Mutual Funds                              555   5.56
----------------------------------------------------------------------------------------------------------------------------------


Total Investments Available-for-sale              $15,599           $60,647               $12,426               $ 82,995
----------------------------------------------------------------------------------------------------------------------------------


Held-to-Maturity (At Cost):
 United States Government and Agency Obligations  $ 1,000   6.62%   $ 2,998    6.10%
 Mortgage-Backed Securities                                           6,226    5.99                             $ 18,289(b)  6.40%
----------------------------------------------------------------------------------------------------------------------------------


Total Investments Held-to-Maturity                $ 1,000           $ 9,224                                     $ 18,289
----------------------------------------------------------------------------------------------------------------------------------

Total Investments                                 $16,599           $69,871               $12,426               $101,284
----------------------------------------------------------------------------------------------------------------------------------

(a) The current estimated weighted average life of these mortgage-backed securities is 8.57 years.

(b) The current estimated weighted average life of these mortgage-backed securities is 4.54 years.


Loan Portfolio

Gross loans, including loans held for sale, increased by $20,191,000, or 8.4%, to $259,975,000 on December 31, 1996 up from $239,784,000 on December 31, 1995.
The net increase in loans at the end of the year was accomplished through an increase in loan originations of $17,769,000 to $68,975,000 an increase of 34.7% from the $51,206,000 originated in 1995, and also advances taken on lines of credit extended prior to 1996. Mortgage loan and commercial mortgage loan originations in 1996 were $50,133,000, up 41.9% from the $35,338,000 originated in 1995. During the same period, installment loans to consumers, including credit cards and commercial loans, increased by 18.7% to $18,842,000 from $15,868,000 in 1995.

     The Corporation's loan portfolio is directed toward home buyers, home equity loans and, to a lesser extent, real estate construction and commercial loans. Approximately 50.0% of the Bank's loans are adjustable rate mortgages.

The following table shows the Corporation's loan distribution at the end of each of the last five years:

                                                            December 31,
------------------------------------------------------------------------------------------
(dollars in thousands)                        1996      1995      1994      1993      1992
------------------------------------------------------------------------------------------
Real Estate Mortgage (1-4 Family)         $201,923  $192,434  $187,914  $179,727  $180,634
Real Estate Construction                     7,499     3,933     3,110     2,247     3,205
Real Estate Multifamily (5 or more units)    3,574     3,856     3,899     3,676     4,024
Real Estate Commercial                       8,029     5,937     4,177     3,936     4,117
Installment Loans to Individuals            35,702    30,832    28,955    24,656    29,033
Credit Cards                                 1,218     1,346       486
Commercial Loans                               888       519       329       433       576
------------------------------------------------------------------------------------------

Total Loans                               $258,833  $238,857  $228,870  $214,675  $221,589
==========================================================================================

--------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------

The majority of mortgage loans that were originated in 1996 were adjustable rate mortgages which are normally held by the Bank and not sold. During 1996, the Bank sold $4,134,000 of fixed rate loans, an increase of 27.0% from the $3,256,000 sold in 1995. The Bank, as part of its asset/liability management policy, sells the majority of the 30 year fixed rate mortgages and some of the fixed rate mortgages that mature in 20 years or less. The Bank does not sell consumer installment loans. The Bank continues to service most loans sold and earns servicing fees.

To remain competitive, the Bank offers its customers a wide variety of mortgage programs to choose from, including bi-weekly mortgages, 5, 8, 10, 15, 20 and 30 year fixed rate mortgages and a variety of adjustable rate mortgages. Principal lending activities have generally consisted of the origination of conventional mortgages for the purchase of owner-occupied homes and, to a lesser extent, construction and land loans for single family residences. The Bank has established a commercial loan department with a goal of building a conservative, high quality commercial loan portfolio.


The following table shows the maturity of loans (excluding real estate mortgage loans and installment loans to individuals) outstanding as of December 31, 1996. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates:

                                                     Maturing
                                       --------------------------------------
                                        Within     After One but      After
(dollars in thousands)                 One Year  Within Five Years  Five Years   Total
----------------------------------------------------------------------------------------
Real Estate Construction                 $6,603         $  786          $110    $7,499
Commercial Loans                            123            596           169       888
----------------------------------------------------------------------------------------
Total                                    $6,726         $1,382          $279    $8,387
========================================================================================
Loans Maturing After One Year With:
  Fixed Interest Rates                                  $  774
  Variable Interest Rates                                  608          $279
----------------------------------------------------------------------------------------
Total                                                   $1,382          $279
========================================================================================

At December 31, 1996 all loans past due 90 days were treated as non accrual loans. Total non-performing loans and foreclosed real estate aggregated $1,772,000 or .37% of total assets up from the $899,000 or .22% of total assets on December 31, 1995.


The Bank has four restructured loans totaling $686,000. Interest and principal payments on these loans are current. Interest income that would have been recorded in the year ended December 31, 1996 on non accrual loans under the original terms was $124,168. Interest income actually recorded on these loans in 1996 was $74,505. The accrual of interest is discontinued when a loan becomes 90 days past due as to principal or interest.

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

Non-performing assets increased to $1,772,000 at December 31, 1996, up from $899,000 at December 31, 1995, but lower than non-performing asset levels of $1,928,000, $3,173,000, and $4,696,000 at December 31, 1994, 1993, and 1992,
respectively. Non-performing assets at the end of 1995 were at the lowest levels since the 1980's. The allowance for loan losses has been maintained at a level to absorb potential charge-offs. During 1996 charge-offs increased due to higher levels of bankruptcies and our continuing concern over declining values of collateral in certain areas of the Bank's loan portfolio. The provision for loan losses was increased in 1996, due to higher levels of non-performing loans and the increase in charge offs, to keep the allowance for loan losses at a level determined to be adequate to absorb future potential charge-offs.

--------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------

         Allowance for Loan Losses and Summary of Loan Loss Experience

                                                    Year ended December 31,
--------------------------------------------------------------------------------------
(dollars in thousands)                      1996     1995     1994     1993     1992
--------------------------------------------------------------------------------------
Balance at Beginning of Period            $1,578   $1,791   $2,223   $1,945   $1,164
Charge Offs:
  Real Estate Mortgage Loans                 515      209      524      384      295
  Real Estate Construction Loans
  Commercial Real Estate Loans               245       70                56      125
  Installment Loans to Individuals           146       59      119      337      116
  Credit Cards                                92       18
--------------------------------------------------------------------------------------
Total Charge Offs                            998      356      643      777      536
--------------------------------------------------------------------------------------
Recoveries:
  Real Estate Mortgage Loans                  36       37        7                 7
  Real Estate Construction Loans                                                   5
  Commercial Real Estate Loans                 2                                  37
  Installment Loans to Individuals             3        5       75       45       13
  Credit Cards                                18
--------------------------------------------------------------------------------------
Total Recoveries                              59       42       82       45       62
--------------------------------------------------------------------------------------
Net Charge Offs                              939      314      561      732      474
Provision for Loan Losses                    938      101      129    1,010    1,255
--------------------------------------------------------------------------------------
Balance at End of Period                  $1,577   $1,578   $1,791   $2,223   $1,945
==================================================================================== -
Ratio of Net Charge Offs During  Period     0.38%    0.13%    0.26%    0.32%    0.20%
 to Average Loans Outstanding
====================================================================================

Potential problem loans are not disclosed as non accrual, 90 days past due, or restructured, but are loans which are monitored due to known information about possible credit problems of borrowers or which are monitored because they are greater than 30 days but less than 90 days past due. Management assesses the potential for loss on these loans when evaluating the adequacy of the allowance for loan losses on a regular basis. As of December 31, 1996, monitored loans not disclosed as non accrual, 90 days past due, or restructured that were current totaled $567,000 and monitored loans 30 days delinquent totaled $2,442,000, and 60 days delinquent totaled $1,183,000.

The following table summarizes the Bank's non-performing assets at the end of the last five years:

                             Non-Performing Assets

(dollars in thousands)             December 31,
--------------------------------------------------------------------------------
                               1996       1995      1994      1993     1992
--------------------------------------------------------------------------------
Non accruing Loans              $1,549   $  721   $ 1,300    $2,376  $ 3,666
Foreclosed Real Estate             223      178       628       797    1,030
--------------------------------------------------------------------------------
Total                           $1,772   $  899   $ 1,928    $3,173  $ 4,696
================================================================================

The following table illustrates the allocation of allowance for loan losses to the appropriate loan category:

(dollars in thousands)                                            December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                  1996                    1995                 1994                1993                1992
----------------------------------------------------------------------------------------------------------------------------------
                                       Percent of            Percent of          Percent of          Percent of          Percent of
                                        Loans to             Loans to            Loans to            Loans to            Loans
                               Amount    Total      Amount     Total     Amount   Total       Amount   Total     Amount    Total
                                         Loans                 Loans              Loans                Loans               Loans
-----------------------------------------------------------------------------------------------------------------------------------
Real Estate
 Mortgage Loans                $  555   79.40%      $   511      82.17%   $   661   83.41%    $  623    85.23%   $   535     83.33%
Installment Loans
 to Individuals                   185   13.92           175      12.91        250   13.24        400    11.64        360     13.10
Real Estate
 Construction
  Loans                           110    2.81           100       1.65        135    1.36        125     1.06        125      1.45
Commercial Real
 Estate Loans                     350    3.10           340       2.49        320    1.83        500     1.86        450      1.86
Commercial Loans                   85    0.30            80       0.22         75    0.16         75     0.21         75      0.26
Credit Cards                       42     .47            22        .56
Unallocated                       250     N/A           350        n/a        350     n/a        500      n/a        400       n/a
-----------------------------------------------------------------------------------------------------------------------------------
Total Allowance for Loan

Losses                         $1,577  100.00%         $1,578   100.00%    $1,791  100.00%     $2,223  100.00%     $1,945   100.00%
===================================================================================================================================


------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

DEPOSITS AND BORROWINGS

Deposits increased by $18,695,000 or 5.5% to $358,060,000 on December 31, 1996
from $339,365,000 on December 31, 1995. The Bank increased FHLB borrowings by $30,800,000 during 1996. The balance of FHLB borrowings at December 31, 1996 was $49,750,000 compared to $18,950,000 on December 31, 1995. The Bank also entered into repurchase agreements totaling $21,500,000 at December 31, 1996.

The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table:

                                   Deposits

(DOLLARS IN THOUSANDS)                                            YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------
                                                   1996                    1995                     1994
-----------------------------------------------------------------------------------------------------------------
                                             AMOUNT      RATE         Amount      Rate         Amount      Rate
-----------------------------------------------------------------------------------------------------------------
Noninterest-bearing Demand Deposits        $  6,535                 $  5,021                 $  3,761
Interest-bearing Demand Deposits             11,373      1.35%        10,769      1.80%        10,029      1.82%
Money Market Deposit Accounts                 4,540      2.25          3,907      2.25          4,186      2.27
Savings Deposits                            108,988      2.02        114,556      2.02        131,429      2.04
Time Deposits                               218,044      5.46        197,309      5.36        160,704      4.23
-----------------------------------------------------------------------------------------------------------------
Total                                      $349,480                 $331,562                 $310,109
=================================================================================================================

Maturities of time certificates of deposits in amounts of $100,000 or more outstanding at December 31, 1996 are summarized as follows:



(dollars in thousands)                            Time Certificates of Deposit
--------------------------------------------------------------------------------
3 months or less                                              $ 5,668
Over 3 through 6 months                                         4,099
Over 6 through 12 months                                        6,249
Over 12 months                                                  9,193
--------------------------------------------------------------------------------
Total                                                         $25,209
================================================================================

ASSET/LIABILITY AND LIQUIDITY MANAGEMENT

The purpose of asset/liability management is profit management. We do not believe it is possible to reliably predict interest rates and therefore our policies and procedures for asset/liability management are to manage the Bank's interest rate risk within certain parameters and to provide adequate earnings in all plausible future interest rate environments. The Bank also recognizes the importance of liquidity/funds management in effectively managing its balance sheet and related earnings stream.

The primary objective of the Bank's asset/liability management process is to maximize earnings and return on capital within the following acceptable levels of risk:

Interest Rate Risk (IRR)-impact on earnings from potential short and long term changes in interest rates.

Liquidity-sufficiency of funds available to respond to the needs of depositors and borrowers; and to access unanticipated earning enhancement opportunities.

Capital-adequacy relative to regulatory and internal guidelines as well as impact on asset size and resultant earnings capacity.

Credit-implications of asset mix on risk-based capital; and asset quality on ability to leverage the Bank's capital.

------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

During 1996 the Bank engaged a consultant to assist management in asset/liability and liquidity management. The Bank now utilizes several methods to measure interest rate risk. Prior to 1996, the Bank relied heavily on the GAP (interest rate sensitivity) report to measure interest rate risk. The GAP report is still utilized but less importance is placed on it as a measurement of interest rate sensitivity. The Bank now relies more heavily on a dynamic simulation model that measures interest rate risk based on three different interest rate scenarios; rates rising 200 basis points, a flat interest rate scenario and rates falling 200 basis points. The Bank also uses a static GAP matrix report to demonstrate how investments are matched to liabilities.

The GAP report on xx page shows that the Bank is liability sensitivity in the 0-3 year time horizon. This means that in a rising interest rate environment, net interest income would decrease and in a falling interest rate environment net interest income will increase. This is measured with managements estimate that 12% of regular savings is interest rate sensitive and split equally into the "within 0-180 days" category and the "within 181 to 365 day category, the remainder of the regular savings balance has been included in the "within 1-3 year" category. Contrary to the GAP report, the simulation model shows a slight decrease in net interest income if there is a 200 basis point increase or decrease to interest rates. The simulation model shows a slight decrease in net interest income if there is a 200 basis point increase or decrease to interest rates. The simulation model takes into account that if interest rates fell 200 basis points, mortgages would prepay at a faster rate and call-able bonds would be called and both would be reinvested at lower rates while certificates of deposits would stay at the same rate until they mature sometime in the future. The GAP report does not take this into account.

The following table sets forth certain information at December 31, 1996 regarding the rate sensitivity of the Corporation's earning assets and sources of funds:

                           Interest Rate Sensitivity

                                                                                           December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                      0-180           181-365             1-3               3-5
(dollars in thousands)                                                Days              Days             Years             Years
------------------------------------------------------------------------------------------------------------------------------------
Assets Subject to Interest Rate Adjustment:
Short Term Investments                                             $   4,509
Investment Securities (at cost)                                       38,319        $    9,541        $   30,131        $   37,258
Adjustable Rate Mortgages (a)                                         39,921            36,247            14,483            10,953
Fixed Rate Mortgages                                                   4,125             3,122             4,817             4,691
Installment and Commercial Loans                                      10,889             1,780             5,610             5,265
Loans Held for Sale                                                    1,143
Estimated Principal payments Mortgage Backed Securities                1,418             1,418
------------------------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive Assets                                        $ 100,324        $   52,108        $   55,041        $   58,167
====================================================================================================================================
Liabilities Subject to Interest Rate Adjustment:
Interest Bearing NOW                                               $  12,244
Regular Savings  *                                                     5,989             5,989            87,841
Money Market Passbook                                                  5,560
Money Market Deposits                                                  4,331
Time Certificates of Deposits                                        123,539        $   60,006        $   28,026        $   16,234
Advances from FHLB                                                    27,900             4,500            13,700             3,500
Repurchase agreements                                                  1,500             5,500            14,500
------------------------------------------------------------------------------------------------------------------------------------
Total Rate Sensitive Liabilities                                   $ 181,063        $   75,995        $  144,067        $   19,734
====================================================================================================================================
INCLUDING REGULAR SAVINGS:
Excess (deficiency) of Rate Sensitive Assets over
 Rate Sensitive Liabilities                                         ($80,739)         ($23,887)         ($89,026)       $   38,433
------------------------------------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency)                                      ($80,739)        ($104,626)        ($193,652)        ($155,219)
====================================================================================================================================
Cumulative Rate Sensitive Assets as a percentage of
 Cumulative Rate Sensitive Liabilities                                  55.4%             59.3%             51.7%             63.1%
Cumulative excess (deficiency) as a percentage of Total Assets         (16.7%)           (21.7%)           (40.1%)           (32.2%)
====================================================================================================================================
                                                                                December 31, 1996
---------------------------------------------------------------------------------------------------------
                                                                         After
(dollars in thousands)                                                 Five Years                Total
---------------------------------------------------------------------------------------------------------
Assets Subject to Interest Rate Adjustment:
Short Term Investments                                                                          $  4,509
Investment Securities (at cost)                                          $ 83,817                199,066
Adjustable Rate Mortgages (a)                                              27,908                129,512
Fixed Rate Mortgages                                                       72,551                 89,306
Installment and Commercial Loans                                           16,471                 40,015
Loans Held for Sale                                                                                1,143
Estimated Principal payments Mortgage Backed Securities                                            2,836
---------------------------------------------------------------------------------------------------------
Total Rate Sensitive Assets                                              $200,747               $466,387
=========================================================================================================
Liabilities Subject to Interest Rate Adjustment:
Interest Bearing NOW                                                                            $ 12,244
Regular Savings  *                                                                                99,819
Money Market Passbook                                                                              5,560
Money Market Deposits                                                                              4,331
Time Certificates of Deposits                                                                    227,805
Advances from FHLB                                                       $    150                 49,750
Repurchase agreements                                                                             21,500
---------------------------------------------------------------------------------------------------------
Total Rate Sensitive Liabilities                                         $    150               $421,009
=========================================================================================================
INCLUDING REGULAR SAVINGS:
Excess (deficiency) of Rate Sensitive Assets over
 Rate Sensitive Liabilities                                              $200,597               $ 45,378
---------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency)                                           $ 45,378
=========================================================================================================
Cumulative Rate Sensitive Assets as a percentage of
 Cumulative Rate Sensitive Liabilities                                      110.8%
Cumulative excess (deficiency) as a percentage of Total Assets                9.4%
=========================================================================================================

------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

                     Interest Rate Sensitivity (Continued)

                                                                                 December 31, 1996
--------------------------------------------------------------------------------------------------------------------------
                                                                      0-180           181-365             1-3
(dollars in thousands)                                                Days              Days             Years
--------------------------------------------------------------------------------------------------------------------------
EXCLUDING REGULAR SAVINGS:
Excess (deficiency) of Rate Sensitive Assets over
   Rate Sensitive Liabilities                                       ($74,750)     ($17,898)      ($1,185)   $   38,433
--------------------------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency)                                      ($74,750)   $  (92,648)     ($93,833)     ($55,400)
==========================================================================================================================
Cumulative Rate Sensitive Assets as a percentage
   of Cumulative Rate Sensitive Liabilities                             57.3%         62.2%         68.9%         82.8%
Cumulative excess (deficiency) as a percentage of  Total Assets        (15.5%)       (19.2%)       (19.5%)       (11.5%)
==========================================================================================================================
                                                                                December 31, 1996
---------------------------------------------------------------------------------------------------------
                                                                         After
(dollars in thousands)                                                 Five Years                Total
---------------------------------------------------------------------------------------------------------
EXCLUDING REGULAR SAVINGS:
Excess (deficiency) of Rate Sensitive Assets over
   Rate Sensitive Liabilities                                           $200,597                $145,197
---------------------------------------------------------------------------------------------------------
Cumulative excess (deficiency)                                          $145,197
=========================================================================================================
Cumulative Rate Sensitive Assets as a percentage
   of Cumulative Rate Sensitive Liabilities                                145.2%
Cumulative excess (deficiency) as a percentage of  Total Assets             30.1%
=========================================================================================================

(a)  Based on actual maturities.

(b) Included with adjustable rate mortgages are loans that are fixed for a period of 3, 5, 7, and 10 years, and then after the fixed period, convert to a one year adjustable mortgage.

(c) Management believes that the entire balance of regular savings is not interest rate sensitive within certain parameters and will not decrease substantially in the near future. Therefore management has estimated that 12% of regular savings is interest rate sensitive and split equally into the "within 0-180 days" category and the "within 181 to 365 day category, the remainder of the regular savings balance has been included in the "within 1-3 year" category. The GAP analysis reflects a static analysis of interest rate sensitivity which may not reflect the true movement of interest rates.

The interest rate sensitivity table above shows the time periods in which the Corporation's assets and liabilities are subject to changes in interest rates. The interest rate sensitivity analysis of the Corporation at December 31, 1996 suggests that if interest rates rise, the Corporation would experience a decrease in net interest income in the one-year horizon. Since the Corporation's rate sensitive liabilities are greater than its rate sensitive assets in the one-year time horizon, the Corporation's interest expense would increase greater than its interest income in a rising interest rate environment. In a falling interest rate environment the Corporation's net interest income would increase, due to interest income decreasing less than interest expense.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Liquidity management is the Bank's ability to raise cash when it needs it at a reasonable cost and with a minimum of loss. Given the uncertain nature of our customers' demands as well as the Bank's desire to take advantage of earnings enhancement opportunities, the Bank must have available adequate sources of on and off balance sheet funds that can be acquired in time of need. Accordingly, in addition to the liquidity provided by balance sheet cash-flows, liquidity must be supplemented with additional sources such as credit lines with the Federal Home Loan Bank (FHLB). Other funding alternatives are available and appropriate for use by the Bank from time to time, including: wholesale and retail repurchase agreements; brokered certificates of deposits; and large certificates of deposits.

As of December 31, 1996 the Bank borrowed $49,750,000 from the FHLB and has sufficient qualified collateral to borrow an additional $233,470,000 from the FHLB. The Bank also has repurchase agreement lines with various brokers totaling $70,000,000. If the Bank drew $70,000,000 on its repurchase agreement lines then it would only be able to borrow $163,470,000 from the FHLB, since it used that portion of collateral as collateral for the repurchase agreement. As of December 31, 1996 the Bank used $21,500,000 of the repurchase agreements and has an additional $48,500,000 available to borrow. Total immediate credit lines available to the Bank at year end were $8,042,000. The Bank's method of measuring liquidity is called the Basic Surplus/Deficit method. This method takes into account liquid assets, investment maturities and the total amount that can be raised by pledging

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDIOION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


investments and obtaining FHLB borrowings less short-term liabilities. On December 31, 1996 the Basic Surplus amounted to $137,380,000 or 28.5% of assets.

CAPITAL

During 1996 the total dividends paid to shareholders was $1,726,000, as compared to $1,727,000 paid in 1995. The per share annual dividend was $.91 in 1996 and $.88 in 1995. Funds were also used to purchase 77,500 shares or $1,589,000 of the Corporation's common stock. Funds amounting to $337,000, including tax benefits, were received on the exercise by Officers and Directors of 31,000 stock options.

Stockholders' equity and book value per share were $46,201,000 and $24.24 respectively, at December 31, 1996. The increase in equity and book value was due to the net income of $4,014,000 in 1996 and an increase in net unrealized holding gains on securities available-for-sale, net of taxes of $460,000 from a gain of $196,000 at December 31, 1995, to a gain of $656,000 at December 31, 1996. The increase was partially offset by dividends declared of $1,735,000.

The Bank is required by regulation to maintain certain capital ratios. The minimum Tier 1 capital ratio of 4.00% to 5.00% must be maintained by all banks except those that are the highest rated institutions by regulators. The Bank is also required to meet supplemental capital adequacy standards which measure qualifying capital against risk-weighted assets including off-balance sheet items such as loan commitments, letters of credits and interest rate swaps. At December 31, 1996 all of the Bank's capital ratios exceeded minimum regulatory capital requirements and places it as "well capitalized", the highest rating of five regularity capital classifications.


THE FOLLOWING TABLE ILLUSTRATES THE CAPITAL RESOURCES OF THE BANK AND THE CORPORATION AND THEIR CAPITAL RATIOS AS OF DECEMBER 31:

(dollars in thousands)                                1996              1995
------------------------------------------------------------------------------------
Bank's capital components:
Tier 1 capital (Stockholders' equity)               $40,928           $37,279
Tier 2 capital (Allowance for loan losses)            1,577             1,578
------------------------------------------------------------------------------------
Bank's total risk-based capital                     $42,505           $38,857

Bank's capital ratios:
Total risk-based                                      18.46%            18.38%
Tier 1 risk-based                                     17.78%            17.63%
Tier 1 leverage                                        9.50%             9.35%
====================================================================================

Corporation's capital components:
Tier 1 capital (Stockholders' equity)               $42,539            $41,217
Tier 2 capital (Allowance for loan losses)            1,577              1,578
------------------------------------------------------------------------------------
Corporation's total risk-based capital              $44,116            $42,795

Corporation's capital ratios:
Total risk-based                                      19.16%            20.24%
Tier 1 risk-based                                     18.47%            19.49%
Tier 1 leverage                                        9.88%            10.33%
====================================================================================


Impact of Inflation and Other Items

The Corporation's financial statements have been prepared in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most

------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

industrial companies, the majority of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Nevertheless, inflation can directly affect the value of loan collateral, in particular real estate. Decreases in real estate prices have resulted in loan charge-offs and losses on real estate acquired. Inflation, or disinflation, could continue to significantly affect the Corporation's earnings in future periods.

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The Bank will be required to adopt SFAS 125 for transfers and servicing of financial assets and extinguishment of liabilites ocurring after December 31, 1996, on a prospective basis. The adoption of this standard is not expected to have a material impact on the Bank's financial condition or its results of operations.

As the year 2000 approaches, a critical issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. In brief, many existing application software products in the marketplace were designed to only accommodate a two digit date position which represents the year (e.g., '95' is stored on the system and represents the year 1995). As a result, the year 1999 (i.e. '99') could be the maximum date value these systems will be able to accurately process. Management is in the process of working with its software vendors to assure that the Bank is prepared for the year 2000. Management does not anticipate that the Corporation will incur operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant.


Results of Operations
Comparison of years ended December 31 1996 and 1995.

NET INCOME: Net income increased by $625,000 or 18.4% to $4,014,000 for the year ended December 31, 1996 from $3,389,000 in 1995. The increase for 1996 was primarily attributable to an increase in net interest income, increased total other income (primarily increased trust fees), and a state tax refund on prior taxes paid. These increases were partially offset by an increase in the provision for loan losses and increases in operating expenses primarily related to the Corporation's expansion of products and branches.

INTEREST INCOME: Interest income for the year ended December 31, 1996 was $30,521,000, an increase of $2,999,000 from the $27,522,000 for the same period in 1995. The increase in interest income can be attributed to an increase in average earning assets of $31,415,000 to $418,269,000 from $386,854,000 in 1995, and an increase in the yield on earning assets of 19 basis points in 1996 to 7.34% from 7.15% in 1995. The majority of the increase in interest income was from the investment portfolio. The increase in the volume of investments increased interest income by $1,030,000 and the increase in yield on investments increased interest income by $812,000. The increase in the volume of loans increased interest income by $1,245,000. These increases are consistent with changes in the Bank's balance sheet and increased longer term interest rates from a year ago. During 1996, the Bank took advantage of investment opportunities in the market place and entered into four investment arbitrages. In accordance with the Bank's investment objectives, high quality Mortgage Backed Securities were selected as the investment vehicle and to utilize its capital more efficiently, the Bank leveraged it's position through a series of borrowings and repurchase agreements. The initial transaction occurred in June 1996 with purchases totaling $20,170,734 with an estimated yield of 7.86% funded by borrowings and repurchase agreements of varied terms totaling $20,070,000 at a cost of 6.31%, for a net interest spread of 155 basis points. In August 1996, the Bank invested a total of $20,448,552 with an estimated yield of 7.09% funded

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

by borrowings and repurchase agreements of varied terms totaling $20,070,000 at a cost of 6.31%, for a net interest spread of 155 basis points. In August 1996, the Bank invested a total of $20,448,552 with an estimated yield of 7.09% funded by borrowings and repurchase agreements totaling $20,000,000 at a cost of 5.69%, for a net interest spread of 140 basis points. The final two arbitrages took place in November 1996. Bank purchases totaled $20,622,374 with an estimated yield of 6.99% funded by borrowings and repurchase agreements totaling $20,200,000 at a cost of 5.53%, for a net interest spread of 146 basis points. The total growth of the investment portfolio for all combined strategies was $61,241,660 with a weighted average life of 5.87 years, based on a constant prepayment rate of 13.33. These investments were financed by borrowings and repurchase agreements of varied terms totaling $60,270,000 with a weighted average maturity of 15.2 months. The initial estimated annualized pretax profit of the combined transactions is $887,660.

The following table summarizes the components of the Corporation's net interest income, net interest rate spread, and net interest rate margin:

                         Yield and Rate/Volume Analysis

                                                                       Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                1996                             1995                             1994
-----------------------------------------------------------------------------------------------------------------------------------
                                  AVERAGE                          Average                          Average
(dollars in thousands)            BALANCE   INTEREST  YIELD/RATE   Balance   Interest  Yield/Rate   Balance   Interest  Yield/Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning Assets
  Loans(1,2)                      $249,576   $19,557        7.84%  $233,684   $18,297        7.83%  $219,909   $16,297        7.41%
  Investment Securities(5)         159,577    10,479        6.68    143,298     8,637        6.14    145,700     8,480        5.88
  Other Interest-earning             9,116       485        5.32      9,872       588        5.96      5,515       284        5.15
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-earning Assets(5)  $418,269   $30,521        7.34%  $386,854   $27,522        7.15%  $371,124   $25,061        6.78%
Noninterest-earning Assets          15,425                           15,358                           14,377
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets                   $433,694                         $402,212                         $385,501
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders'
 Equity
Interest-bearing Liabilities
  Savings Deposits                $108,988   $ 2,198        2.02%  $114,556   $ 2,314        2.02%  $131,429   $ 2,675        2.04%
  Interest-bearing Demand
    Deposits                        11,373       154        1.35     10,769       194        1.80     10,029       183        1.82
  Money Market Deposit Accounts      4,540       102        2.25      3,907        88        2.25      4,186        95        2.27
  Certificates of Deposit          218,044    11,911        5.46    197,309    10,576        5.36    160,704     6,805        4.23
  Mortgagors' Escrow                 1,772        71        4.01      1,794        58        3.23      1,887        57        3.02
  Borrowed Funds                    26,029     1,512        5.81     22,080     1,253        5.67     28,137     1,455        5.17
  Repurchase Agreements              7,351       480        6.53          -         -           -          -         -           -
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing
 Liabilities                      $378,097   $16,428        4.34%  $350,415   $14,483        4.13%  $336,372   $11,270        3.35%
Noninterest-bearing
    Demand Deposits                  6,535                            5,021                            3,761
Noninterest-bearing Liabilities      4,007                            3,572                            2,842
Stockholders' Equity                45,055                           43,204                           42,526
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities
    and Stockholders' Equity      $433,694                         $402,212                         $385,501
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                          $14,093                          $13,039                          $13,791
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Rate Spread(3)(5)                              3.00%                            3.02%                            3.43%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Rate Margin(4)(5)                              3.41%                            3.41%                            3.74%
-----------------------------------------------------------------------------------------------------------------------------------

1. For purposes of these computations, nonaccrual loans are included in the average loan amount outstanding.

2. Included in interest income are loan fees of $160,094, $395,269, and $389,387, for the years ended December 31, 1996, 1995, and 1994, respectively.

3. Return on interest-earning assets less cost of interest-bearing liabilities.

4. Net interest income divided by average earning assets.

5. Tax adjusted yield, tax adjustment of $182,226, $158,915 and $85,771, for the years ended December 31, 1996, 1995, and 1994.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTEREST EXPENSE: Interest expense increased in 1996 by $1,945,000 to $16,428,000 from $14,483,000 in 1995. During 1996, the Bank experienced an increase in its overall cost of funds of 21 basis points to 4.34% from 4.13% in 1995. The average balance in interest-bearing liabilities increased by $27,682,000 in 1996 to $378,097,000 from $350,415,000 in 1995. The majority of the increase in interest expense was due to certificates of deposit, FHLB borrowings and repurchase agreements, partially offset by a reduction in interest expense on savings deposits. Interest expense on certificates of deposit increased by $1,335,000, of which $1,129,000 was due to increased volume and $206,000 was due to increased rate. Interest expense on savings deposits decreased by $116,000 primarily due to decreased volume. Interest expense on borrowings and repurchase agreements increased due to volume. These changes are consistent changes in the Bank's balance sheet with a shift in deposits from regular savings to certificates of deposit, customers preferring certificates of deposit over regular savings accounts and also the Bank's increase in borrowings and repurchase agreements.

NET INTEREST INCOME: Net interest income increased by $1,054,000, or 8.08%, to $14,093,000 for the year ended December 31, 1996 from $13,039,000 for 1995 as the increase in the volume of earning assets more than offset the decrease in the net interest rate. The net interest rate spread decreased by 2 basis points, from 3.02% in 1995, to 3.00% for the year ended December 31, 1996, due primarily to the Bank's cost of funds increasing slightly more than the yield on the Bank's earning assets.

The following table sets forth changes in the Corporation's interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each:

                                     1996 COMPARED TO 1995                1995 Compared to 1994
(dollars in thousands)             INCREASE (DECREASE) DUE TO          Increase (Decrease) due to
-----------------------------------------------------------------------------------------------------
                                   VOLUME      RATE      NET            VOLUME     RATE      NET
-----------------------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans                               $1,245     $ 15     $1,260          $1,051     $  949    $2,000
Investment Securities                1,030      812      1,842            (136)      293       157
Other Interest-earning                 (43)     (60)      (103)            254        50       304
-----------------------------------------------------------------------------------------------------
  Total                              2,232      767      2,999           1,169     1,292     2,461
-----------------------------------------------------------------------------------------------------
INTEREST PAID ON:
Savings Deposits                      (112)     ( 4)      (116)           (341)      (20)     (361)
Interest-bearing
 Demand Deposits                        12      (52)       (40)             13        (2)       11
Money Market Deposit
 Accounts                               14        -         14              (6)       (1)       (7)
Certificates of Deposit              1,129      206      1,335           1,740     2,031     3,771
Mortgagors' Escrow                      (1)      14         13              (2)        3         1
Borrowed Funds                         229       30        259            (369)      167      (202)
Repurchase Agreements                  480        -        480               -         -         -
-----------------------------------------------------------------------------------------------------
  Total                              1,751      194      1,945           1,035     2,178     3,213
-----------------------------------------------------------------------------------------------------
CHANGES IN NET INTEREST INCOME      $  481     $573     $1,054          $  134    $ (886)   $ (752)
-----------------------------------------------------------------------------------------------------

OTHER OPERATING INCOME AND SERVICE FEES: The following table details the significant increases and decreases in other income for the year ended December 31, 1996:


(dollars in thousands)                                 1996        1995        Inc (dec)       %
-----------------------------------------------------------------------------------------------------
Service charges and fees                             $ 1,032     $ 1,001        $  31          3.1%
Trust fees                                             1,419       1,129          290         25.7
Net investment securities gains (losses)                 (20)       (170)         150        (88.2)
Trading account gains (losses)                             -         (49)         (49)      (100.0)
Net gains (losses) on sales of mortgages                 (46)         29          (75)      (258.6)
Other operating income                                   270         205           65         31.7
-----------------------------------------------------------------------------------------------------
Total other income                                   $ 2,655     $ 2,243        $ 412         18.4%
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Service charges and fees increased primarily due to the increase in the volume of deposit accounts and services sold. Trust fees increased by $290,000 from $1,129,000 at December 31, 1995, to $1,419,000 at December 31, 1996, primarily due to new accounts generated during 1996. Trust assets under management increased to $385 million at December 31, 1996 from $310 million at December 31, 1995, an increase of 24%. The Bank recorded losses on the sale of mortgages of $46,000 in 1996 compared to gains of $29,000 in 1995, primarily due to a small increase in mortgage interest rates in the first half of 1996.

OTHER EXPENSES: The following table details the significant increases and decreases in other expense for the year ended December 31, 1996:


(dollars in thousands)       1996    1995     Inc (dec)    %
---------------------------------------------------------------
Salaries and benefits       $4,924  $4,558     $ 366      8.0%
Occupancy                    1,052     928       124     13.4
Furniture and equipment        960     893        67      7.5
FDIC deposit insurance           2     380      (378)   (99.5)
Foreclosed real estate         118     453      (335)   (74.0)
Other operating expenses     2,758   2,397       361     15.1
---------------------------------------------------------------
Total other expenses        $9,814  $9,609     $ 205      2.1%
---------------------------------------------------------------

Other expenses increased by $205,000 to $9,814,000 in 1996 from $9,609,000 in 1995. Salary and employee benefit expenses increased to $4,924,000 in 1996, a $366,000 or 8.0% increase over the $4,558,000 expensed in 1995. The primary reason for the increase was a full year of expense for the commercial loan department, staffing of our Meriden, Connecticut branch that opened in April of 1996, and a slight increase in employee benefit costs. Full-time employee equivalents ("FTE") increased to 127 at December 31, 1996 from 122 at December 31, 1995 and 112 at December 31, 1994. FDIC deposit insurance expenses decreased to $2,000 in 1996, a decrease of $378,000 compared to $380,000 in 1995. The FDIC decreased the rate the Bank pays for deposit insurance to $.00 per $100.00 in deposits, except for a small base charge, effective January 1996, from a rate of $.04 per $100 in deposits. The FDIC had previously reduced the rate in June of 1995, from a rate of $.23 per $100.00 in deposits. Occupancy and furniture and equipment expenses were up $191,000 or 10.5% to $2,012,000 from $1,821,000 in 1995 due to our expansion efforts. Operating expenses for foreclosed real estate decreased by $335,000 or 74.0% to $118,000 for the year ended December 31, 1996 from $453,000 in 1995. The decrease was due to a lower number of properties in foreclosed real estate during the year.

INCOME TAXES: The effective tax rate for 1996 was 33.05%, a decrease of 6.15% from 39.20% in 1995. The decrease was primarily due to a state tax refund on prior taxes paid, an increase in dividend income eligible for the dividend received deduction, and a slight decrease in the State of Connecticut tax rate of 50 basis points to 10.75% in 1996 from 11.25% in 1995.

Results of Operation
Comparison of years ended December 31 1995 and 1994.

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

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

volume of loans increased interest income by $1,051,000 and the increase in yield on loans increased interest income by $949,000. This increase is consistent with increased interest rates in 1994 and the first half of 1995 due to the typical lag time for the Bank's balance sheet to react to market interest rates, even though rates decreased in the second half of 1995.

INTEREST EXPENSE: Interest expense increased in 1995 by $3,213,000 to $14,483,000 from $11,270,000 in 1994. During 1995, the Bank experienced an increase in its overall cost of funds of 78 basis points to 4.13% from 3.35% in 1994. The average balance in interest-bearing liabilities increased by $14,043,000 in 1995 to $350,415,000 from $336,372,000 in 1994. The majority of the increase in interest expense was due to certificates of deposit, offset by a reduction in interest expense on savings deposits. Interest expense on certificates of deposit increased by $3,771,000, of that, $1,740,000 was due to increased volume and $2,031,000 was due to increased rate. Interest expense on savings deposits decreased by $361,000 primarily due to decreased volume. This is consistent with a shift in deposits from regular savings to certificates of deposit, and also increased rates on certificates of deposit due to increased competition.

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

OTHER OPERATING INCOME AND SERVICE FEES: Service charges and fees increased primarily due to the increase in the volume of deposit accounts and services sold. Trust fees increased by $938,000 from $191,000 at December 31, 1994, to $1,129,000 at December 31, 1995, primarily due to the November 7, 1994 purchase of substantially all of the assets of New Meriden Trust Co. from the FDIC, as well as new accounts generated during 1995. Security losses in the investment portfolio were $170,000, as compared to a gain of $128,000 for 1994. The trading account, liquidated in February of 1995, posted a gain of $49,000 as compared to a loss of $284,000 for 1994. The Bank recorded a small gain on the sale of mortgages of $29,000 in 1995 compared to losses of $376,000 in 1994, primarily due to rising interest rates in 1994.

OTHER EXPENSES: Other expenses increased by $1,215,000 to $9,609,000 in 1995 from $8,394,000 in 1994. Salary and employee benefit expenses increased to $4,558,000 in 1995, a $1,002,000 or 28.2% increase over the $3,556,000 expensed in 1994. The primary reason for the increase was a full year of expense for the staffing for two new branches opened in the second quarter of 1994, and increased staffing due to the purchase of New Meriden Trust in November of 1994, as well as the establishment of a commercial loan department. Full-time employee equivalents ("FTE") increased to 122 at December 31, 1995 from 112 at December 31, 1994 and 86 at December 31, 1993. The majority of the FTE increases in 1994 occurred late in the year, thereby causing the large salary expense increase noted above. FDIC deposit insurance expenses decreased to $380,000 in 1995, a decrease of $316,000 compared to $696,000 in 1994. The FDIC decreased the rate the Bank pays for deposit insurance to $.04 per $100.00 in deposits effective June of 1995, from a rate of $.23 per $100.00 in deposits. Occupancy and furniture and equipment expenses were up $270,000 or 17.4% to $1,821,000 from $1,551,000 in 1994 due to the full year of expenses related to the opening of the two branches, and the trust department expansion begun in late1994. Operating expenses for foreclosed real estate increased by $200,000 or 79.1% to $453,000 for the year ended December 31, 1995 from $253,000 in 1994. The increase was due to higher than expected operating costs and declines in the market value of owned real estate properties.

INCOME TAXES: The effective tax rate for 1995 was 39.24%, a decrease of 140 basis points from 40.64% in 1994. The decrease was primarily due to an increase dividend income eligible for the dividend received deduction, and a slight decrease in the State of Connecticut tax rate of 25 basis points to 11.25% in 1995 from 11.50% in 1994.

---------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------


To the Board of Directors of
People's Savings Financial Corp.:

We have audited the accompanying consolidated balance sheets of People's Savings Financial Corp.(the "Corporation") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of People's Savings Financial Corp. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/  Coopers & Lybrand L.L.P.

Hartford, Connecticut
January 21, 1997

---------------------------
CONSOLIDATED BALANCE SHEETS
---------------------------

                                                                                                  December 31,
                                                                                               1996           1995
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 2):
  Non-interest bearing deposits and cash                                                   $  5,113,253   $  6,815,738
Short-term investments (Note 3)                                                               4,508,950     21,346,359
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                     9,622,203     28,162,097

Securities (Note 4):
 Available-for-sale (at market)                                                             171,666,791     91,128,434
 Held-to-maturity (market value: $28,015,243 at December 31, 1996;
  $38,259,088 at December 31, 1995)                                                          28,513,493     38,460,901
Federal Home Loan Bank stock                                                                  2,736,100      2,643,000
Loans held for sale (at market )                                                              1,142,510        927,034
Loans (Note 5):
 Real estate mortgage                                                                       213,525,322    202,225,544
 Real estate construction                                                                     7,498,893      3,933,410
 Installment                                                                                 36,920,096     32,178,447
 Commercial                                                                                     888,658        519,461
------------------------------------------------------------------------------------------------------------------------
Total loans                                                                                 258,832,969    238,856,862

Less:
 Deferred loan fees and unearned income                                                        (342,678)      (487,392)
 Allowance for loan losses                                                                   (1,576,649)    (1,577,547)
------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                   256,913,642    236,791,923

Bank premises and equipment (Note 6)                                                          2,136,119      2,370,366
Foreclosed real estate                                                                          223,402        177,538
Accrued income receivable                                                                     4,029,682      3,747,646
Goodwill                                                                                      3,006,178      3,299,902
Other assets                                                                                  2,403,676      2,455,589
------------------------------------------------------------------------------------------------------------------------
Total assets                                                                               $482,393,796   $410,164,430
------------------------------------------------------------------------------------------------------------------------

lIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (Note 7)                                                                          $358,059,926   $339,364,769
Advances from Federal Home Loan Bank of Boston (Note 8)                                      49,750,000     18,950,000
Securities sold under agreements to repurchase (Note 8)                                      21,500,000
Mortgagors' escrow accounts                                                                   2,658,993      2,490,394
Accrued expenses                                                                              1,548,331      1,239,131
Other liabilities                                                                             2,675,397      3,406,746
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                           436,192,647    365,451,040
Commitments and Contingencies (Notes 13 and 14)

Stockholders' equity (Notes 10 and 11):
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding
Common stock, par value $1.00, authorized 10,000,000 shares, issued and outstanding
 2,542,824 at December 31, 1996 and 2,511,824 at December 31, 1995,
 including shares in treasury of 636,961 at December 31, 1996
 and 559,461 at December 31, 1995                                                             2,542,824      2,511,824
Additional paid-in capital                                                                   22,140,106     21,833,981
Retained earnings                                                                            29,701,051     27,421,569
Cost of treasury stock                                                                       (8,839,261)    (7,249,861)
Unrealized gains on securities available for sale, net of taxes                                 656,429        195,877
------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                   46,201,149     44,713,390
------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                 $482,393,796   $410,164,430
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

24                               People's Savings Financial Corp, and Subsidiary

--------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             1996            1995          1994
---------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                                               $19,557,980    $18,297,183    $16,297,104
Interest and dividends on investments:
     Interest income                                                       9,848,116      8,157,176      8,075,009
     Dividend income                                                         630,703        433,030        189,206
     Trading account                                                               -         46,174        215,658
Other interest income                                                        484,599        588,358        284,318
---------------------------------------------------------------------------------------------------------------------
Total interest income                                                     30,521,398     27,521,921     25,061,295
=====================================================================================================================

Interest expense:
Interest on deposits                                                      14,435,714     13,229,587      9,814,662
Interest on FHLB borrowings                                                1,512,612      1,253,007      1,455,176
Interest repurchase agreements                                               479,611              -              -
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                                    16,427,937     14,482,594     11,269,838
---------------------------------------------------------------------------------------------------------------------
Net interest income                                                       14,093,461     13,039,327     13,791,457

Provision for loan losses                                                    938,357        100,974        128,657
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       13,155,104     12,938,353     13,662,800
Other income:
Investment securities gains (losses)                                         (19,915)      (169,603)       127,717
Trading account gains (losses)                                                     -         49,168       (283,890)
Gain (loss) on sale of mortgages                                             (45,967)        29,472       (375,529)
Trust fees                                                                 1,419,005      1,129,325        190,642
Service charges and fees                                                   1,032,030      1,001,236        879,792
Other operating income                                                       269,550        203,787        198,326
---------------------------------------------------------------------------------------------------------------------
Total other income                                                         2,654,703      2,243,385        737,058
---------------------------------------------------------------------------------------------------------------------
                                                                          15,809,807     15,181,738     14,399,858
Other expenses:
Salaries and employee benefits (Note 12)                                   4,924,156      4,558,419      3,555,996
Occupancy expense                                                          1,051,711        927,646        844,120
Furniture and equipment expense                                              959,566        892,512        707,125
Advertising                                                                  266,373        225,763        215,256
FDIC deposit insurance                                                         2,000        380,429        696,171
Lawsuit settlement                                                                 -              -        550,000
Goodwill amortization                                                        382,851        382,521         62,183
Foreclosed real estate expenses                                              117,742        452,682        253,273
Other operating expenses                                                   2,109,249      1,788,954      1,509,848
---------------------------------------------------------------------------------------------------------------------
Total other expenses                                                       9,813,648      9,608,926      8,393,972
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 5,996,159      5,572,812      6,005,886
Income taxes (Note 9):
Current                                                                  $ 2,402,771    $ 2,359,649    $ 1,991,085
Deferred (credit)                                                           (421,068)      (175,365)       449,929
---------------------------------------------------------------------------------------------------------------------
Total income taxes                                                         1,981,703      2,184,284      2,441,014
---------------------------------------------------------------------------------------------------------------------
Net income                                                               $ 4,014,456    $ 3,388,528    $ 3,564,872
---------------------------------------------------------------------------------------------------------------------

Per share data:
Primary
     Weighted-average shares outstanding and common stock equivalents      1,954,953      1,986,737      2,022,280
     Net income per share                                                $      2.05    $      1.71    $      1.76
Fully Diluted
     Weighted-average shares outstanding and common stock equivalents      1,974,891      1,989,360      2,022,280
     Net income per share                                                $      2.03    $      1.70    $      1.76
=====================================================================================================================

See notes to consolidated Financial statements.

People's Savings Financial Corp. and Subsidiary

-----------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------

                                                                                                                      Net
                                                                                                                    Unrealized
                                                                                                                   Holding Gains
                                              Outstanding                                                      (Losses)On Securities
                                               Shares of                 Additional                                 Carried at
                                                Common      Common        Paid-In       Retained      Treasury      Market, Net
                                                Stock        Stock        Capital       Earnings       Stock         of Taxes
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994
Balance at beginning of year                 1,993,363   $2,505,324    $21,763,970  $ 23,942,606   $(6,393,311)  $     619,570
Net income                                                                             3,564,872
Dividends declared, $.88 per share                                                    (1,756,799)
Stock options exercised                          3,000        3,000         27,750
Acquisition of treasury stock                   (7,500)                                               (135,600)
Net unrealized  gains (losses) on securities
 available for sale, net of taxes                                                                                   (2,910,468)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                       1,988,863   $2,508,324    $21,791,720  $ 25,750,679   $(6,528,911)   $ (2,290,898)
====================================================================================================================================

YEAR ENDED DECEMBER 31, 1995
Balance at beginning of year                 1,988,863   $2,508,324    $21,791,720  $ 25,750,678   $(6,528,911)  $  (2,290,898)
Net income                                                                             3,388,528
Dividends declared, $.88  per share                                                   (1,717,637)
Stock options exercised                          3,500        3,500         42,261
Acquisition of treasury stock                  (40,000)                                               (720,950)
Net unrealized  gains (losses) on securities
 available for sale, net of taxes                                                                                    2,486,775
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                       1,952,363   $2,511,824    $21,833,981  $ 27,421,569   $(7,249,861)  $     195,877
====================================================================================================================================

YEAR ENDED DECEMBER 31, 1996
Balance at beginning of year                 1,952,363   $2,511,824    $21,833,981  $ 27,421,569   $(7,249,861)  $     195,877
Net income                                                                             4,014,456
Dividends declared, $.91 per share                                                    (1,734,974)
Stock options exercised                         31,000       31,000        306,125
Acquisition of treasury stock                  (77,500)                                             (1,589,400)
Net unrealized  gains on securities
 available for sale, net of taxes                                                                                      460,552
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                       1,905,863   $2,542,824    $22,140,106  $ 29,701,051   $(8,839,261)  $     656,429
====================================================================================================================================

See notes to consolidated financial statements.

28                             People's Savings Financial Corp. and Subsidiary

--------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------

                                                                         Year ended December 31,
                                                                 1996            1995                     1994
------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                 $   4,014,456   $  3,388,528            $   3,564,872
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision for depreciation and amortization                    515,213        478,794                  426,437
  Accretion and amortization of bond
    premiums and discounts, net                                  190,024         62,431                   55,709
  Provision for loan losses                                      938,357        100,974                  128,657
  Amortization of net deferred loan fees                         (67,505)      (305,641)                (226,485)
  Deferred income tax (credit)                                  (421,068)      (175,365)                 449,929
  Decrease in trading account securities                               -      5,461,095                   76,262
  Decrease (increase) in loans held for sale                    (215,476)      (927,034)                 390,780
  Realized investment securities losses (gains)                   19,915        169,603                 (127,717)
  Write-downs on foreclosed real estate                           46,820        346,486                  231,273
  Amortization of goodwill                                       293,724        382,521                   62,183
  Increase in accrued expenses                                   309,200         74,643                  120,641
  Increase (decrease) in other, net                             (549,230)     1,563,271               (1,145,093)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  $   5,074,430   $ 10,620,306            $   4,007,448
------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities              13,500     22,949,049               22,129,184
Proceeds from maturities of
  available-for-sale securities                               38,853,915     16,273,552               11,662,635
  held-to-maturity securities                                  9,877,685     15,298,572                2,545,640
Purchases of
  available-for-sale securities                             (119,085,436)   (44,821,086)             (29,057,588)
  held-to-maturity securities                                          -     (1,265,000)             (31,859,522)
Purchases of Federal Home Loan Bank stock                        (93,100)      (350,600)
Net increase (decrease) in loans                             (21,488,155)   (11,378,262)             (14,699,139)
Foreclosed real estate sold                                      402,900      1,218,400                1,457,407
Purchases of premises and equipment (net)                       (280,966)      (438,933)              (1,041,364)
Intangibles resulting from acquisition of New Meriden                                                 (3,807,133)
 Trust Co.
------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                      $ (91,799,657)  $ (2,514,308)           $ (42,669,880)
------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits,
  NOW accounts, and savings accounts                             (45,480)   (17,530,631)                (520,825)
Net increase in certificates of deposit                       18,740,637     35,193,758               22,755,483
Increase (decrease) in mortgage escrow accounts                  168,599       (118,623)                 155,685
Net increase (decrease) in overnight borrowings
  from the Federal Home Loan Bank of Boston                            -              -                 (760,433)
Proceeds from long-term borrowings                            16,500,000              -               11,800,000
Proceeds from short-term borrowings                           62,270,000              -               49,900,000
Principal payments on long-term borrowings                   (12,000,000)             -                        -
Principal payments on short-term borrowings                  (39,970,000)   (14,500,000)             (35,400,000)
Proceeds from securites sold under agreements to              21,500,000              -                        -
 repurchase
Cash dividends paid                                           (1,726,148)    (1,727,411)              (1,756,139)
Acquisition of treasury stock                                 (1,589,400)      (720,950)                (135,600)
Issuance of common stock (under stock option plans)              337,125         45,761                   30,750
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                     68,185,333        641,904               46,068,921
------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (18,539,894)     8,747,902                7,406,489
Cash and cash equivalents at beginning of year                28,162,097     19,414,195               12,007,706
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $   9,622,203   $ 28,162,097            $  19,414,195
------------------------------------------------------------------------------------------------------------------

NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in unrealized gains (loss) on available for sale    $     779,983      4,256,502               (5,052,824)
 securities
Transfer of loans to foreclosed real estate                      740,901      1,114,810                  537,713
Transfer of investment securities from held-to-maturity
  to available for sale                                                -     18,789,280                        -
------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

   1. Significant Accounting Policies

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

A substantial portion (95%) of the Bank's loans, including loans held for sale and loan commitments, is collateralized by real estate in depressed markets in central Connecticut. In addition, all of the real estate owned is located in these same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are particularly susceptible to changes in market conditions in central Connecticut.

Management believes that the allowances for losses on loans and writedowns of foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and writedowns of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgment of information available to them at the time of their examination.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


INVESTMENT SECURITIES:Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of shareholders' equity. Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Realized gains and losses on the sales of securities are reported in earnings and computed using the specific identification cost basis.

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

28                              People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65" ("FAS 122"), which the Bank adopted January 1, 1996. FAS 122 amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities", to provide that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. It also requires the Company to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

FAS 122 requires that a portion of the cost of originating a mortgage loan that is sold with servicing rights retained be allocated to the mortgage servicing right, based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights, the Corporation uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. Certain assumptions, such as estimates of the cost of servicing per loan, discount rate, and prepayment were used in the calculation which was done on an aggregate loan basis.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

FAS 122 also requires a periodic assessment of the fair value of mortgage servicng rights. In determining fair value, the servicng rights are disaggregated into the predominant risk characteristics, which are currently loan type and interest rate. These segments are then valued using the same model used to originally determine the fair value at origination, using current assumptions. The new value is then compared to the book value to determine if a reserve for impairment is required.

At December 31, 1996 the Bank had recorded $35,000 as the fair value of its mortgage servicing rights.


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

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

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

Prior to the adoption of SFAS No. 114 and 118, the allowance for loan losses related to all loans based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 and 118 did not result in any additions to the provision for loan losses.

BANK PREMISES AND EQUIPMENT: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straightline method. Maintenance, repairs and minor improvements are charged to expense as incurred.

FORECLOSED REAL ESTATE: Foreclosed real estate consists principally of properties acquired through mortgage loan foreclosure proceedings. These properties are recorded at the lower of the carrying value of the related loans, including costs of foreclosure, or estimated fair value, less estimated selling costs, of the real estate acquired.

EXCESS COST OVER NET ASSETS ACQUIRED: The excess cost over net assets acquired (goodwill) from the acquisition of New Meriden Trust Co. from the FDIC is being amortized on a straight-line basis over 10 years. On a periodic basis, the Corporation reviews goodwill for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

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

EARNINGS PER SHARE: Primary earnings per share was computed using the weighted-average common shares outstanding during the year, including common stock equivalents, when dilutive. The computation of fully diluted earnings per share is calculated in the same way as primary earnings per share, except that the higher of the ending market price or average market price is used to determine the dilutive effect of common stock equivalents. The shares used in the computations for the three years ended December 31, 1996 were as follows:

                   1996         1995           1994
-----------------------------------------------------------
Primary          1,954,953    1,986,737      2,022,280
Fully diluted    1,974,891    1,989,360      2,022,280
-----------------------------------------------------------

CASH FLOWS: Cash and cash equivalents include cash, amounts due from banks and short-term investments.

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS: The Corporation accounts for post-retirement benefits other than pensions using the accrual method. These benefits are unfunded and there are no assets associated with the plan.

30                              People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


RECLASSIFICATIONS: Certain 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no effect on earnings in the years presented.

2. RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserves against certain deposit transaction accounts. At December 31, 1996 the Bank was required to have cash and liquid assets of approximately $413,000 to meet these requirements.

3. SHORT-TERM INVESTMENTS

Short-term investments consisted of:

                                              December 31,
                                        1996              1995
------------------------------------------------------------------
Federal funds sold                   $4,500,000       $19,610,000
Money market accounts                     8,950         1,736,359
------------------------------------------------------------------
                                     $4,508,950       $21,346,359
==================================================================

4. INVESTMENT SECURITIES

Securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) at December 31, 1996 and 1995 were as follows:

                                                                December 31, 1996
---------------------------------------------------------------------------------------------------
                                                             Gross          Gross        Estimated
                                           Amortized       Unrealized     Unrealized       Market
                                              Cost           Gains          Losses         Value
---------------------------------------------------------------------------------------------------
Available-for-Sale
 United States Government and
    Agency obligations                     $ 55,522,324     $  176,878     $310,037    $ 55,389,165
 Corporate securities                         5,640,365         12,400        2,803       5,649,962
 Mortgage-backed securities                  94,438,775        785,010      194,715      95,029,070
---------------------------------------------------------------------------------------------------
Total debt securities                       155,601,464        974,288      507,555     156,068,197

Marketable equity securities                  5,905,584        357,956       20,812       6,242,728
Mutual funds                                  9,045,356        310,510            -       9,355,866
---------------------------------------------------------------------------------------------------
                                            170,552,404     $1,642,754     $528,367    $171,666,791
===================================================================================================

Held-to-Maturity
 United States Government and
   Agency obligations                      $  3,998,386     $   13,176     $ 16,090    $  3,995,472
 Mortgage-backed securities                  24,515,107         12,942      508,278      24,019,771
---------------------------------------------------------------------------------------------------
                                           $ 28,513,493     $   26,118     $524,368    $ 28,015,243
===================================================================================================

People's Savings Financial Corp. and Subsidiary

--------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

                                                       December 31, 1995
-------------------------------------------------------------------------------------
                                                  Gross       Gross    Estimated
                                     Amortized  Unrealized  Unrealized  Market
                                       Cost       Gains      Losses      Value
--------------------------------------------------------------------------------------
Available-for-Sale
  United States Government and
    Agency obligations            $ 44,505,649  $  158,718    $111,798  $ 44,552,569
  State of Connecticut taxable
    obligations                      1,250,000       1,250           0     1,251,250
  Corporate securities               8,132,634      95,431       1,126     8,226,939
  Mortgage-backed securities        21,480,424     162,999     120,407    21,523,016
--------------------------------------------------------------------------------------
Total debt securities               75,368,707     418,398     233,331    75,553,774

Marketable equity securities         9,915,136     112,285      24,875    10,002,546
Mutual funds                         5,615,389           0      43,275     5,572,114
--------------------------------------------------------------------------------------
                                  $ 90,899,232  $  530,683    $301,481  $ 91,128,434
======================================================================================

Held-to-Maturity
  United States Government and
     Agency obligations           $  9,994,460  $   54,641    $ 22,896  $ 10,026,205
  Mortgage-backed securities        28,466,441      35,045     268,603    28,232,883
--------------------------------------------------------------------------------------
                                  $ 38,460,901  $   89,686    $291,499  $ 38,259,088
======================================================================================

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized               Estimated
                                                      Cost                Market Value
--------------------------------------------------------------------------------------
Available-for-Sale
  Due in one year or less                         $    500,000            $    504,062
  Due after one year through five years             55,652,530              55,595,095
  Due after five years through ten years             5,010,159               4,939,970
  Due after ten years                                        0                       0
--------------------------------------------------------------------------------------
                                                    61,162,689              61,039,127

Mortgage-backed securities                          94,438,775              95,029,070
--------------------------------------------------------------------------------------
Total                                             $155,601,464            $156,068,197
======================================================================================

Held-to-Maturity
  Due in one year or less                         $    999,667            $  1,000,000
  Due after one year through five years              2,998,719               2,995,472
  Due after five years through ten years                     0                       0
--------------------------------------------------------------------------------------
                                                     3,998,386               3,995,472

Mortgage-backed securities                          24,515,106              24,019,772
--------------------------------------------------------------------------------------
Total                                             $ 28,513,492            $ 28,015,244
======================================================================================

32                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

During 1996 there were no debt security sales from the available-for-sale portfolio. During 1995, there were $22,949,000 of debt security sales from the available-for-sale portfolio. Gross gains of $274,154 and gross losses of $388,875 were realized on those sales. Net realized gains on marketable equity securities and mutual funds were $6,950 for the year ended December 31, 1996. Net realized gains and (losses) on marketable equity securities and mutual funds were ( $54,882) and $758,562, for the years ended 1995 and 1994, respectively. As permitted by the Financial Accounting Standards Board, in a special one time opportunity, the Bank transferred $18,789,280 of investment securities classified as Held-to-Maturity to the Available-for-Sale category on December 8, 1995. The Bank made the transfer to provide more flexibility in managing the portfolio. At the time of the transfer there was a net unrealized gain on the investments of $129,920.

At December 31, 1996, $1,000,000 of United States Government and Agency obligations were pledged as collateral to secure public funds.

At December 31, 1996, $23,971,000 of mortgage-backed securities were pledged under repurchase agreements.

5. Loans

The carrying amounts of the Corporation's loan portfolio at December 31, 1996 and 1995 were as follows:

                                         1996                1995
---------------------------------------------------------------------
Real estate mortgage                $212,199,248        $201,504,022
Real estate construction               7,498,893           3,933,410
Installment loans to individuals      36,696,902          32,178,447
Commercial                               888,658             519,461
---------------------------------------------------------------------
                                     257,283,701         238,135,340
Non-accrual loans                      1,549,268             721,522
---------------------------------------------------------------------
                                    $258,832,969        $238,856,862
=====================================================================

At December 31, 1996, $ 1,549,268 of the Bank's loan portfolio was on nonaccrual status. The Bank's estimate of impairment due to collectibility concerns related to these loans is included in the allowance for loan losses.

At December 31, 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 and 118 totaled $602,747, excluding small-balance homogeneous loans. The majority of these loans, $443,011, have been evaluated for impairment using estimated market value of the collateral. One loan totaling $159,736 was evaluated for impairmentusing the present values of future cash flows method. There was a valuation allowance of $65,149 recorded for the impaired loans at December 31, 1996.

For the year ended December 31, 1996 the average balance of impaired loans was approximately $678,000.

The Corporation generally recognizes interest income on impaired loans on a cash basis. For the twelve month period ended December 31, 1996, the Corporation recorded $46,123 in interest on impaired loans.

At December 31, 1996 the Corporation had four restructured loans totaling $686,000. One of these loans in the amount of approximately $392,000 was restructured prior to the adoption of SFAS No. 114 and 118

People's Savings Financial Corp. and Subsidiary

-----------------------------------------
NOTES CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------

and is therefore accounted for in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and the other loans are considered smaller-balance homogeneous loans under SFAS No. 114 and 118.

Loans the Bank services for others were $63,660,941 and $66,833,079 at December 31, 1996 and 1995, respectively.

Information with respect to nonaccrual loans at December 31, 1996 and 1995 is as follows:

                                                                                  December 31,
                                                                        1996                     1995
--------------------------------------------------------------------------------------------------------
Nonaccrual                                                           $1,549,268              $  721,522
Interest income that would have been recorded under
 original terms                                                         124,168                  76,488
Interest income recorded during period                                   74,505                  21,260
========================================================================================================

Changes in the allowance for loan losses were as follows:

                                                                Year ended December 31,
                                                           1996          1995         1994
----------------------------------------------------------------------------------------------
Balance at beginning of year                            $1,577,547    $1,791,270   $2,223,472
Provision charged to operations                            938,357       100,974      128,657
Loans charged off                                         (998,202)     (356,884)    (642,371)
Recoveries                                                  58,947        42,187       81,512
----------------------------------------------------------------------------------------------
Balance at end of year                                  $1,576,649    $1,577,547   $1,791,270
----------------------------------------------------------------------------------------------

6. Bank Premises and Equipment

Cost and accumulated depreciation and amortization of the various categories of premises and equipment were as follows:

                                                       December 31, 1996                       December 31, 1995
-------------------------------------------------------------------------------------------------------------------------
                                                                 Accumulated                             Accumulated
                                                               Depreciation and                        Depreciation and
                                                  Cost           Amortization             Cost           Amortization
-------------------------------------------------------------------------------------------------------------------------
Building and land                            $  1,737,077       $    731,985           $1,696,624         $  672,938
Leasehold improvements                            922,787            546,635              906,804            460,794
Furniture and equipment                         3,560,570          2,805,695            3,336,039          2,435,369
-------------------------------------------------------------------------------------------------------------------------
                                             $  6,220,434       $  4,084,315           $5,939,467         $3,569,101
=========================================================================================================================

7. Deposits

An analysis of deposits follows:

                                                      December 31, 1996        December 31, 1995
-------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits                     $  8,301,154            $  5,605,612
Interest-bearing demand deposits                           12,247,163              11,479,100
Money market deposit accounts                               4,327,022               4,000,026
Savings deposits                                          105,379,428             109,215,508
Time deposits                                             227,805,159             209,064,523
-------------------------------------------------------------------------------------------------
                                                         $358,059,926            $339,364,769
=================================================================================================

The amount of individual certificates of deposit in excess of $100,000 included in time deposits at December 31, 1996 and 1995 was $25,209,000 and $24,658,000,
respectively. The Bank paid interest on deposits and escrow accounts of $14,493,370, $13,271,552 and $9,855,921 for the years ended December 31, 1996,
1995 and 1994, respectively.

34                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

8. Advances from Federal Home Loan Bank of Boston and Securities Sold Under Agreements to Repurchase

Advances from Federal Home Loan Bank of Boston consisted of the following:

                                     December 31, 1996          December 31, 1995
---------------------------------------------------------------------------------
4.70% due January 1996                                             $ 1,000,000
4.56% due January 1996                                               1,000,000
4.32% due January 1996                                               3,000,000
6.94% due April 1996                                                 3,000,000
5.90% due October 1996                                               4,000,000
5.01% due January 1997                  $ 1,300,000                  1,300,000
4.87% due January 1997                    1,300,000                  1,300,000
5.52% due January 1997                      800,000                          -
5.44% due February 1997                     700,000                          -
5.44% due February 1997                   4,000,000                          -
5.46% due March 1997                      3,700,000                          -
5.47% due May 1997                        3,700,000                          -
5.47% due May 1997                        4,000,000                          -
6.09% due June 1997                       1,000,000                          -
5.46% due June 1997                       4,400,000                          -
5.54% due June 1997                       3,000,000                          -
5.52% due September 1997                  2,000,000                          -
5.67% due December 1997                   2,500,000                          -
5.20% due January 1998                    2,000,000                  2,000,000
6.40% due June 1998                       2,500,000                          -
6.07% due October 1998                    4,000,000                          -
8.19% due December 1998                     700,000                    700,000
6.01% due December 1998                   1,000,000                          -
5.70% due January 1999                      750,000                    750,000
5.54% due January 1999                      750,000                    750,000
6.71% due June 1999                       2,000,000                          -
6.87% due June 2000                       1,500,000                          -
6.96% due June 2000                       1,000,000                          -
6.69% due August 2001                     1,000,000                          -
4.00% due January 2008                      150,000                    150,000
---------------------------------------------------------------------------------
                                        $49,750,000                $18,950,000
=================================================================================

The Bank had no overnight borrowings at December 31, 1996 and 1995.

The Bank paid interest on advances of $1,403,200, $1,311,886 and $1,344,952 for the years ended December 31, 1996, 1995 and 1994, respectively.

In accordance with an agreement with the Federal Home Loan Bank of Boston (FHLBB), the Bank is required to maintain qualified collateral, as defined in the FHLBB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLBB in excess of the $57,792,000 required to collateralize the outstanding advances and short-term borrowing facility at December 31, 1996.

The FHLBB Statement of Credit Policy grants members the ability to borrow up to a certain percentage of the value of their qualified collateral. At December 31, 1996 the Bank could borrow up to an additional

People's Savings Financial Corp. and Subsidiary

--------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

$233,470,000. The Bank also participates in the Ideal Way Line of Credit program with the FHLBB. These advances are one day loans with automatic rollover. The Bank has a pre-approved line of $8,042,000.

Securities Sold Under Agreements to Repurchase consisted of the following:

                                             December 31, 1996
------------------------------------------------------------------
     6.10% due June 1997                         1,500,000
     5.79% due August 1997                       2,000,000
     5.58% due November 1997                     3,500,000
     6.47% due June 1998                         3,000,000
     6.08% due August 1998                       3,000,000
     5.80% due November 1998                     3,500,000
     6.70% due June 1999                         3,000,000
     6.29% due August 1999                       2,000,000
------------------------------------------------------------------
                                               $21,500,000
==================================================================

The Bank paid interest on repurchase agreements of $351,656 for the year ended December 31, 1996.

9. Federal and State Taxes on Income

The components of the income tax provision (benefit) for the years ended December 31, are as follows:

                                             1996         1995         1994
---------------------------------------------------------------------------------
Current Provision:
  Federal                                 $1,917,314   $1,792,124   $1,501,990
  State                                      485,457      567,525      489,095
---------------------------------------------------------------------------------
                                           2,402,771    2,359,649    1,991,085
---------------------------------------------------------------------------------
Deferred Provision (Benefit):
  Federal                                     (1,754)    (141,166)     319,823
  State                                     (419,314)     (34,199)     130,106
---------------------------------------------------------------------------------
                                            (421,068)    (175,365)     449,929
---------------------------------------------------------------------------------
Total provision for income taxes          $1,981,703   $2,184,284   $2,441,014
=================================================================================

The following is a reconciliation of the expected federal statutory tax to the income tax provision for the years ended December 31:

1996                                                              1996          1995         1994
--------------------------------------------------------------------------------------------------
Income tax at statutory federal tax rate                         34.00%        34.00%       34.00%
Connecticut Corporation Tax, net of federal tax benefit           5.88%         6.32%        6.80%
State tax refund on prior taxes paid                             (5.15%)           -            -
Dividends received deduction                                     (2.83%)       (0.91%)      (0.16%
Change in state tax rate                                           .34%          .19            -
Other                                                              .81%         (.40%)          -
--------------------------------------------------------------------------------------------------
Effective income tax rate                                        33.05%        39.20%       40.64%
--------------------------------------------------------------------------------------------------

36                               People's Savings Financial Corp. and Subsidiary

--------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

The components of the Corporation's net deferred tax assets at December 31, 1996, 1995 and 1994 are as follows:

                                              1996                    1995                   1994
                                        Federal     State       Federal      State     Federal      State
----------------------------------------------------------------------------------------------------------
Deferred tax assets:
State tax credits                             -    $382,949           -          -           -          -
Loan loss provision                  $  479,774     165,548   $ 482,348   $170,876   $ 540,605   $201,518
Net mortgage origination fees                 -           -       8,040      2,848      83,025     30,949
Deferred directors fees                 290,634     100,284     273,741     96,975     224,462     83,671
Accrued self-insurance                   29,681      10,241      18,131      6,423       9,704      3,617
Accrued interest payable                 16,500       5,693      34,718     12,299      12,866      4,796
Accrued pension expense                  98,338      33,932     113,184     40,097     119,812     44,662
Securities losses                        31,701      10,939      31,613     11,199      31,441     11,720
Post-retirement benefits
 (SFAS 106)                             123,148      42,493     107,778     38,181     119,645     44,599
Fixed assets                             19,839       6,846           -          -           -          -
Goodwill                                 55,033      18,989      29,277     10,372       3,753      1,399
Available-for-sale securities
 (SFAS 115)                                   -           -           -          -   1,183,689    441,236
Other                                    60,692      20,941      46,579     16,499           -          -
----------------------------------------------------------------------------------------------------------
Total deferred tax assets             1,205,340     798,855   1,145,409    405,769   2,329,002    868,167
----------------------------------------------------------------------------------------------------------

Deferred tax liabilities
State tax credits                       130,203           -           -          -           -          -
Tax loan loss reserve
 in excess of base year                       -           -       6,396      2,266       7,077      2,638
Net mortgage origination fees             8,039       2,774           -          -           -          -
Accrued dividends receivable              3,598       1,242      22,903      8,113       6,332      2,600
Bond discount accretion                   7,491       2,585      12,324      4,365      87,913     32,771
Mark to market - Sec 481a
 adjustment                              31,505      10,871      62,834     22,259      96,252     35,879
Fixed assets                                  -           -      18,465      6,541      42,021     15,664
Prepaid insurance                        27,098       9,350      26,835      9,506      28,414     10,592
Available-for-sale securities
  (SFAS 115)                            338,161     119,797     100,906     37,620           -          -
Other                                         -           -           -          -      22,818      8,267
-----------------------------------------------------------------------------------------------------------
Total deferred tax liabilities          546,095     146,619     250,663     90,670     290,827    108,411
-----------------------------------------------------------------------------------------------------------
Net deferred tax assets                 659,245     652,236     894,746    315,099   2,038,175    759,756
Valuation reserve                             -           -           -          -           -          -
-----------------------------------------------------------------------------------------------------------
Net deferred tax assets after
 valuation reserve                   $  659,245    $652,236   $ 894,746   $315,099  $2,038,175   $759,756
===========================================================================================================

The allocation of deferred tax expense (benefit) involving items charged to current year income and items charged directly to stockholders' equity for the year ended December 31, are as follows:

                                              1996                    1995                   1994
                                        Federal     State       Federal      State     Federal      State
---------------------------------------------------------------------------------------------------------------
Deferred tax expense (benefit)
 allocated to shareholders' equity   $237,255     $ 82,177    $1,284,595  $478,856   $(1,183,689)  $(441,236)
Deferred tax expense (benefit)
 allocated to income                   (1,754)    (419,314)     (141,166)  (34,199)      319,823     130,106
---------------------------------------------------------------------------------------------------------------
Total deferred tax expense
 (benefit)                           $235,501    $(337,137)   $1,143,429  $444,657   $  (863,866)  $(311,130)
===============================================================================================================

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

The Corporation will only recognize a deferred tax asset, when based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1996, 1995 and 1994, the Corporation has recorded no valuation allowances against deferred tax assets based on sufficient available federal taxable income in the carryback period and anticipated future earnings for state purposes.

The Corporation paid Federal and State income taxes totaling $2,165,000 and $1,820,800 and $2,238,000, in 1996, 1995 and 1994, respectively.

Pursuant to the Small Business Job Protection Act of 1996, the Corporation is required to change its method of accounting with respect to its bad debt reserves. The change results in taxable income of approximately $21,000 which will be recognized ratably over a six year period. A deferred tax liability has been established for the unrecognized portion relating to the change in tax method of accounting.

The Corporation has not provided deferred taxes for the tax reserve for bad debts that arose in tax years beginning before 1988 because it is expected that the requirements of Section 593, as amended by the Small Business Job Protection Act of 1996, will be met in the foreseeable future. If the requirements of
Section 593 are not met, a potential tax liability could be incurred of approximately $1,900,000 relating to the pre-1988 tax bad debt reserve of $4,600,000.

------------------------------------------------------------------------
10. STOCKHOLDER'S EQUITY, RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR
ADVANCES
------------------------------------------------------------------------

Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval by the Banking Commissioner of the State of Connecticut (the Commissioner) is required to pay dividends in excess of the Bank's net profits (as defined by Connecticut banking laws) in the current year plus retained net profits for the preceding two years. The Bank has approximately $2,529,000 available for payment of dividends to the Corporation, without approval of the Commissioner, at December 31, 1996.

Under Federal Reserve regulation, the Bank also is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1996, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated 10% of consolidated net assets.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets of 8.0%, and 4.0%, respectively, and of Tier 1
capital to average assets of  4.0%.   Quantitative measures established by
regulation to be classified as "well capitalized" require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets of 10.0%, and 6.0%, respectively, and of Tier 1 capital to average assets of 5.0%. At December 31, 1996 all of the Bank's capital ratios exceeded minimum regulatory capital requirements and places it as "well capitalized", the highest rating of five regularity capital classifications.

                                 People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

The following table illustrates the capital resources of the Bank and the Corporation and their capital ratios as of December 31:

(dollars in thousands)                          1996      1995
-----------------------------------------------------------------
Bank's capital components:
Tier 1 capital (Stockholders' equity)         $40,928   $37,279
Tier 2 capital (Allowance for loan losses)      1,577     1,578
-----------------------------------------------------------------
Bank's total risk-based capital               $42,505   $38,857
-----------------------------------------------------------------
Bank's capital ratios:
Total risk-based                                18.46%    18.38%
Tier 1 risk-based                               17.78%    17.63%
Tier 1 leverage                                  9.50%     9.35%
-----------------------------------------------------------------

Corporation's capital components:
Tier 1 capital (Stockholders' equity)         $42,539   $41,217
Tier 2 capital (Allowance for loan losses)      1,577     1,578
-----------------------------------------------------------------
Corporation's total risk-based capital        $44,116   $42,795
-----------------------------------------------------------------

Corporation's capital ratios:
Total risk-based                                19.16%    20.24%
Tier 1 risk-based                               18.47%    19.49%
Tier 1 leverage                                  9.88%    10.33%
-----------------------------------------------------------------

---------------------
11. STOCK OPTION PLAN
---------------------

The Corporation has a stock option and incentive plan for certain employees and a stock option plan for directors under which the Corporation may grant options to its employees for up to 150,000 shares of common stock and may grant options to its directors for up to 100,000 shares of its common stock. Under the plans the exercise price of each option equals the market price of the Corporation's stock on the date of the grant and an option's maximum term is ten years. Options are granted upon approval of the Board of Directors and become exercisable upon issuance. Options were granted during 1996, 1995 and 1994 with an exercise price equal to the fair market value of common stock at the date of grant.

On January 1, 1996 the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its Plans. Had compensation cost for the Corporation's Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS 123, the Corporation's net income and fully diluted net income per share would have been reduced to the pro forma amounts indicated below.

                                 1996                       1995                 1994
----------------------------------------------------------------------------------------------
                             As                      As                     As
                          Reported    Pro Forma   Reported   Pro Forma   Reported   Pro Forma
----------------------------------------------------------------------------------------------
Net Income              $4,014,456  $3,985,019  $3,388,528  $3,107,779  $3,564,872  $3,555,817
Net Income per share
 (fully diluted)        $     2.03  $     2.02  $     1.70  $     1.56  $     1.76  $     1.76
----------------------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grant in 1996; dividend yield of 4.49%, expected volatity of 22.68%, risk free interest rate of 5.25%, and expected term of options of 10 years.

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

                                             1996                          1995                1994
----------------------------------------------------------------------------------------------------------------
                                                 Weighted                 Weighted                 Weighted
                                                 Average                   Average                 Average
                                     Shares   Exercise Price   Shares   Exercise Price  Shares  Exercise Price
----------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     171,500       15.316       68,000       11.313     67,000          10.867
Granted                               27,500       20.500      107,000       17.691      4,000          18.000
Exercised                             31,000       10.875        3,500       10.179      3,000          10.250
Forfeited                              1,500       17.563            -            -          -               -
----------------------------------------------------------------------------------------------------------------
Outstanding at end of year           166,500       16.978      171,500        15.316    68,000          11.313
----------------------------------------------------------------------------------------------------------------
Options exercisable at year-end      166,500                   171,500                  68,000
-----------------------------------------------------------------------------------------------------------------

The following table summarizes information about the Plan's stock options at December 31, 1996:

                                        Options Outstanding                        Options Exercisable
--------------------------------------------------------------------------------------------------------
                      Number        Weighted-Average    Weighted          Number            Weighted
    Range of        Outstanding        Remaining         Average        Exercisable         Average
Exercise Prices    at 12/31/96     Contractual Life   Exercise Price    at 12/31/96      Exercise Price
--------------------------------------------------------------------------------------------------------
9.125-20.500        166,500            7.415             16.978            166,500          16.978
--------------------------------------------------------------------------------------------------------

--------------------------
12. EMPLOYEE BENEFIT PLANS
--------------------------

The Corporation has a defined benefit pension plan covering substantially all of its employees who qualify as to age, length of service and minimum hours per year. The benefits are based on a covered employee's final average compensation, primary social security benefit and credited service. The Corporation's funding policy is to contribute amounts to the plan sufficient to meet ERISA's minimum funding requirements.

The following table sets forth the plan's funded status and amounts recognized in the Corporation's statement of financial position at December 31, 1996 and 1995:

                                                                                December 31,
                                                                             1996          1995
---------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits
 of $1,567,849 in 1996 and $1,633,785 in 1995                              $1,654,618   $1,656,265
---------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date                  $2,787,510   $2,789,792
Plan assets at fair value, primarily cash and cash
 equivalents, US and other bonds and listed stocks                          2,038,059    1,885,076
---------------------------------------------------------------------------------------------------
Projected benefit obligations in excess of plan assets                        749,451      904,716

Unrecognized net gain (loss) from past experience different
 from that assumed and effects of changes in assumptions                     (534,249)    (655,177)
Unrecognized transition asset at December 31                                  108,964      124,574
---------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                         $  324,166   $  374,113
---------------------------------------------------------------------------------------------------

Net pension cost included the following components:

                                                                        Year ended December 31,
                                                                    1996         1995         1994
---------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                 $ 317,995   $  239,153   $  199,116
Interest cost on projected benefit obligation                    172,843      179,172      163,021
Actual return on plan assets                                    (273,891)    (345,515)      50,401
Net amortization and deferral                                     93,737      193,564     (193,075)
---------------------------------------------------------------------------------------------------
Net periodic pension cost                                      $ 310,684   $  266,374   $  219,463
---------------------------------------------------------------------------------------------------

                                 People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 7.0%, respectively, at December 31, 1996 and December 31, 1995, the respective measurement dates. The expected long-term rate of return on plan assets was 8.0% in 1996, 1995 and 1994

The Corporation has adopted a defined contribution 401(k) plan. All employees of the Corporation who have reached age 21 and have completed one year of service are eligible to participate in the plan. Employees may contribute up to 15% of their compensation not to exceed the maximum dollar limit imposed by the Internal Revenue Service. The Corporation's matching contribution is 50% of each participant's contribution up to 6% of the participant's compensation. The Corporation's contribution expense was $79,119, $63,694 and $56,360, respectively, for the years ended December 31, 1996, 1995and 1994.

The Corporation offers Post-retirement benefits and life insurance benefits which are accounted for using the accrual method. These benefits are unfunded and there are no assets associated with the plan. The net periodic post-retirement benefits expense was $63,031, $50,080 and $41,560, respectively, in 1996, 1995 and 1994. The post-retirement benefits liability was $402,499, $355,177, and 311,014, respectively, at December 31, 1996, 1995, and 1994. The discount rate used to compute the post-retirement benefits liability was 7.50% during 1996. A 1% increase in the assumed health care cost trend rates would have increased the expenses by $21,163.

----------
13. LEASES
----------

Seven of the Bank's branch offices are leased under noncancelable operating leases which expire at various dates through 2004. The rental payments on the lease for one of the branches are subject to an escalating payment schedule. In all instances, the leases contain renewal options which extend for periods of 5 through 15 years. The future minimum rental commitments as of December 31, 1996 for these leases are as follows:

                   1997          $  438,283
                   1998             435,100
                   1999             427,417
                   2000             368,904
                   2001             274,176
                   Thereafter        95,067
----------------------------------------------------------------------------
                                 $2,038,947
----------------------------------------------------------------------------

Rental expense for the branches amounted to $468,211 in 1996, $442,892 in 1995 and $393,332 in 1994.

--------------------------
14. CONTINGENT LIABILITIES
--------------------------

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These expose the Bank to credit risk in excess of the amount recognized in the consolidated balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

as it does for on-balance-sheet instruments. Total credit exposure related to these items at December 31, 1996 and 1995 is summarized below:

                                                         1996                  1995
                                                   Contract Amount       Contract Amount
------------------------------------------------------------------------------------------
Loan commitments:
  Approved mortgage and equity loan commitments        $   783,250           $ 2,103,300
  Unadvanced portion of construction loans               4,169,707             2,925,864
Letters of credit                                          534,340               534,340
Unadvanced portion of:
  Commercial line of credit                              1,453,977             1,511,250
  Home equity lines of credit                            7,008,210             4,515,152
  Overdraft line of credit                                  35,487                19,959
  Credit cards                                           3,458,312             3,404,764
------------------------------------------------------------------------------------------
                                                       $17,443,283           $15,014,629
------------------------------------------------------------------------------------------

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

---------------------------------------------------
15. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
---------------------------------------------------

The Bank primarily grants loans to customers located within its primary market area in the state of Connecticut. The majority of the Bank's loan portfolio, including loans held for sale and commitments (95%) at December 31, 1996 and (97%) at December 31, 1995, is comprised of loans collateralized by real estate located primarily in central Connecticut. At December 31, 1996 and 1995 respectively, such loans and commitments totaled approximately $276,101,000, and $243,400,000, of which $243,117,000 and $227,300,000, is collateralized by owner occupied real estate. The Bank lends up to 95% of the appraised value of owner-occupied property. Residential borrowers are required to obtain private mortgage insurance covering any excess on loans with over 80% loan-to-value ratios.

----------------------------
16. LOANS TO RELATED PARTIES
----------------------------

Loans to executive officers and directors (including loans to members of their immediate families and loans to companies of which a director is a principal owner) considered to be related parties aggregated $2,618,633 and $2,521,121 at December 31, 1996 and 1995, respectively. During 1996, the Bank made $388,950 in new loans to related parties and received $291,438 in payments on related party loans. Such related party loans were made in the ordinary course of business.

---------------------------------------
17. FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

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

42                               People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

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

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

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

Securities Sold Under Agreements to Repurchase: The fair values of the Corporation's repurchase agreements are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

The following table presents a comparison of the carrying value and estimated fair value of the Bank's financial instruments at December 31, 1995 and 1994:

                                                           1996                               1995

-----------------------------------------------------------------------------------------------------------------
                                              Carrying                Fair           Carrying           Fair
                                               Value                  Value           Value            Value
-----------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks                        $   5,113,253     $  5,113,253     $  6,815,738     $  6,815,738
  Short-term investments                             4,508,950        4,508,950       21,346,359       21,346,359
  Securities held-to-maturity                       28,513,493       28,015,244       38,460,901       38,259,088
  Securities available-for-sale                    171,666,791      171,666,791       91,128,434       91,128,434
  Federal Home Loan Bank stock                       2,736,100        2,736,100        2,643,000        2,643,000
  Loans                                            257,283,701       XX,000,000      238,135,340      239,832,317
  Loans held for sale                                1,142,510        1,142,510          927,034          927,034
Financial Liabilities:
  Deposits with no stated maturity                 130,254,767      130,254,767      130,300,246      130,300,246
  Time deposits                                    227,805,159      230,066,000      209,064,523      211,671,000
  Federal Home Loan Bank
    borrowings                                      49,750,000       49,784,000       18,950,000       18,959,000
  Repurchase Agreements                             21,500,000       21,609,839
-----------------------------------------------------------------------------------------------------------------

------------------------------------
18. RECENT ACCOUNTING PRONOUNCEMENTS
------------------------------------

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The Bank will be required to adopt SFAS 125 for transfers and servicing of financial assets and extinguishment of liabilites ocurring after December 31, 1996, on a prospective basis. The adoption of this standard is not expected to have a material impact on the Bank's financial condition or its results of operations.

------------------------------------------------------------------
19. PEOPLE'S SAVINGS FINANCIAL CORP. (PARENT CORPORATION ONLY)
FINANCIAL INFORMATION
------------------------------------------------------------------

Balance Sheets

                                                                         December 31,
                                                                 1996                  1995
-------------------------------------------------------------------------------------------------
Assets
Advances to subsidiary                                        $ 2,021,474           $ 4,326,117
Investment in subsidiaries                                     44,614,563            40,816,793
-------------------------------------------------------------------------------------------------
Total assets                                                  $46,636,037           $45,142,910
-------------------------------------------------------------------------------------------------

Liabilities
Dividends payable/other liabilities                           $   434,888           $   429,520
-------------------------------------------------------------------------------------------------
Total liabilities                                                 434,888               429,520
Stockholders' equity                                           46,201,149            44,713,390
-------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $46,636,037           $45,142,910
-------------------------------------------------------------------------------------------------

44                               People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

Statements of Income

                                                                          Year ended December 31,
                                                                    1995            1995            1994
-------------------------------------------------------------------------------------------------------------
Dividends from subsidiary                                      $   700,000      $ 5,000,000     $ 2,600,000
Investment securities gains                                        450,163
Other income                                                       136,765           68,294          84,564
-------------------------------------------------------------------------------------------------------------
Income before income taxes and equity
  distributed in excess of income of subsidiary                    836,765        5,068,294       3,134,727

Other expenses                                                     173,532          151,501         130,245
Income taxes (credit)                                              (15,109)         (34,489)        168,224
-------------------------------------------------------------------------------------------------------------
                                                                   158,423          117,012         298,469
-------------------------------------------------------------------------------------------------------------
Income before equity in undistributed
  net income of subsidiary                                         678,342        4,951,282       2,836,258

Equity in undistributed net income
   (loss) of subsidiaries                                        3,336,114       (1,562,754)        728,614
-------------------------------------------------------------------------------------------------------------

Net income                                                     $ 4,014,456      $ 3,388,528     $ 3,564,872
-------------------------------------------------------------------------------------------------------------

Statements of Cash Flows

                                                                          Year ended December 31,
                                                                   1996            1995            1994
-------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                     $ 4,014,456      $ 3,388,528     $ 3,564,872
Adjustments to reconcile net income
  to net cash provided by operating activities:
    Equity in undistributed net (income)
      loss of subsidiary                                        (3,336,114)       1,562,754        (728,614)
    Gain on sale of investment securities                                -                -        (450,163)

    Other items, net                                                (4,562)               -               -

-------------------------------------------------------------------------------------------------------------
Cash provided by operating activities                              673,780        4,951,282       2,386,095
-------------------------------------------------------------------------------------------------------------

Investing activities
Sales of investment securities                                           -                -         614,376
Investment in subsidiary                                                 -          (50,000)              -
Net decrease (increase) in advances
  to subsidiaries                                                2,304,643       (2,498,682)     (1,139,482)
-------------------------------------------------------------------------------------------------------------
Net cash provided (used)                                         2,304,643       (2,548,682)       (525,106)
  by investing activities
-------------------------------------------------------------------------------------------------------------

Financing activities
Issuance of common stock                                           337,125           45,761          30,750
Acquisition of treasury stock                                   (1,589,400)        (720,950)       (135,600)
Cash dividends                                                  (1,726,148)      (1,727,411)     (1,756,139)
-------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                           (2,978,423)      (2,402,600)     (1,860,989)
-------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                         -                -               -

Cash and cash equivalents at beginning of year                           -                -               -
-------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                       $         -      $         -     $         -
-------------------------------------------------------------------------------------------------------------

People's Savings Financial Corp. and Subsidiary

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1996 and 1995 (in thousands of dollars, except per share data):

                                                                               Three months ended
                                                              March 31      June 30    September 30   December 31
---------------------------------------------------------------------------------------------------------------------
1996
Interest income                                               $7,059        $7,195         $7,781        $8,486
Interest expense                                               3,772         3,766          4,268         4,622
---------------------------------------------------------------------------------------------------------------------
Net interest income                                            3,287         3,429          3,513         3,864
---------------------------------------------------------------------------------------------------------------------

Provision for loan losses                                         64            95             95           684
Net gain (loss) on securities transactions                       (20)            -              -             -
Other income                                                     586           630            729           730
Other expenses                                                 2,368         2,506          2,486         2,454
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     1,421         1,458          1,661         1,456
Income taxes                                                     533           249            640           560
---------------------------------------------------------------------------------------------------------------------
Net income                                                    $  888        $1,209         $1,021        $  896
---------------------------------------------------------------------------------------------------------------------

Net income per common share                                   $  .45        $  .62         $  .52        $  .45
---------------------------------------------------------------------------------------------------------------------

                                                                         Three months ended
                                                             March 31      June 30      September 30   December 31
---------------------------------------------------------------------------------------------------------------------
1995
Interest income                                               $6,505        $6,773         $7,058        $7,186
Interest expense                                               3,295         3,619          3,726         3,843
---------------------------------------------------------------------------------------------------------------------
Net interest income                                            3,210         3,154          3,332         3,343
---------------------------------------------------------------------------------------------------------------------

Provision for loan losses                                         36            35             30             -
Net gain (loss) on securities transactions                         4           (73)            (1)         (100)
Trading account gains (losses)                                    49             -              -             -
Other income                                                     544           583            609           628
Other expenses                                                 2,358         2,475          2,331         2,444
Income before income taxes                                     1,413         1,154          1,579         1,427
Income taxes                                                     577           447            618           542
---------------------------------------------------------------------------------------------------------------------
Net income                                                    $  836        $  707         $  961        $  885
---------------------------------------------------------------------------------------------------------------------

Net income per common share                                   $  .42        $  .36         $  .48        $  .45
---------------------------------------------------------------------------------------------------------------------

-----------------
STOCK INFORMATION
-----------------

Common Stock Information

People's Savings Bank of New Britain (the "Bank") common stock began trading over the counter on the Nasdaq National Market System in August of 1986 under the symbol "PBNB". Effective upon the Bank's formation of a holding company on July 31, 1989, People's Savings Financial Corp. succeeded to the Bank's listing symbol "PBNB" on the National Market System. There were 1,312 stockholders of record on February 28, 1997. The following table sets forth for the periods indicated, market price information regarding PBNB stock as reported by Nasdaq. Stock price information includes high and low daily closing sales prices as reported by the Nasdaq National Market System.

46                               People's Savings Financial Corp. and Subsidiary

-----------------
STOCK INFORMATION
-----------------

Quarter ended                          LOW                       HIGH
-------------------------------------------------------------------------------
March 31, 1995                       17 1/2                     18
June 30, 1995                        18                         19 1/2
September 30, 1995                   19 1/4                     22 1/2
December 31, 1995                    19                         20
March 31, 1996                       19                         20 3/4
June 30, 1996                        20 1/4                     22 3/8
September 30, 1996                   21 3/4                     30 3/16
December 31, 1996                    26 1/4                     29
-------------------------------------------------------------------------------

Dividend Policy
The Board of Directors of People's Savings Financial Corp. expects to maintain its regular quarterly dividend policy and it may authorize increases in quarterly dividends or other special dividends in the future if warranted by the Corporation's earnings and performance. Please see Note 10- Stockholders Equity Restrictions on Subsidiary Dividends, Loans or Advances on page XX of this report.

The following table illustrates dividends that were declared:

Dividends Date Declared         Date Payable             Amount
-------------------------------------------------------------------------------
March 22, 1995                  April 28, 1995           .22
June 20, 1995                   July 31, 1995            .22
September 19, 1995              October 31, 1995         .22
December 21, 1995               January 31, 1996         .22

March 19, 1996                  April 30, 1996           .22
May 22, 1996                    July 31, 1996            .23
September 17, 1996              October 31, 1996         .23
December 17, 1996               January 31, 1997         .23
-------------------------------------------------------------------------------

Stockholder Information
Peoples Savings Bank & Trust and People's Savings Financial Corp.

Peoples Savings Bank & Trust is a savings bank chartered by the State of Connecticut. People's Savings Financial Corp. is a Connecticut bank holding company. Both the Bank and the Corporation are headquartered at 123 Broad Street, New Britain, Connecticut 06050 and their telephone number is (860) 224-7771.

Stock Transfer Agent
     People's Savings Financial Corp.
     c/o State Street Bank and Trust Company
     P.O. Box 8200
     Boston, MA 02266-8200
     1-800-426-5523

Annual Report on Form 10-K
The Corporation's annual report on Form 10-K, and the financial statement schedules thereto, as required to be filed with the Securities and Exchange Commission for 1996, will be provided without charge to any stockholder upon written request of such stockholder. Requests should be addressed to Investor Relations, People's Savings Financial Corp., 123 Broad Street, P.O. Box 2980, New Britain, CT 06050-2980.

Independent Auditors
     Coopers & Lybrand L.L.P.
     100 Pearl Street Hartford, CT 06103-4508

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE, BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

People's Savings Financial Corp. and Subsidiary

----------------------
DIRECTORS AND OFFICERS
----------------------

DIRECTORS OF PEOPLE'S SAVINGS FINANCIAL CORPORATION
AND PEOPLES SAVINGS BANK & TRUST

Joseph A. Welna, M.D., Chairman of the Board           Richard S. Mansfield
 Obstetrician/Gynecologist                              President and Chief Executive Officer
Walter J. Liss, Secretary of the Board                  Peoples Savings Bank & Trust and People's
 President of Liss Insurance Agency Inc.                Savings Financial Corp.
Walter D. Blogoslawski                                 Henry R. Poplaski
 Owner of Investment Research and PHB Realty            Owner and manager of Hank's
Stanley P. Filewicz, M.D.                               Automotive Services
 Orthopedic Surgeon                                    A Richard Puskarz
Robert A. Gryboski, M.D.                                President and Chief Executive Officer of
 Otolaryngologist                                       Art Press Inc., Printers
Roland L. LeClerc                                      Chester S. Sledzik
 Retired Partner, LeClerc and Fortier,                  Partner in the law firm of Sledzik & McGuire
 Insurance and Realty                                  Robert A. Story
                                                        President of Story Brothers Inc.,
                                                        Automotive Service
PEOPLES SAVINGS BANK & TRUST

Officers                                               Accounting
Richard S. Mansfield                                   Edward E. Bohnwagner, III
 President and Chief Executive Officer                  Vice President & Controller
John G. Medvec                                         Janina M. Chlus
 Executive Vice President and Treasurer                 Assistant Controller
Lending                                                Jennifer A. Lodovico
Earl T. Young                                           Assistant Treasurer
 Senior Vice President                                 Marketing
Robert J. Mendillo                                     Joyce L. Petrisko
 Vice President                                         Assistant Treasurer
Mark A. Iadarola                                       Management Information Systems
 Assistant Vice President                              Jay Mongillo
Richard J. Frey                                         Assistant Vice President & Systems Officer
 Commercial Loan Officer                               Compliance
Donna M. Evans                                         Jodi J. Michaud
 Assistant Treasurer                                    Compliance/Audit Officer
Donna D. Mattson                                       Trust
 Assistant Treasurer                                   Daniel A. Hurley, III
Hanna M. Jarzebowski                                    Senior Vice President
 Assistant Treasurer                                   Lois A. Muraro
Operations                                              Vice President
Teresa D. Sasinski                                     Jeffrey F. Otis
 Senior Vice President & Secretary                      Vice President
Diane C. Rudy                                          David J. Papallo
 Vice President                                         Vice President
Geraldine F. Valuk                                     Irma C. Sulewski
 Assistant Vice President                               Vice President
Maurizio D'Oca                                         Robert E. Dell
 Assistant Treasurer                                    Vice President
Alina M. Grabala                                       Maria F. Del Sesto
 Assistant Treasurer                                    Assistant Vice President
Laurie S. Mornhineway                                  Annabell Priola
 Assistant Treasurer                                    Assistant Vice President
Barbara Powojski                                       Elaine A. Niland
 Assistant Treasurer                                    Trust Officer
                                                       Non-deposit Investment Products
                                                       Roger T. Helal
                                                        Vice President

-----------------------------
  BANK AND TRUST LOCATIONS
-----------------------------


BANK OFFICES

Main Office                            Southington Office
123 Broad Street                       405 Queen Street
New Britain, CT                        Southington, CT
860-224-7771                           860-621-8901

Columbus Plaza Office                  Newington Office
150 Columbus Boulevard                 36 Fenn Road
New Britain, CT                        Newington, CT
860-827-3660                           860-666-8400

Lafayette Square Office                Rocky Hill Office
450 Main Street                        2270 Silas Deane Highway
New Britain, CT                        Rocky , Hill, CT
860-224-7771                           860-529-8161

Farmington Avenue Office               Plainville Office
553 Farmington Avenue                  275C New Britain Avenue
New Britain, CT                        Plainville, CT
860-827-3656                           860-793-6020

Meriden Office
834 Broad Street
Meriden, CT
203-317-3932



TRUST OFFICES

New Britain Office                     Meriden Office
450 Main Street                        834 Broad Street
New Britain, CT                        Meriden, CT
860-224-7771                           203-235-4456

Middletown Office
49 Main Street
Middletown, CT
860-343-5987

                               [LOGO OF PSB & T]

                          Peoples SAVING BANK & TRUST






















              [LOGO OF PEOPLES SAVINGS BANK & TRUST APPEARS HERE]